      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997

                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         PROVIDENT FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

              OHIO                             6711                       31-0982792
 (State or other jurisdiction of    (Primary Standard Industrial        (IRS Employer
 incorporation or organization)      Classification Code Number)     Identification Number)

                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)

                               Mark E. Magee, Esq.
                  Vice President, General Counsel and Secretary
                         Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-2000

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 With copies to:

                                                    David C. Shobe, Esq.
Gary P. Kreider, Esq.                          Fowler, White, Gillen, Boggs,
Keating, Muething & Klekamp, P.L.L.              Villareal & Banker, P.A.
1800 Provident Tower                            501 East Kennedy Boulevard
One East Fourth Street                                  Suite 1700
Cincinnati, Ohio  45202                            Tampa, Florida  33602
(513) 579-6411                                          (813) 228-7411
(513) 579-6956 - fax                                (813) 229-8313 - fax


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                         Proposed
                                         Maximum
     Title of Each Class of             Aggregate              Amount of
   Securities to be Registered      Offering Price(1)      Registration Fee(2)
===============================================================================
Common Shares                          $34,923,000              $10,583
-------------------------------------------------------------------------------

(1) Based on $21 in market value of Registrant Common Stock for 1,663,000 shares of Common Stock of Florida Gulfcoast Bancorp, Inc.
(2)      Computed pursuant to Rule 457(0)

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 30, 1997

                         PROVIDENT FINANCIAL GROUP, INC.

                              PROSPECTUS FOR UP TO
                          _____ SHARES OF COMMON STOCK

                                    ---------

                         FLORIDA GULFCOAST BANCORP, INC.
                                 PROXY STATEMENT

                                   ----------

         This Proxy Statement/Prospectus is being furnished to the holders of the Common Stock, $1.00 par value per share of Florida Gulfcoast Bancorp, Inc. ("Florida Gulfcoast") in connection with the solicitation of proxies by the Florida Gulfcoast Board of Directors for use at a Special Meeting of Shareholders of Florida Gulfcoast to be held at 1549 Ringling Boulevard, Sarasota, Florida on September 4, 1997 at 5:30 p.m. Eastern Daylight Time, and at any postponements or adjournments thereof. The meeting is for the purpose of considering an Agreement and Plan of Reorganization ("Reorganization Agreement") and the related Agreement and Plan of Merger (the "Merger Agreement") whereby Florida Gulfcoast will merge into a newly formed subsidiary of Provident Financial Group, Inc. (the "Merger") and all holders of Common Stock of Florida Gulfcoast will receive Common Stock of Provident Financial Group, Inc. ("Provident Financial"). A copy of the Reorganization Agreement is attached as Annex A and incorporated herein by reference.

         This Proxy Statement/Prospectus also constitutes part of a Registration Statement filed by Provident Financial with the Securities and Exchange Commission relating to the Provident Financial Common Stock to be issued in the Merger.

         Consummation of the Merger is subject, among other things, to approval of the Merger by the affirmative vote of two-thirds of the outstanding shares of Florida Gulfcoast Common Stock at the Special Meeting.

         Provident Financial Common Stock is traded on the Nasdaq National Market under the symbol "PFGI." On May 21, 1997, the last trading date prior to public announcement of the signing of the Reorganization Agreement, the last reported sales price for Provident Financial Common Stock was $39.75. On August __, 1997 the last reported sales price for Provident Financial Common Stock was $____. Florida Gulfcoast Common Stock is not actively traded.

         This Proxy Statement/Prospectus and the accompanying Proxy are first being mailed to shareholders of Florida Gulfcoast on August ___, 1997.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is August __, 1997

                         FLORIDA GULFCOAST BANCORP, INC.
                             1549 Ringling Boulevard
                             Sarasota, Florida 34236

                                August ___, 1997

Dear Shareholder:

         On behalf of the Board of Directors, we cordially invite you to attend a Special Meeting of shareholders of Florida Gulfcoast Bancorp, Inc. which will be held at 5:30 p.m. Eastern Standard Time, on Thursday, September 4, 1997, at the main office of Florida Gulfcoast at 1549 Ringling Boulevard, Sarasota, Florida 34236. The Special Meeting is being called for the following purposes:

     1. To approve the Agreement and Plan of Reorganization dated as of May 21, 1997, among Provident Financial Group, Inc., its subsidiary FGBI Acquisition Corp., Florida Gulfcoast and Enterprise National Bank ("Enterprise") and the related Agreement and Plan of Merger among these parties. Pursuant to these agreements, Florida Gulfcoast will merge into FGBI Acquisition Corp. At the time the Merger becomes effective, the issued and outstanding shares of common stock, $1.00 par value per share, of Florida Gulfcoast ("Florida Gulfcoast Common Stock"), including Florida Gulfcoast Common Stock issued pursuant to the Stock Option Plan of Florida Gulfcoast, shall be converted, by virtue of the Merger, into the right to receive Provident Financial Group, Inc. Common Stock, no par value, having a market value of $21 for each share of Florida Gulfcoast Common Stock, based upon the arithmetic mean of the average of the daily closing representative bid and asked prices of Provident Financial Common Stock as reported on the Nasdaq National Market for the twenty trading days preceding the fifth day before the closing date. Only whole shares of Provident Financial Common Stock will be issued. Any shareholder otherwise entitled to receive a fractional share will receive cash in lieu of such fractional share. The proposed Merger is discussed in detail in the accompanying Proxy Statement/Prospectus and the Reorganization Agreement and the Merger Agreement which are appended thereto as Annex
          A. We urge you to read the entire Proxy Statement/Prospectus.

     2. To adjourn the Special Meeting if necessary to solicit additional proxies.

     3. To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

         Pursuant to the Bylaws of Florida Gulfcoast, the Board of Directors has fixed July 31, 1997 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Only holders of record of Florida Gulfcoast Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof. As more completely described in the Proxy Statement/Prospectus, dissenting shareholders, who comply with applicable laws, are entitled to receive payment in cash for the fair market value of their shares in lieu of receiving Provident Financial Common Stock, provided the Merger is consummated. Such dissenting shareholders will be entitled to payment in cash of the value of only those shares held by the dissenting shareholders which at the Special Meeting are not voted for approval of the Reorganization Agreement and Merger Agreement and with respect to which the shareholder has given written notice to Florida Gulfcoast before the vote is taken at the Special Meeting that the shareholder dissents from the Reorganization Agreement and Merger Agreement.

         THE REORGANIZATION AGREEMENT AND THE MERGER AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF FLORIDA GULFCOAST COMMON STOCK ENTITLED TO VOTE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

         EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT: If your Florida Gulfcoast Common Stock is held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

         The Board of Directors has determined that the terms of the Reorganization Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Florida Gulfcoast and Florida Gulfcoast's shareholders. The Florida Gulfcoast Board of Directors recommends that you vote "FOR" the approval and adoption of the Plan of Reorganization and the related Agreement and Plan of Merger.

         If you have any questions, please telephone either Stephen E. Kunk or Tramm Hudson at telephone number (941) 954-5700.

Sarasota, Florida                                              August __, 1997

By Order of the Board of Directors

-----------------------------------------
Stephen E. Kunk, Chairman

------------------------------------------
Tramm Hudson, President


                                TABLE OF CONTENTS

                                                                                    Page

AVAILABLE INFORMATION..................................................................7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................7

SUMMARY  ..............................................................................9
         The Companies.................................................................9
         The Reorganization Agreement..................................................9
         Provident Financial Common Stock Outstanding..................................9
         Florida Gulfcoast Special Meeting.............................................9
         Regulatory Approvals..........................................................9
         Recommendation of Florida Gulfcoast's Board of Directors......................9
         Dissenters' Rights...........................................................10
         Certain Income Tax Considerations............................................10
         Comparative Per Share Data...................................................10

SELECTED FINANCIAL DATA...............................................................11
         Provident Financial..........................................................11
         Florida Gulfcoast ...........................................................13

MARKET PRICE AND DIVIDEND DATA........................................................15

FLORIDA GULFCOAST BANCORP, INC. SPECIAL MEETING.......................................16
         Purpose of the Special Meeting...............................................16
         Vote Required to Approve Reorganization Agreement............................16
         Voting at the Special Meeting................................................16
         Ownership of Florida Gulfcoast Common Stock..................................17

THE MERGER............................................................................17
         Background and Reasons for Florida Gulfcoast Entering into the Merger........17
         Opinion of Financial Advisor to Florida Gulfcoast............................19
         Interests of Certain Named Persons in the Merger.............................24
         Regulatory Requirements......................................................25
         Accounting Treatment.........................................................25
         Certain Federal Income Tax Consequences......................................25
         Dissenters' Rights...........................................................26
         Shares Received..............................................................27

THE AGREEMENT AND PLAN OF REORGANIZATION..............................................27
         Terms of the Merger..........................................................27
         Conditions to the Merger; Regulatory Approval................................28
         Termination and Amendment....................................................28
         Effectiveness of Merger......................................................29

PROVIDENT FINANCIAL GROUP, INC........................................................29
         Introduction.................................................................29
         Commercial Banking...........................................................29
         Consumer Banking.............................................................29
         Retail Distribution..........................................................29
         Other Operations.............................................................29
         New Financial Services.......................................................30

FLORIDA GULFCOAST BANCORP, INC........................................................30
         Introduction.................................................................30
         Regulation...................................................................31
         Dividends....................................................................31
         Non-Performing Assets........................................................32
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations of Florida Gulfcoast...............................32
         Results of Operations........................................................39


DESCRIPTION OF CAPITAL STOCKS....................................................................................46
         Provident Financial.....................................................................................46
         Florida Gulfcoast.......................................................................................47
         Material Differences in Rights of Shareholders..........................................................48

LEGAL MATTERS....................................................................................................49

EXPERTS  ........................................................................................................49

OTHER MATTERS....................................................................................................49

SHAREHOLDER PROPOSALS............................................................................................49

FLORIDA GULFCOAST BANCORP, INC. FINANCIAL STATEMENTS.............................................................50

Annex A --     Agreement and Plan of Reorganization between Florida Gulfcoast
               Bancorp, Inc. and Provident Financial Group, Inc.

Annex B --     Quarterly Report on Form 10-Q for the quarter ended March 31,
               1997 of Provident Financial Group, Inc.

Annex C --     Sections 607.1301, 607.1302 and 607.1320 of the Florida Statutes.

                              AVAILABLE INFORMATION

         Provident Financial is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information filed with the Commission by Provident Financial may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at Seven World Trade Center, Suite 1300, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, material filed by Provident Financial can be obtained and inspected at the offices of The Nasdaq National Market, 9513 Key West Avenue, Rockville, Maryland 20850, on which Provident Financial Common Stock is listed. The Commission maintains a Web site (located at http://www.sec.gov) that contains reports, proxy statements and other information regarding Provident Financial.

         Provident Financial has filed with the Commission a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities offered hereby. This Proxy Statement/Prospectus does not containall ofall of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO PROVIDENT FINANCIAL WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM INVESTOR RELATIONS DEPARTMENT, PROVIDENT FINANCIAL GROUP, INC., 801 LINN STREET, 855E, CINCINNATI, OHIO 45203, TELEPHONE (513) 345-7102. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 30, 1997.

         Provident Bancorp, Inc.'s (now known as Provident Financial Group, Inc.) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which have been filed by Provident Financial (File No. 1-8019) with the Commission, are hereby incorporated by reference in this Proxy Statement/Prospectus. All documents filed by Provident Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROVIDENT FINANCIAL OR FLORIDA GULFCOAST.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE PROVIDENT FINANCIAL COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF FLORIDA GULFCOAST DEEMED TO BE AFFILIATES OF PROVIDENT FINANCIAL OR FLORIDA GULFCOAST UPON THE CONSUMMATION OF THE MERGER. SEE "THE MERGER - SHARES RECEIVED."

         NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PROVIDENT FINANCIAL OR FLORIDA GULFCOAST SINCE THE DATE HEREOF.

                                     SUMMARY

         The following is a summary of information contained elsewhere herein or incorporated by reference.

THE COMPANIES

         Provident Financial is a Cincinnati-based commercial banking and financial services company which operates primarily in Ohio and northern Kentucky. Provident Financial recently expanded its operations to provide financial services on a national scale further reducing its dependence upon a single geographic region. At March 31, 1997, Provident Financial had total assets of $7 billion, total deposits of $4.8 billion and total shareholders' equity of $541 million. Provident Financial's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 579-2000.

         Florida Gulfcoast is a holding company for Enterprise National Bank located in Sarasota, Florida with assets of approximately $163 million. Its executive offices are located at 1549 Ringling Boulevard, Sarasota, Florida 34236, telephone (941) 954-5700.

         FGBI Acquisition Corp. is a subsidiary of Provident Financial formed solely for purposes of the Merger.

THE REORGANIZATION AGREEMENT

         If the Merger is approved, Florida Gulfcoast will merge into FGBI Acquisition Corp. and shareholders of Florida Gulfcoast will receive Provident Financial Common Stock with a market value of $21 for each outstanding share of Florida Gulfcoast Common Stock. See "The Agreement and Plan of Reorganization" for a description of the method of computing the market value and number of shares of Provident Financial Common Stock to be issued. The consummation of the Merger is subject to regulatory and other conditions. Florida Gulfcoast may terminate the Merger Agreement if the market value, as determined, of Provident Financial's Common Stock exceeds $46.7543 and Provident Financial does not elect to proceed with a market value deemed to be $46.7543. Provident Financial may terminate the Merger Agreement if that market value is less than $33.9958 and Florida Gulfcoast does not elect to proceed with a market value deemed to be $33.9958. On May 21, 1997, the last trading date prior to announcement of the proposed Merger, the last reported sale price for Provident Financial's Common Stock was $39.75 and on August __, 1997 it was $-------------.

PROVIDENT FINANCIAL COMMON STOCK OUTSTANDING

         41,027,352 shares at March 31, 1997. The terms of Provident Financial's Common Stock are described under "Description of Capital Stocks."

FLORIDA GULFCOAST SPECIAL MEETING

         September 4, 1997 at 5:30 p.m., at Florida Gulfcoast's main office, 1549 Ringling Boulevard, Sarasota, Florida 34236. Approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares of Florida Gulfcoast Common Stock.

REGULATORY APPROVALS

         Consummation of the transactions contemplated by the Reorganization Agreement is subject to approval by the Federal Reserve Board and the Florida Department of Banking and Finance.

RECOMMENDATION OF FLORIDA GULFCOAST'S BOARD OF DIRECTORS

         The Board of Directors of Florida Gulfcoast unanimously recommends that the shareholders vote for approval of the Reorganization Agreement. See "The Merger - Background and Reasons for Florida Gulfcoast Entering into the Merger."

DISSENTERS' RIGHTS

         Shareholders of Florida Gulfcoast who comply with Section 607.1301,
607.1302 and 607.1320 of the Florida Statutes may exercise dissenters' rights. See "The Merger - Dissenters' Rights."

CERTAIN INCOME TAX CONSIDERATIONS

         The parties expect that the Merger will constitute a tax-free transaction for Federal income tax purposes. See "The Merger - Certain Federal Income Tax Consequences."

COMPARATIVE PER SHARE DATA

         Provident Financial's fully diluted earnings per share were $1.94 for 1996 and $.63 for the three months ended March 31, 1997. Florida Gulfcoast's fully diluted earnings per share for the same periods were $.94 and $.28, respectively. Provident Financial paid $.467 per share in dividends in 1995, $.542 per share in 1996 and $.32 per share for the first half of 1997. Commencing with the third quarter of 1997 its dividend rate will be $.20 per quarter. Florida Gulfcoast paid no dividends during these periods. Pro forma information is not presented since the Merger will have no material effect on the financial statements of Provident Financial.

                             SELECTED FINANCIAL DATA

PROVIDENT FINANCIAL

         The following is a summary of selected financial data for Provident Financial and subsidiaries for the three month periods ended March 31, 1997 and 1996 and the five years ended December 31, 1996. This Summary should be read in conjunction with the financial statements and notes thereto which are incorporated by reference herein.

                                       Three Months Ended
                                            March 31,                         Year Ended December 31,
                                ------------------------    ------------------------------------------------------------------
                                   1997          1996          1996          1995          1994          1993             1992
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                       (Unaudited)
                                                                    (In thousands, except per share and ratio data)
Earnings Statement Data:

Total interest income           $  137,286    $  125,798    $  520,325    $  462,396    $  345,829    $  286,839    $  287,622

Net interest income                 63,533        57,464       240,068       202,649       181,958       162,836       145,260

Provision for loan and lease
 losses                             11,000        10,000        47,000        14,000        12,000        12,000        14,663

Earnings before cumulative
 effect of changes in
 accounting principles              27,307        19,675        81,200        71,860        57,666        51,272        45,764

Net earnings                        27,307        19,675        81,200        71,860        57,666        51,272        43,618

Net earnings per common
 share (1):

Primary                                .64           .48          1.97          1.93          1.53          1.37

Fully Diluted                          .63           .47          1.94          1.75          1.40          1.27

Cash dividends per common
 share                                .160          .122          .542          .467          .418          .365          .302

BALANCE SHEET DATA:

Total loans and leases           5,071,712     4,890,020     5,311,448     4,896,076     4,204,538     3,389,888     2,900,761

Total assets                     6,780,351     6,243,785     6,829,088     6,205,351     5,411,491     4,698,433     3,979,888

Total deposits                   4,822,787     4,201,603     4,596,480     4,178,551     4,068,649     3,231,627     3,130,054

Long-term debt                     766,170       820,003       949,913       820,083       383,433       275,527        38,643

Total shareholders' equity .       540,669       448,965       516,805       432,537       359,351       335,892       296,465

-----------------------

(1) Historical earnings per share for the year ended December 31, 1992 are not presented above because they are not meaningful due to the conversion merger transactions with four mutual savings and loan associations in 1992.

         The unaudited pro forma earnings per common share and the unaudited pro forma fully diluted earnings per common share before cumulative effect of changes in accounting principles would have been $1.33 and $1.22, respectively, and the unaudited pro forma net earnings per common share and the unaudited pro forma fully diluted net earnings per common share would have been $1.27 and $1.16, respectively, in 1992. Earnings per share on a pro forma basis for 1992 assumes the merger of the four mutual associations and Provident Financial had occurred on January 1, 1992 and includes the increase in earnings associated with the investment of the net proceeds raised in regard to the sale of Provident Financial Common Stock in the subscription offerings. The weighted average shares used in the computation of pro forma net earnings per common share and the pro forma fully diluted net earnings per common share were 32,143,500 shares and 37,899,000 shares, respectively, in 1992.

                      PROVIDENT FINANCIAL AND SUBSIDIARIES
                            SELECTED FINANCIAL RATIOS
                                   (Unaudited)

                                                       Three Months Ended
                                                             March 31,                              Year Ended December 31,
                                                        --------------------- ----------------------------------------------------
(Based on average balances)                              1997       1996       1996       1995       1994       1993       1992
                                                        ------     ------     ------     ------     ------     ------     ------
SELECTED RATIOS:

  Performance Ratios: (1)

         Return on average assets                         1.62%      1.29%      1.28%      1.29%      1.24%      1.30%      1.20%

         Return on average shareholders' equity          20.76      18.08      17.67      18.37      16.64      16.33      17.05

         Net interest margin (2)                          4.04       3.95       3.96       3.82       4.10       4.36       4.29

         Net interest rate spread (3)                     3.36       3.32       3.33       3.17       3.57       3.87       3.79

         Noninterest expense to average assets (4)        2.70       2.35       2.62       2.48       2.55       2.79       2.89

  Asset quality ratios (1):

         Nonperforming assets to total loans, leases
         and other real estate owned (period end) (5)      .68        .86        .54        .98        .25        .80       1.40

         Nonperforming loans to total loans and leases
         (period end) (6)                                  .47        .66        .41        .86        .17        .54        .88

         Reserve for loan and lease losses to total
         loans and leases (period end)                    1.35       1.25       1.26       1.23       1.24       1.20       1.21

         Reserve for loan and lease losses to
         nonperforming loans (period end)               286.55     187.55     304.51     142.57     714.29     222.97     138.44

         Net charge-offs to average net loans and          .71        .77        .85        .13        .02        .24        .38
         leases

  Capital adequacy ratios:

         Total shareholders' equity to assets (period
         end)                                             7.97       7.19       7.57       6.97       6.64       7.15       7.45

         Tier 1 leverage ratio                            9.11       7.12       9.02       7.13       7.21       7.88       7.87

         Risk-based capital ratios:

             Tier 1 capital                               9.48       7.71       9.23       7.52       7.86       8.89       9.20

             Total capital                               13.25      11.93      13.05      11.77      12.85      12.24      10.71

  Book Value Per Share                                   12.47      10.77      12.09      10.47       8.74       8.24       7.37

------------------------

(1) Certain performance and asset quality ratios for the three months ended March 31, 1997 and 1996 have been annualized where applicable.
(2) Net interest margin represents net interest income, on a fully taxable equivalent basis, divided by average interest earning assets.
(3) Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities, on a fully taxable equivalent basis.
(4) Noninterest expense excludes expenses relating to real estate acquired in settlement of loans and amortization of intangibles.
(5) Nonperforming assets consist of nonaccruing loans, renegotiated loans and real estate owned. Real estate owned includes real estate acquired in settlement of loans, including in-substance foreclosures.
(6) Nonperforming loans consist of nonaccruing loans and renegotiated loans.

FLORIDA GULFCOAST

         The following is a summary of selected financial data for Florida Gulfcoast and subsidiary for the three month periods ended March 31, 1997 and 1996 and the five years ended December 31, 1996. This summary should be read in conjunction with the financial statements and notes thereto of Florida Gulfcoast and subsidiary which are presented elsewhere herein.


                                             Three Months Ended
                                                  March 31,                               Year Ended December 31,
                                                 -----------           ------------------------------------------------------------
                                              1997          1996         1996         1995         1994          1993         1992
                                            -------       -------      -------      -------      -------       -------      -------
                                               (Unaudited)

                                                                    (In thousands, except per share data)

Total interest income                       $ 3,218       $ 2,654      $11,313      $ 9,711      $ 6,590       $ 5,885      $ 5,380

Net interest income                           1,697         1,330        5,963        4,554        3,962         3,656        2,842

Provision for loan losses                        60            75          225          132          160           320          250

Earnings before cumulative
 effect of changes in
 accounting principles                          454           309        1,538        1,025          612           577          297

Net earnings                                    454           309        1,538        1,025          612           854          472

Fully diluted earnings per share               0.28          0.19         0.94         0.63         0.38          0.53         0.29

Dividends paid per common share                  --            --           --           --           --            --           --

Total loans                                 111,472        91,999      103,409       87,614       80,987        63,430       53,510

Total assets                                163,001       139,725      158,291      136,594      109,964        90,771       75,943

Total deposits                              142,420       123,917      137,900      116,467       94,496        80,518       67,213

Total shareholders' equity                   11,788        10,330       11,568       10,225        8,118         8,197        7,300

Book value per share                           7.22          6.35         7.08         6.28         5.07          5.12         4.56




                        FLORIDA GULFCOAST AND SUBSIDIARY
                            SELECTED FINANCIAL RATIOS
                                   (Unaudited)

                                                         Three Months Ended
                                                               March 31,                       Year Ended December 31,
                                                         ------------------      --------------------------------------------------
(Based on average balances)                               1997        1996        1996        1995       1994       1993      1992
                                                         ------      ------      ------      ------     ------     ------   --------
SELECTED RATIOS:
  Performance Ratios: (1)

         Return on average assets                          1.13%       0.89%       1.04%        .80%       .62%      1.01%      .71%

         Return on average shareholders' equity           15.49       11.98       14.37       11.15       7.54      11.08      6.87

         Net interest margin (2)                           4.41        4.09        4.39        3.72       4.16       4.82      4.61

         Net interest rate spread (3)                      3.68        3.33        3.65        2.94       3.48       4.26      3.96

         Noninterest expense to average assets             2.71        2.59        2.57        2.56       3.28       3.79      3.69

  Asset quality ratios (1):

         Nonperforming assets to total loans,
         leases and other real estate owned
         (period end) (4)                                   .23         .23         .25         .81        .51        .33       .72

         Nonperforming loans to total loans and
         leases (period end) (5)                            .23         .23         .25         .60        .51        .33       .08

         Reserve for loan and lease losses to total
         loans and leases (period end)                     1.19        1.21        1.23        1.17       1.23       1.35      1.33

         Reserve for loan and lease losses to
         nonperforming loans (period end)                512.31      533.65      500.00      194.36     241.40     402.36  1,690.48

         Net charge-offs to average net loans
         and leases                                        .003        .003        (.01)        .11        .02        .30       .09

  Capital adequacy ratios:

         Total shareholders' equity to assets              7.23        7.39        7.31        7.49       7.38       9.03      9.61
         (period end)

         Tier 1 leverage ratio (6)                         7.19        7.16        7.25        7.37       8.25       8.90      9.94

         Risk-based capital ratios:

             Tier 1 capital (6)                           10.72       10.75       10.62       10.72      11.59      12.63     13.15

             Total capital (6)                            11.96       11.96       11.84       11.88      12.84      13.88     14.39

-------------------

(1) Certain performance and asset quality ratios for the three months ended March 31, 1997 and 1996 have been annualized where applicable.
(2) Net interest margin represents net interest income divided by average interest earning assets.
(3) Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(4) Nonperforming assets consist of loans past due 90 days or more and still accruing, nonaccrual loans, and real estate owned.
(5) Nonperforming loans consist of loans past due 90 days or more and still accruing and nonaccrual loans.
(6) Florida Gulfcoast was formed in 1995. Risk-based capital for 1992, 1993 and 1994 represents the position of Enterprise. In 1995
         Florida Gulfcoast was not required to report consolidated risk-based capital ratios and as such 1995's figures represent the position of Enterprise.

                         MARKET PRICE AND DIVIDEND DATA

         Provident Financial Common Stock is traded on the Nasdaq National Market under the symbol "PFGI." The following table sets forth, for the periods indicated, quarterly dividends paid by Provident Financial and the high and low closing sales prices for Provident Financial Common Stock:


                                                          High            Low          Dividends Paid
                                                          ----            ---          --------------

1995
         First Quarter                                    $15.67         $13.67           $.111
         Second Quarter                                    15.78          13.83            .111
         Third Quarter                                     18.67          15.22            .122
         Fourth Quarter                                    21.56          17.89            .122
1996

         First Quarter                                     23.33          20.67            .122
         Second Quarter                                    25.33          22.11            .140
         Third Quarter                                     29.25          22.67            .140
         Fourth Quarter                                    38.00          28.83            .140
1997

         First Quarter                                     39.38          33.50            .160
         Second Quarter                                    47.00          33.50            .160
         Third Quarter (through July 25, 1997)             52.25          43.13            .200


         On August ___, 1997 the last reported sales price for the Provident Financial Common Stock on the Nasdaq National Market was $_____ per share. As of ___________, 1997 there were approximately _____ holders of record of Provident Financial Common Stock on which Provident Financial believes represents approximately ____________ beneficial holders.

         Florida Gulfcoast Common Stock is not actively traded. The following table sets forth, to the best knowledge of Florida Gulfcoast management, the high and low sales prices for Florida Gulfcoast Common Stock for the periods specified. However, it is possible that purchases and sales of Florida Gulfcoast Common Stock, of which management is not aware, occurred between private parties during this period. As of March 31, 1997, the number of holders of record of Florida Gulfcoast Common Stock was 137. No dividends have been paid during these periods.

                                                        High                    Low
                                                        ----                    ---

1995
         First Quarter                                 $ 7.00                    $ 7.00
         Second Quarter                              no activity             no activity
         Third Quarter                                   9.00                      5.88
         Fourth Quarter                                  9.50                      9.00
1996

         First Quarter                                  11.00                      9.00
         Second Quarter                                 11.00                     11.00
         Third Quarter                                  11.00                     11.00
         Fourth Quarter                                 11.00                     11.00
1997

         First Quarter                                  12.00                     12.00
         Second Quarter                              no activity             no activity
         Third Quarter (through July 25, 1997)          18.50                     18.50

                 FLORIDA GULFCOAST BANCORP, INC. SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, shareholders of Florida Gulfcoast will be asked to vote upon the approval of a Reorganization Agreement between Florida Gulfcoast and Provident Financial dated May 21, 1997. Pursuant to the Reorganization Agreement, Florida Gulfcoast will merge into FGBI Acquisition Corp., a newly-formed subsidiary of Provident Financial.

         If the Merger is approved and consummated, for each share of Florida Gulfcoast Common Stock, each Florida Gulfcoast shareholder shall receive Provident Financial Common Stock having a market value of $21.00. The market value will be based on the arithmetic mean of the average of the closing representative bid and asked prices for Provident Financial Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the fifth day before the closing of the merger of Florida Gulfcoast into the subsidiary of Provident Financial.

         Florida Gulfcoast's Board of Directors has unanimously approved the Reorganization Agreement and recommends that shareholders approve it. The Board of Directors of Florida Gulfcoast believes that the terms of the Merger are fair, from a financial point of view, to Florida Gulfcoast's shareholders. See "The Merger - Background and Reasons for Florida Gulfcoast Entering into the Merger."

VOTE REQUIRED TO APPROVE REORGANIZATION AGREEMENT

         Approval of the Reorganization Agreement will require the affirmative vote of two-thirds of the outstanding shares of Florida Gulfcoast Common Stock. Abstentions and broker non-votes will be treated as votes that are not cast and, therefore, will have the same effect as a negative vote.

VOTING AT THE SPECIAL MEETING

         Shareholders of record of Florida Gulfcoast at the close of business on July 31, 1997 are entitled to receive notice of and to vote at the Special Meeting. At the close of business on March 31, 1997, there were 1,600,000 shares of Florida Gulfcoast Common Stock outstanding. Each share of Florida Gulfcoast Common Stock is entitled to one vote. Under Florida Statutes, shareholders of Florida Gulfcoast will have the right to dissent from the Merger if the Reorganization Agreement is approved and the Merger is consummated, and demand the fair value of the shares of Florida Gulfcoast Common Stock held by such holders in cash, if such dissenting shareholders follow the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus. It is anticipated that 63,000 additional shares of Florida Gulfcoast Common Stock will be issued pursuant to the exercise of all of Florida Gulfcoast's outstanding stock options prior to the Special Meeting. See "The Agreement and Plan of Reorganization - Terms of the Merger." Although those shares will not be entitled to vote at the Special Meeting and will not be entitled to dissenters' rights, since they will be issued after the record date of July 31, 1997, they will receive the Merger consideration, if the Merger is consummated.

         Shareholders of Florida Gulfcoast may vote in person or by proxy at the Special Meeting. Proxies given may be revoked at any time by filing with Florida Gulfcoast either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. All shares will be voted as specified on each properly executed proxy. If no choice is specified, the shares will be voted, as recommended by the Board of Directors, in favor of the Merger. A proxy will also give authority for voting the shares in favor of adjournment of the Special Meeting if necessary or upon any other matter that may come before the Special Meeting. The Board of Directors of Florida Gulfcoast knows of no other business which will be presented at the Special Meeting. If such other matters are brought before the Special Meeting, however, the persons appointed as proxies will have the discretion to vote those shares in accordance with their judgment.

         Proxies may be solicited by phone, mail, facsimile or in person by officers, directors and employees of Florida Gulfcoast, none of whom will be specifically compensated for such services. Florida Gulfcoast will bear the expenses of its proxy solicitation.

OWNERSHIP OF FLORIDA GULFCOAST COMMON STOCK

         The only person who beneficially owns over 5% of the outstanding Florida Gulfcoast Common Stock is:

                                                                                   PERCENTAGE
                                                                      NO.          OUTSTANDING
                           NAME                                    OF SHARES         SHARES
                           ----                                    ---------         ------

                  James W. Heavener  . . . .. . . . . . . . . . . . 85,726            5.36%

        Ownership of Florida Gulfcoast by its directors and certain executive officers is as follows:


                                                                          No. of             Percentage
             Name                          Position                       Shares         Outstanding Shares
------------------------------  --------------------------------------  ------------------------------------
Robert M. Beall, III            Director                                55,200              3.45%
John B. Davidson                Director                                30,000              1.88%
Donald O. Featherman            Director                                30,000              1.88%
James W. Heavener               Director                                85,726              5.36%
Tramm Hudson                    Director/President                      64,000              4.00%
Alyce W. Kalin                  Director                                70,000              4.38%
Wendel F. Kent                  Director                                57,000              3.56%
Stephen E. Kunk                 Chairman/CEO/Director                   28,945              1.81%
Richard E. Nelson               Director                                50,000              3.13%
Dr. Alan H. Porter              Director                                60,000              3.75%
Ernest C. Sears, Jr.            Director                                20,000              1.25%
Thomas P. Abelmann              Executive Vice President/                1,000              0.06%
                                Treasurer/Secretary

All directors and executive
  officers as a group                                                  551,871              34.51%

        All of these persons have indicated that they will vote in favor of the Reorganization Agreement.

                                   THE MERGER

BACKGROUND AND REASONS FOR FLORIDA GULFCOAST ENTERING INTO THE MERGER

        The initial contact between Florida Gulfcoast and Provident Financial was the result of an introduction made by a Florida Gulfcoast Director who was acquainted with Provident Financial CEO Allen Davis.

        The first meeting between Florida Gulfcoast and Provident Financial occurred in February 1997 when two Provident Financial executives, on a visit to Florida, met with Florida Gulfcoast executives for the purpose of introducing Provident Financial and a Florida expansion strategy Provident Financial had developed focusing on the South West coast of Florida. They explained their company's desire to expand into Florida via acquisitions and branching and expressed their desire to identify a community bank and management team to serve as the platform for this expansion. Provident Financial's acquisition of a small community bank in southern Hillsborough County was explained as the first step in their implementation of this strategy. This initial meeting was followed by a luncheon later in February including Florida Gulfcoast Chairman and CEO Stephen E. Kunk and Provident Financial Senior Vice President Charles W. Sulerzyski, the Provident Financial executive charged with implementing their strategy in Florida, for further discussion of the Provident Financial Florida strategy.

        In March 1997, another exploratory meeting was scheduled to include Florida Gulfcoast executives and the CEO of Provident Financial Allen Davis. During this meeting there was additional discussion of the Provident Financial's Florida strategy and the Florida Gulfcoast growth strategy in Sarasota and Manatee counties. Provident Financial expressed interest in acquiring Florida Gulfcoast, retaining it's management team, and building a Florida franchise using Florida Gulfcoast as a platform. CEO Davis indicated a preliminary proposal would be forthcoming.

        Prior to the regular Florida Gulfcoast March Board of Directors meeting, a preliminary proposal was received from Provident Financial indicating interest in discussing a merger of Florida Gulfcoast and Provident Financial with an indicated value of $31,900,000. This indication of interest was presented to the Florida Gulfcoast Board on March 16, 1997 during the Board meeting. Attending that meeting as advisors to the Board were representatives of Sandler O'Neill & Partners, LP, an investment banking firm previously retained by the Board. Mr. Kunk discussed with the Board the details of the discussions that took place at the earlier meetings with Provident Financial, some history and background on Provident Financial and its operations, its Florida expansion strategy, and its plans for Florida Gulfcoast and management. The Sandler O'Neill representatives discussed with the Board the current merger and acquisition climate in Florida for community banks, the value of the initial Provident Financial expression of interest, and a model the Board should consider in evaluating the proposal. The Board discussed the future of Florida Gulfcoast and the challenges as well as opportunities the company faces in the very competitive Florida banking market. In addition, the Board discussed the potential impact a merger with Provident Financial could have on shareholders, employees, customers, and the community. After lengthy discussion, the Board instructed Mr. Kunk and Sandler O'Neill representatives to schedule a meeting with Provident Financial to explore the Provident Financial expression of interest and to determine if an acquisition with an acceptable value and structure could be reached. Following this meeting Mr. Kunk received from Provident Financial a proposed letter of intent and asked the representative of Sandler O'Neill and Mr. David Shobe, a representative of the law firm of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., Florida Gulfcoast's special legal counsel, to review the provisions of this proposed letter of intent and suggest and assist in negotiating its terms. During the same period, Mr. Kunk had informal discussions with two other bank holding companies interested in Florida Gulfcoast. One of these was unsolicited and the other had been approached by representatives of Sandler O'Neill with the permission of Florida Gulfcoast. One of these companies submitted a written indication of interest for a transaction with a transaction value of between $28.7 and $31.9 million based upon the then market value of the potential acquiror's stock.

        On May 21, 1997, the Board discussed all potential transactions, including the points negotiated in the letter of intent with Provident Financial which contained an offer price of $21.00 per share, or $34,923,000, to be paid in Provident Financial stock to Florida Gulfcoast shareholders and the other agreements reached with Provident Financial as to the structure of the transaction, management's role in the merged entity, and the expansion plans to be implemented. After comparison of the possible alternatives and review of analyses provided by Sandler O'Neill, the Board decided to pursue the Provident Financial offer. In considering the offer of Provident Financial, the Board considered the ability of the new institution to provide a greater variety of deposit and loan products, higher lending limits, and the ability to provide non-deposit products and services such as trust services and mutual funds. Management noted their belief that the stated strategy of Provident Financial mirrored that of Florida Gulfcoast, however, the financial resources and depth of the larger organization would allow Florida Gulfcoast to accelerate the implementation of it's strategic plan. The Board also considered the career opportunities of bank employees which would be enhanced as a result of the merger and the likelihood that jobs would be created in the community as a result. The Board also recognized that shareholders would benefit from owning stock in a larger more diversified company with an established trading market and that the stock to be received would be more marketable than had been the case with its stock. After careful review and consideration of all of the factors cited above, no single factor being substantially more important in the review process than any other, the Board determined that the Merger as outlined in the letter of intent appeared to be in the best interests of Florida Gulfcoast and its shareholders subject to negotiation of an acceptable definitive purchase agreement and receipt of a favorable opinion of Sandler O'Neill as to the fairness of the proposed exchange to the shareholders of Florida Gulfcoast. Management was authorized to execute the letter of intent and to immediately begin negotiation of a definitive agreement to be brought to the Board for its review.

        At its regular Board Meeting on May 21, 1997, the Board was presented with a definitive agreement, which had been negotiated by Mr. Kunk, Mr. Shobe and representatives of Sandler O'Neill with Provident Financial. Representatives of Sandler O'Neill reviewed the proposal and informed the Board that they believed that the exchange ratio as outlined was fair to the shareholders of Florida Gulfcoast from a financial point of view. Upon careful review and analysis of all the factors relating to shareholder interests, the potential impact on Florida Gulfcoast customers, employees, and the communities served by Florida Gulfcoast, the Board determined acceptance of the Provident Financial offer was in the best interests of shareholders. Accordingly, the Board voted to accept the Provident Financial offer subject to the approval of Florida Gulfcoast shareholders and appropriate government regulatory authorities. All members of the Florida Gulfcoast Board of Directors have indicated their intention to vote their shares of Florida Gulfcoast common stock in favor of the Merger. As of March 31, 1997 such individuals beneficially, directly or jointly owned 550,871 shares, or 34.43% of the outstanding shares of Florida Gulfcoast Common Stock.

        Certain of the statements in this section relating to Florida Gulfcoast are forward-looking statements within the meaning of federal securities laws and involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These factors include the possibility that expected cost savings from the Merger would not be fully realized, that deposit attrition, customer loss or revenue following the Merger would be greater than expected and greater expected costs or difficulties relating to the integration of the business of Provident Financial and Florida Gulfcoast.

OPINION OF FINANCIAL ADVISOR TO FLORIDA GULFCOAST

         Pursuant to a letter agreement dated as of August 1, 1994, Florida Gulfcoast retained Sandler O'Neill as an independent financial advisor in connection with strategic planning and merger and acquisition transactions. Florida Gulfcoast selected Sandler O'Neill on the basis of its experience with banks and savings institutions after interviewing a number of other financial advisors. Florida Gulfcoast has been a client of Sandler O'Neill since 1994. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         At the May 21, 1997 meeting at which the Florida Gulfcoast Board approved and adopted the Reorganization Agreement, Sandler O'Neill delivered a written opinion to the Florida Gulfcoast Board that, as of May 21, 1997, the exchange ratio was fair from a financial point of view to the holders of Florida Gulfcoast Common Stock. Sandler O'Neill will deliver an updated written opinion dated the date of the mailing of this Joint Proxy Statement/Prospectus to Florida Gulfcoast's Board of Directors confirming that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Florida Gulfcoast's Common Stock. THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS SET FORTH BELOW. HOLDERS OF FLORIDA GULFCOAST COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. SANDLER O'NEILL'S FAIRNESS OPINION SHOULD NOT BE CONSTRUED BY THE HOLDERS OF SHARES OF FLORIDA GULFCOAST COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE SPECIAL MEETING.

         The following is the full text of Sandler O'Neill's opinion:

                                                                    May 21, 1997

Board of Directors
Florida Gulfcoast Bancorp, Inc.
1549 Ringling Boulevard
Sarasota, Florida  34236

Ladies and Gentlemen:

         Florida Gulfcoast Bancorp, Inc. ("FGBI"), Enterprise National Bank, a wholly-owned subsidiary of FGBI, Provident Bancorp, Inc. ("Provident") and FGBI Acquisition Corp., a wholly-owned subsidiary of Provident to be formed in connection with the transaction ("Acquisition"), have entered into an Agreement and Plan of Reorganization, dated as of May 21, 1997 (the "Agreement"), pursuant to which FGBI will be merged with and into Provident (the "Merger"). Upon consummation of the Merger, each outstanding share of FGBI common stock, par value $1.00 per share (the "FGBI Shares"), other than dissenting shares as defined in the Agreement, will be converted into the right to receive that number of shares of Provident common stock, no par value (the "Provident Shares"), as shall be equal to the fraction obtained by dividing twenty-one dollars ($21.00) by the Market Value (as defined hereinafter) of the Provident Shares (the "Exchange Ratio") subject to adjustment under certain circumstances as set forth in the Agreement. The "Market Value" of the Provident Shares shall be calculated based on the arithmetic mean of the average of the daily closing bid and asked prices for the Provident Shares on the NASD National Market System for the twenty (20) trading days immediately preceding the fifth day before the closing of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the FGBI Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) Provident's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual reports to shareholders for the years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) Provident's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iv) FGBI's audited consolidated financial statements for the years ended December 31, 1994, December 31, 1995 and December 31, 1996; (v) FGBI's unaudited consolidated financial statements for the quarter ended March 31, 1997; (vi) certain financial analyses and forecasts of FGBI prepared by and reviewed with management of FGBI and the views of senior management of FGBI regarding FGBI's past and current business operations, results thereof, financial condition and future prospects; (vii) certain financial analyses and forecasts of Provident prepared by and reviewed with management of Provident and the views of senior management of Provident regarding Provident's past and current business operations, results thereof, financial condition and future prospects; (viii) the pro forma impact of the Merger on Provident; (ix) the historical reported price and trading activity for Provident's common stock, including a comparison of certain financial and stock market information for Provident with similar information for certain other companies the securities of which are publicly traded; (x) the financial terms of recent business combinations in the savings institutions and banking industries; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Provident or FGBI or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Provident and FGBI). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of FGBI and Provident of the respective future financial performances of FGBI and Provident and that such performances will be achieved. We have also assumed that there has been no material change in Provident's or FGBI's assets, financial condition, results of operations, business or prospects since March 31, 1997, the date of the last financial statements noted above. We have assumed that FGBI and Provident will remain as going concerns for all periods relevant to our analyses and that the condition precedent to the Agreement are not waived.

         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

         We have acted as FGBI's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. We have also provided and continue to provide general financial advisory services for FGBI and have received and will continue to receive fees for such services.

         In the ordinary course of our business, we may actively trade the equity securities of Provident for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of FGBI and does not constitute a recommendation to any stockholder of FGBI as to how such stockholder should vote at any meeting of stockholders to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

         Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of FBGI Shares.

                                            Very truly yours,

                                            SANDLER O'NEILL & PARTNERS, L.P.

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
         In connection with rendering the fairness opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analysis. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the fairness opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Florida Gulfcoast, Provident Financial and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Florida Gulfcoast nor Sandler O'Neill assumes responsibility for their accuracy.

         STOCK TRADING HISTORY. Sandler O'Neill examined the history of the trading prices and the volume of Provident Financial Common Stock, and the relationship between the movements in the prices of Provident Financial Common Stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and a composite group of publicly traded commercial banks in geographic proximity and of similar asset size to Provident Financial and Florida Gulfcoast.

         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its presentation, Sandler O'Neill used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for Florida Gulfcoast and certain other institutions. The 12 publicly-traded regional commercial banks (the "Regional Bank Group") to which Sandler O'Neill compared Florida Gulfcoast were: Merit Holding Corp., American Bancshares Inc., FNB Financial Services Corp., Southern Financial Bancorp, First Southern Bancshares, ComSouth Bankshares Inc., Community Financial Group Inc., Summit Bank Corporation, Carolina Southern Bank, First WV Bancorp Inc., Summit Financial Corp., and Savannah Bancorp Inc. Sandler O'Neill also compared Florida Gulfcoast to a group of 12 publicly-traded commercial banks which were considered to be highly-valued (the "Highly-Valued Group") by investors because their price to tangible book value was greater than 175%. The Highly-Valued Group institutions were: Bryn Mawr Bank Corporation, FP Bancorp Inc., SJNB Financial Corp., NSD Bancorp Inc., New Iberia Bancorp Inc., California Independent Bancorp, Prestige Financial Corp, Atlantic Bank & Trust Company, High Point Financial Corp., Cascade Bancorp, Comstock Bank, and Resource Bank. The analysis compared publicly available year-end financial information as of and for the years ending December 31, 1992 through December 31, 1996, and for the twelve months ending March 31, 1997. The following comparisons are based upon the March 31, 1997 financial information. The data described below with respect to the Regional Bank Group and the Highly-Valued Group consists of the median data for such groups.

         The total assets of Florida Gulfcoast were approximately $163 million, compared to approximately $167 million for the Regional Bank Group and approximately $251 million for the Highly-Valued Group. The annual growth rate of assets for Florida Gulfcoast was positive 16.66%, compared to a positive growth rate of approximately 16.66% for the Regional Bank Group and approximately 18.74% for the Highly-Valued Group. The total equity of Florida Gulfcoast was approximately $11.8 million, compared to approximately $16.8 million for the Regional Bank Group and approximately $22.9 million for the Highly-Valued Group. The tangible equity to total assets ratio was 7.23% for Florida Gulfcoast, compared to approximately 9.35% for the Regional Bank Group and approximately 8.54% for the Highly-Valued Group. The net loans to assets ratio for Florida Gulfcoast was approximately 67.6%, compared to approximately 63.7% for the Regional Bank Group and approximately 63.0% for the Highly-Valued Group. The cash and securities to total assets ratio was approximately 30.2% for Florida Gulfcoast, compared to approximately 30.2% for the Regional Bank Group and approximately 30.6% for the Highly-Valued Group. Total deposits were approximately $142 million for Florida Gulfcoast, compared to approximately $141 million for the Regional Bank Group and approximately $229 million for the Highly-Valued Group. Florida Gulfcoast had a gross loans to total deposits ratio of approximately 78.3%, compared to approximately 78.3% for the Regional Bank Group and approximately 73.3% for the Highly- Valued Group. The total borrowings to total asset ratio for Florida Gulfcoast was approximately 4.9%, compared to approximately 3.9% for the Regional Bank Group and approximately 1.0% for the Highly-Valued Group. The ratio of non-performing assets to total assets for Florida Gulfcoast was 0.16%, compared to approximately 0.31% for the Regional Bank Group and approximately 0.56% for the Highly-Valued Group. The ratio of loan loss reserves to gross loans for Florida Gulfcoast was 1.19%, compared to approximately 1.45% for the Regional Bank Group and approximately 1.37% for the Highly-Valued Group. The net interest margin of Florida Gulfcoast was 4.28%, compared to approximately 4.38% for the Regional Bank Group and 6.14% for the Highly- Valued Group. The ratio of non-interest income to average assets for Florida Gulfcoast was 0.33%, compared to approximately 0.53% for the Regional Bank Group and approximately 0.84% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 2.62% for Florida Gulfcoast, compared to approximately 3.06% for the Regional Bank Group and approximately 4.28% for the Highly-Valued Group. The efficiency ratio of Florida Gulfcoast was 58.2%, compared to approximately 60.1% for the Regional Bank Group and approximately 61.8% for the Highly-Valued Group. The return on average assets for Florida Gulfcoast was 1.11%, compared to approximately 1.21% for the Regional Bank Group and approximately 1.48% for the Highly-Valued Group. The return on average equity for Florida Gulfcoast was 15.22%, compared to approximately 12.23% for the Regional Bank Group and approximately 16.55% for the Highly-Valued Group.

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Provident Financial and certain other institutions. The 11 publicly-traded regional commercial institutions (the "Peer Group") to which Sandler O'Neill compared Provident Financial were: First of America Bank Corp., Fifth Third Bancorp, Old Kent Financial Corporation, Star Banc Corporation, Old National Bancorp, FirstMerit Corporation, Keystone Financial Inc., One Valley Bancorp Inc., CNB Bancshares Inc., Fulton Financial Corporation, and Citizens Banking Corporation. Sandler O'Neill also compared Provident Financial to a group of 10 publicly-traded savings institutions which were considered to be highly-valued (the "Highly-Valued Bank Group" ) by investors because their price to tangible book value was greater than 223%. The Highly-Valued Bank Group institutions were: Synovus Financial Corp., TCF Financial Corp., Mercantile Bankshares Corp., North Fork Bancorporation Inc., Colonial BancGroup Inc., First Commercial Corporation, CCB Financial Corporation, BOK Financial Corporation, Cullen/Frost Bankers Inc., and Associated Banc-Corp. The analysis compared publicly available year-end financial information as of and for the years ending December 31, 1992 through December 31, 1996, and for the three months ended March 31, 1997. The following comparisons are based upon the March 31, 1997, financial information. The data described below with respect to the Peer Group and the Highly-Valued Bank Group consists of the median data for such groups.

         The total assets of Provident Financial were approximately $6.78 billion, compared to $5.32 billion for the Peer Group and $5.80 billion for the Highly-Valued Bank Group. The annual growth rate of assets for Provident Financial was positive 8.59%, compared to a positive growth rate of approximately 6.83% for the Peer Group and approximately 8.59% for the Highly-Valued Bank Group. The total equity of Provident Financial was approximately $540.7 million, compared to approximately $506.2 million for the Peer Group and approximately $500.9 million for the Highly-Valued Bank Group. The tangible equity to total assets ratio was 7.56% for Provident Financial, compared to approximately 8.09% for the Peer Group and approximately 7.56% for the Highly- Valued Bank Group. The net loans to total assets ratio for Provident Financial was approximately 73.8%, compared to approximately 66.8% for the Peer Group and approximately 68.6% for the Highly-Valued Bank Group. The cash and securities to total assets ratio was approximately 22.0% for Provident Financial, compared to approximately 26.2% for the Peer Group and approximately 25.8% for the Highly-Valued Bank Group. Total deposits were approximately $4.82 billion for Provident Financial, compared to approximately $4.16 billion for the Peer Group and approximately $4.79 billion for the Highly-Valued Bank Group. Provident Financial had a gross loans to total deposits ratio of approximately 105.2%, compared to approximately 84.5% for the Peer Group and approximately 85.63% for the Highly-Valued Bank Group. The total borrowings to total assets ratio for Provident Financial was approximately 18.2%, compared to approximately 11.9% for the Peer Group and approximately 11.3% for the Highly-Valued Bank Group. The non-performing assets to total assets ratio for Provident Financial was 0.51%, compared to approximately 0.41% for the Peer Group and approximately 0.51% for the Highly-Valued Bank Group. The ratio of loan loss reserves to gross loans for Provident Financial was 1.35%, compared to approximately 1.44% for the Peer Group and approximately 1.52% for the Highly-Valued Bank Group. The net interest margin of Provident Financial was 3.98%, compared to approximately 4.57% for the Peer Group and approximately 4.70% for the Highly-Valued Bank Group. The ratio of non-interest income to average assets for Provident Financial was 1.76%, compared to approximately 1.32% for the Peer Group and approximately 1.76% for the Highly-Valued Bank Group. The ratio of non-interest expense to average assets was 2.62% for Provident Financial, compared to approximately 3.16% for the Peer Group and approximately 3.37% for the Highly-Valued Bank Group. The efficiency ratio of Provident Financial was 46.6%, compared to approximately 56.8% for the Peer Group and approximately 57.45% for the Highly-Valued Bank Group. The return on average assets for Provident Financial was 1.36%, compared to approximately 1.32% for the Peer Group and approximately 1.33% for the Highly-Valued Bank Group. The return on average equity for Provident Financial was 18.4%, compared to approximately 14.2% for the Peer Group and approximately 15.8% for the Highly-Valued Bank Group. The price to tangible book value for Provident Financial was 339.2%, compared to approximately 264.6% for the Peer Group and approximately 264.4% for the Highly-Valued Bank Group. The price to earnings per share multiple for Provident Financial was 19.1x, compared to approximately 17.0x for the Peer Group and approximately 16.1x for the Highly-Valued Bank Group.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 181 transactions announced from January 1, 1996 to May 12, 1997, involving public commercial banks nationwide as targets with transaction values over $15 million ("All Transactions") and 33 transactions announced from January 1, 1996, to May 12, 1997, involving Florida public commercial banks as targets with no minimum transaction value ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of Florida Gulfcoast

Common Stock of $15.10 to $19.95. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Florida Gulfcoast Common Stock of $15.07 to $19.14.

         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Florida Gulfcoast through 2001 under various circumstances, assuming Florida Gulfcoast performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof (including variation with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of Florida Gulfcoast Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 13x to 22x and applied multiples of book value ranging from 180.0% to 270.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 14.0%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of Florida Gulfcoast Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Florida Gulfcoast Common Stock between $15.27 and $31.98 when applying the price to earnings multiples, and an imputed range of values per share of Florida Gulfcoast Common Stock between $14.76 and $27.39 when applying multiples of book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to estimate the effects changes in the underlying assumptions could have on the resulting present value.

         In connection with rendering its fairness opinion, Sandler O'Neill reviewed, among other things: (i) the Reorganization Agreement and exhibits thereto; (ii) Provident Financial's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual reports to shareholders for the years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) Provident Financial's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iv) Florida Gulfcoast's audited consolidated financial statements for the years ended December 31, 1994, December 31, 1995 and December 31, 1996; (v) Florida Gulfcoast's unaudited consolidated financial statements for the quarter ended March 31, 1997; (vi) certain financial analyses and forecasts of Florida Gulfcoast prepared by and reviewed with management of Florida Gulfcoast and the views of senior management of Florida Gulfcoast regarding Florida Gulfcoast's past and current business operations, results thereof, financial condition and future prospects; (vii) certain financial analyses and forecasts of Provident Financial prepared by and reviewed with management of Provident Financial and the views of senior management of Provident Financial regarding Provident Financial's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on Provident Financial; (ix) the historical reported price and trading activity for Provident Financial's common stock, including a comparison of certain financial and stock market information for Provident Financial with similar information for certain other companies the securities of which are publicly traded; (x) the financial terms of recent business combinations in the savings institution and banking industries; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Sandler O'Neill (relying, where relevant, on the analyses and estimates of Florida Gulfcoast and Provident Financial), and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Florida Gulfcoast or Provident Financial or any of their subsidiaries, or the collectibility of any such assets. With respect to the information regarding potential future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting reasonable estimates and judgments of the respective managements of each company as to the respective future financial performances of Florida Gulfcoast and Provident Financial and that such performances will be achieved. Sandler O'Neill also assumed the following:
(i) that there has been no material change in Florida Gulfcoast's and Provident Financial's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above and (ii) that Provident Financial will remain as a going concern for all periods relevant to our analyses and that the conditions precedent in the Agreement are not waived.

         Florida Gulfcoast has agreed to pay Sandler O'Neill a transaction fee of $524,228 in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. To date, Florida Gulfcoast has paid Sandler O'Neill an installment fee of $131,057. In addition, Florida Gulfcoast has paid Sandler O'Neill $10,000 to date this year for its services under a retainer agreement and $25,000 upon delivery of the Opinion. Florida Gulfcoast has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         Certain officers of Florida Gulfcoast and Enterprise and members of the Florida Gulfcoast and Enterprise Boards of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of Florida Gulfcoast generally. These interests include, among others, provisions in the Reorganization Agreement relating to indemnification of Florida Gulfcoast and Enterprise directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits.

         The Reorganization Agreement provides that the officers and directors of FGBI Acquisition Corp. following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the effective time of the Merger.

         The Reorganization Agreement further provides that Florida Gulfcoast and Enterprise may obtain an extended reporting period (otherwise known as "Tail Coverage") for three years under Florida Gulfcoast's existing directors and officers liability policy unless Provident Financial agrees to guarantee the rights to indemnification that the officers and directors of Florida Gulfcoast and Enterprise have pursuant to the Articles of Incorporation or Association, as the case may be, the Organizational Certificate of Enterprise, and the respective Bylaws of Florida Gulfcoast and Enterprise, or under applicable law. These rights will survive the Closing and continue in full force and effect.

         The parties have agreed in the Reorganization Agreement that Provident Financial will cover the officers and employees of Enterprise who are employed by Provident Financial under employee benefit plans of Provident Financial which in the aggregate are no less favorable than those generally afforded to other employees of Provident Financial holding similar positions as follows:

         (a) Each employee of Enterprise will be entitled to credit for prior service with Enterprise for all purposes under the employee welfare benefit plans and other employee benefit plans and programs sponsored by Provident Financial to the extent Enterprise sponsored a similar type of plan in which the Enterprise employee participated prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Enterprise employee. For purposes of determining each Enterprise employee's benefit for the year in which the Merger occurs under the Provident Financial vacation program, any vacation taken by an Enterprise employee immediately preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Provident Financial vacation benefit available to such Enterprise employee during such year. The number of vacation days available for Enterprise's employees during the year in which the Merger occurs shall be determined under the Enterprise vacation policy in effect as of January 1, 1997. Unused sick leave and vacation leave accrued by employees of Enterprise as of the Effective Time will be recognized by Provident Financial to the extent it is used in the fiscal year of Provident Financial in which the Effective Time occurs. Provident Financial has further agreed to credit each Enterprise employee for the year during which such coverage under the Provident Financial welfare benefit plan begins, with any deductibles already incurred during such year under Enterprise's group health plan.

         (b) On or before, but effective as of, the effective time of the Merger, Enterprise may take such actions as may be necessary to cause each individual employed by Enterprise immediately prior to the effective time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by Enterprise as of the effective time.

         (c) If the Merger closes while a calendar year of Enterprise is in progress, all employees who are eligible to participate in any Enterprise bonus plan in effect for such year will be entitled to receive their pro rata portion of any bonus payable thereunder for such year determined on the basis of the number of days of the year which elapsed prior to the Closing divided by 364. For purposes of determining such bonus, the profit plan objectives shall be deemed to have been met for the year.

         Pursuant to the terms of existing Change in Control Agreements between Florida Gulfcoast and Stephen Kunk, Tramm Hudson and Thomas Abelmann, effective June 1, 1996, upon the consummation of the Merger, each of Messrs. Kunk, Hudson and Abelmann will receive lump sum cash payments of $566,769, $395,378 and $245,849, respectively.

         The Reorganization Agreement further provides that, as a condition to the obligation of Florida Gulfcoast to consummate the Merger, Provident Financial shall have entered into and delivered certain Employment Agreements with Mr. Hudson and Mr. Kunk, providing for a term of three years each, with a base salary of $150,400 for Mr. Hudson and $205,400 for Mr. Kunk. Under the Employment Agreements, if Provident Financial terminates the executive's employment without having just cause (as defined therein) or if the executive terminates his employment after a constructive termination event (as defined therein), Provident Financial will continue to pay the executive's base salary until the third anniversary of the Effective Date of the Merger.

         Mr. Hudson currently holds options to purchase 24,000 shares of Florida Gulfcoast Common Stock at $5.64 per share. Mr. Kunk currently holds options to purchase 39,000 shares of Florida Gulfcoast Common Stock at $5.64 per share. All of Mr. Hudson's and Mr. Kunk's options are currently exercisable. By virtue of the Merger, it is expected that these options will be exercised immediately before the Effective Time and such shares may then be exchanged for the Merger Consideration.

REGULATORY REQUIREMENTS

         Consummation of the Merger is subject to the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. In addition, consummation of the Enterprise Merger is subject to approval by the Federal Reserve Board and the Florida Department of Banking and Finance. [The Federal Reserve Board and the Florida Department have issued their respective approvals of the Merger and the Enterprise Merger.]

         [A formal application under the Bank Holding Company Act was approved by the Federal Reserve on __________________, 1997 and the 15 day waiting period following such approval during which the transaction could not be consummated has expired. The Federal Reserve Board approval of the Enterprise merger dated __________________, 1997 was also subject to a 15 day waiting period during which the United States Department of Justice, pursuant to the Bank Merger Act, could have opposed the Enterprise Merger under antitrust laws. This waiting period has also expired with no objection or adverse action by the Justice Department.]

ACCOUNTING TREATMENT

         The Merger will be accounted for by Provident Financial as a pooling of interests. Under the pooling of interest method of accounting, the recorded amounts of the assets and liabilities of Florida Gulfcoast and Provident Financial will be carried forward at their previously recorded amounts. CERTAIN RESTRICTIONS WILL BE IMPOSED ON THE TRANSFERABILITY OF THE SHARES OF PROVIDENT FINANCIAL COMMON STOCK RECEIVED BY THE AFFILIATES OF FLORIDA GULFCOAST IN THE MERGER IN ORDER, AMONG OTHER THINGS, TO ASSURE THE AVAILABILITY OF POOLING OF INTERESTS ACCOUNTING TREATMENT. See "The Merger - Shares Received."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the principal Federal income tax consequences of the Merger to holders of Florida Gulfcoast Common Stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to the Merger. The discussion does not reflect the individual tax position of any holder of Florida Gulfcoast Common Stock and does not address the tax consequences that may be relevant to holders of Florida Gulfcoast Common Stock with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired Florida Gulfcoast Common Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. The discussion is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Holders of Florida Gulfcoast Common Stock are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of federal, state, local, foreign and other tax laws.

         Provident Financial and Florida Gulfcoast believe that, if consummated as described herein, the Merger will constitute a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code. Accordingly, the following will be the material Federal income tax consequences of the Merger:

         (i) no gain or loss will be recognized by the Florida Gulfcoast shareholders upon receipt of Provident Financial Common Stock in exchange for their Florida Gulfcoast Common Stock, except that a holder of Florida Gulfcoast Common Stock who receives cash in lieu of a fractional share of Provident Financial Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of Provident Financial Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the effective time of the Merger, such shareholder's Florida Gulfcoast Common Stock is held as a capital asset and has been held for more than one year;

         (ii) the tax basis of the Provident Financial Common Stock received by Florida Gulfcoast shareholders will be the same as the tax basis of such shareholders' Florida Gulfcoast Common Stock exchanged therefor;

         (iii) the holding period of the Provident Financial Group, Inc. Common Stock in the hands of the Florida Gulfcoast shareholders will include the holding period of such shareholders' Florida Gulfcoast Common Stock exchanged therefor, provided that such Florida Gulfcoast Common Stock is held as a capital asset at the effective time of the Merger; and

         (iv) Florida Gulfcoast shareholders who exercise dissenters' rights and receive cash will recognize a taxable gain for federal income tax purposes which will be long or short-term, depending upon the holding period for their Florida Gulfcoast Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could also cause Florida Gulfcoast Common Stock deemed to be constructively owned by the shareholder and exchanged for Provident Financial Common Stock to be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income. Shares owned by spouses, children, grandchildren, parents and other relatives and by entities that are 50% owned by a shareholder are generally treated as constructively owned by that shareholder. Persons who become shareholders through the exercise of stock options after the record date of July 31, 1997 will not be entitled to dissenters' rights.

         The reorganization provides that, as a condition to closing, Florida Gulfcoast shall have received an opinion of Keating, Muething & Klekamp, P.L.L., counsel to Provident Financial, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by a Florida Gulfcoast shareholder who exchanges all of the shareholder's Florida Gulfcoast Common Stock for Provident Financial Common Stock in the Merger, except with respect to cash received in lieu of fractional shares.

DISSENTERS' RIGHTS

         A shareholder of Florida Gulfcoast may dissent from the Merger and receive in cash the fair value, as of the day prior to the Special Meeting, of the shares of Florida Gulfcoast Common Stock held by such shareholder pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Statutes (the "Florida Dissent Provisions"). Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The fair value of the Florida Gulfcoast Common Stock may differ from the consideration that a shareholder of Florida Gulfcoast is entitled to receive in the Merger. The following is a summary of the Florida Dissent Provisions, the full text of which is set forth as Annex C to this Proxy Statement/Prospectus.

         Under the Florida Dissent Provisions, a shareholder of Florida Gulfcoast may dissent from the Merger by adhering to the following procedures:
(i) the dissenting shareholder must deliver to Florida Gulfcoast, prior to the Special Meeting, written notice of his or her intent to demand payment for his or her shares; (ii) the dissenting shareholder must refrain from voting in favor of the Merger; (iii) within ten days after the date of the Special Meeting, Florida Gulfcoast shall give written notice of authorization of the Merger by the shareholders to such dissenting shareholder; and (iv) within twenty days after the giving of notice to the dissenting shareholder, the dissenting shareholder shall file with Florida Gulfcoast a notice of election and a demand for payment of the fair value of his or her shares. Any dissenting shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with Florida Gulfcoast simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of Florida Gulfcoast Common Stock held by him or her, and in such event, he or she is treated as two separate shareholders. Once Florida Gulfcoast offers to pay the dissenting shareholder for his or her shares, the notice of election cannot be withdrawn except with the consent of Florida Gulfcoast. However, the right of a dissenting shareholder to be paid the fair value of his or her shares shall cease if (i) the demand is withdrawn, (ii) the proposed Merger is abandoned or rescinded or the shareholders of Florida Gulfcoast revoke the authority to merge, (iii) no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

         Within ten days after the later of the expiration of the period in which the dissenting shareholder may file his or her notice of election to dissent or the Effective Time of the Merger, the corporation is required to make a written offer to each dissenting shareholder to purchase the shares of Florida Gulfcoast Common Stock at a price deemed by the surviving corporation to be the fair value of such shares. If, within thirty days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within ninety (90) days after the later of the date such offer was made or the consummation of the Merger. However, if, within such thirty (30) day period, the surviving corporation and the dissenting shareholder are unable to agree with respect to a price, then the surviving corporation, within thirty days after receipt of written demand from such dissenting shareholder given within sixty
(60) days after the Effective Time of the Merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which Florida Gulfcoast maintained its registered office requesting that the fair value of the shares of Florida Gulfcoast Common Stock be determined. If Florida Gulfcoast or the surviving corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of Florida Gulfcoast. All dissenting shareholders, except for those that have agreed upon a value with the corporation, are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each dissenting shareholder the amount found to be due within ten days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Florida Gulfcoast Common Stock.

         Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against the surviving corporation, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Florida Gulfcoast Common Stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

         The forgoing is only a summary of the Florida Dissent Provisions. The full text of such provisions is set forth as Annex C to the Proxy
Statement/Prospectus and each Florida Gulfcoast shareholder is urged to read these provisions carefully.

SHARES RECEIVED

         Provident Financial shares received in the Merger will be listed for quotation on the Nasdaq National Market and may be freely traded by Florida Gulfcoast shareholders who are not affiliates of Florida Gulfcoast at the time of the Merger. Those persons who are affiliates will be able to sell their shares through the provisions of Rules 144 and 145 promulgated under the Securities Act of 1933 without the necessity of observing any holding period for their stock prior to the sale. However, the affiliates have also agreed not to sell any of their shares until Provident Financial has published results of operations covering a period of thirty days which include the operations of Florida Gulfcoast.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

         If the Merger is consummated pursuant to the Reorganization Agreement, Provident Financial will acquire Florida Gulfcoast through the merger of Florida Gulfcoast into a newly-formed subsidiary of Provident Financial. Enterprise, Florida Gulfcoast's wholly owned subsidiary bank will also be merged into Provident Bank of Florida. A copy of the Reorganization Agreement is attached as Annex A and this description is qualified by reference thereto. Shareholders of Florida Gulfcoast are urged to read the Reorganization Agreement.

TERMS OF THE MERGER

         The Reorganization Agreement provides in Article 2.4 that shareholders of Florida Gulfcoast will receive Provident Financial Common Stock with a value of $21.00 per share for their shares of Florida Gulfcoast Common Stock, subject to the termination provisions of Section 7.1 of the Reorganization Agreement. It is anticipated that the holders of 63,000 options of Florida Gulfcoast's authorized but unissued common stock will exercise those options at an exercise price of $5.64 per share immediately prior to the closing. Other than dissenting shareholders, each share then issued and outstanding will be converted into the right to receive that number of shares equal to $21.00 divided by the market value of a share of Provident Financial Common Stock. The market value of a share of Provident Financial Common Stock shall be the arithmetic mean of the average of the daily closing representative bid and asked prices for Provident Financial Common Stock for the twenty trading days immediately preceding the fifth day before the closing. See "Market Price and Dividend Data."

         By virtue of the Merger, all of the outstanding Florida Gulfcoast Common Stock will be converted into the right to receive that number of shares of Provident Financial Common Stock that is determined by the formula for consideration described above. Certificates for shares of Provident Financial Common Stock, together with any dividends declared and paid after the effective date of the Merger, without interest thereon, will be issued in exchange for Florida Gulfcoast Common Stock certificates. Instructions for submitting Florida Gulfcoast Common Stock certificates will be issued upon consummation of the Merger. No fractional shares of Provident Financial Common Stock will be issued in the Merger.

         In lieu of fractional shares, holders of Florida Gulfcoast Common Stock will receive an amount in cash determined by multiplying the average of the closing representative bid and asked prices for Provident Financial Common Stock on the first trading day after the effective time of the Merger by the fraction of a share of Provident Financial Common Stock to which the holder would otherwise be entitled, without interest thereon, at the time of the exchange of share certificates.

         If the Merger is consummated pursuant to the Reorganization Agreement, dissenting shareholders will be entitled to payment in cash of the value of their shares upon compliance with the provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida Statutes. See "The Merger - Dissenters' Rights."

CONDITIONS TO THE MERGER; REGULATORY APPROVAL

         Consummation of the Merger is subject to the satisfaction prior to the effective time of the Merger of the conditions set forth in Article 6 of the Reorganization Agreement. These conditions include approval of the Reorganization Agreement by the respective Boards of Directors of Provident Financial and Florida Gulfcoast, and approval of the Reorganization Agreement by two-thirds of the outstanding shares of Florida Gulfcoast Common Stock at the Special Meeting. Also, the parties must have received all regulatory approvals required, and all notice or waiting periods required with respect to such approvals must have passed and any conditions contained in any such approval must have been met. Provident Financial and Florida Gulfcoast have submitted applications regarding the Merger to the Florida Department of Banking and Finance and the Federal Reserve Board.

         In addition, no stop order suspending the effectiveness of the Registration Statement, of which this Proxy Statement/Prospectus is a part, shall have been received and Provident Financial shall have complied with all applicable state securities laws with respect to the Merger. None of the parties shall be subject to any order, decree or injunction of a court or agency joining or prohibiting consummation of the transactions contemplated by the Reorganization Agreement. The Provident Financial Common Stock to be issued in the Merger shall have been authorized for trading on the Nasdaq National Market. Both Provident Financial and Florida Gulfcoast shall have received an opinion of the law firm of Keating, Muething & Klekamp, P.L.L. to the effect that the Merger will constitute a reorganization under the Internal Revenue Code and that no gain or loss will be recognized by Florida Gulfcoast shareholders who exchange all of their Common Stock solely for Provident Financial Common Stock except with respect to cash received in lieu of fractional share interests in Provident Financial Common Stock. In addition, Florida Gulfcoast shall have received the fairness opinion of Sandler O'Neill & Partners L.P. set forth under "The Merger--Opinion of Financial Advisor to Florida Gulfcoast," which opinion will be orally confirmed at the closing if Florida Gulfcoast so requests.

TERMINATION AND AMENDMENT

         Either before or after approval by shareholders of Florida Gulfcoast, the Reorganization Agreement may be terminated, as provided in Article 7 of the Reorganization Agreement among other things, by either Provident Financial or Florida Gulfcoast (i) if the other party has in any material respect breached any covenant or agreement contained in the Reorganization Agreement or any representation or warranty contained therein, (ii) if that failure has or is reasonably likely to have a material adverse effect upon such party and (iii) such breach has not been cured within thirty days after the date of written notice of the breach. Either party may terminate the Reorganization Agreement if the required applications for approval have been denied or shareholders do not approve the transaction at the meeting called for that purpose. The Reorganization Agreement may also be terminated at any time by either party if such party determines in good faith that any condition precedent to such party's obligations would be impossible to satisfy and the parties are unable to achieve a mutually acceptable resolution. Either party may terminate the Reorganization Agreement if the closing has not occurred by the close of business on March 31, 1998. Provident Financial may terminate the Reorganization Agreement if the market value, calculated as described above, is less than $33.9958 and Florida Gulfcoast does not elect to deem the market value to be equal to $33.9958. Florida Gulfcoast may terminate the Reorganization Agreement if the market value is greater than $46.7543 and Provident Financial does not elect to deem the market value to be equal to $46.7543. Florida Gulfcoast may also terminate the Reorganization Agreement if it is advised by its counsel that under corporate principles of fiduciary law it must consider, and decides to accept, a competing transaction, but only if Florida Gulfcoast agrees to pay Provident Financial a break-up fee of $750,000 as set forth in Section 8.1(b) of the Reorganization Agreement.

         The parties may amend the Reorganization Agreement at any time, but any amendment affecting the consideration to be paid to Florida Gulfcoast shareholders must be approved by two-thirds of the outstanding Florida Gulfcoast Common Stock.

EFFECTIVENESS OF MERGER

         The Merger of Florida Gulfcoast into Provident Financial's subsidiary will become effective at such time as a Certificate of Merger is filed with the Secretary of State of Florida.

                         PROVIDENT FINANCIAL GROUP, INC.

INTRODUCTION

         Provident Financial is a Cincinnati-based commercial banking and financial services company which operates primarily in Ohio and northern Kentucky. Provident Financial recently expanded its operations to provide financial services on a national scale further reducing its dependence upon a single geographic region. At March 31, 1997, Provident Financial had total assets of $7 billion, total deposits of $4.8 billion and total shareholders' equity of $541 million.

         Provident Financial was incorporated in 1980 for the purpose of acquiring the common stock of The Provident Bank owned by American Financial Group. At December 31, 1996, Carl H. Lindner, certain members of his family and certain entities controlled by and/or established for the benefit of such family members beneficially owned approximately 43% of AFG's and 58% of Provident Financial's outstanding voting Common Stock. Provident Financial's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 579-2000.

COMMERCIAL BANKING

         Central to Provident Financial's long term strategy is the concept of relationship banking with commercial customers that emphasizes attracting new small and middle market customers and cross-selling additional services to established customers. These services include cash management, loan, lease, letter of credit, trade financing and corporate trust activities. Provident Financial implements this strategy by attracting and retaining experienced banking officers and rewarding them for originating loans and cross-selling additional services. In addition, Provident Financial originates regional and national corporate loan and lease transactions that are consistent with the overall relationship lending strategy of Provident Financial. At March 31, 1997, Provident Financial's total commercial lending portfolio was $3.4 billion.

CONSUMER BANKING

         Provident Financial offers deposit accounts providing pricing incentives and various levels of services and benefits depending on the needs of and balances maintained by the customer. Through these accounts, Provident Financial believes it can more effectively offer additional banking services such as credit cards, consumer and mortgage loans, home equity loans, auto loans and leases, retirement accounts and investment accounts. Provident Financial's total consumer lending portfolio was $1.7 billion as of March 31, 1997.

RETAIL DISTRIBUTION

         Provident Financial's banking subsidiaries have 77 branch offices: 59 in the greater Cincinnati area (including 10 in northern Kentucky), 12 in the greater Dayton area, 1 in Columbus, Ohio, 2 in Cleveland, Ohio and 3 near Tampa, Florida. Of the 77 branch offices, 22 are located within food supermarkets. In addition to the banking centers, Provident Financial operates 170 ATMs for customers to perform their banking transactions. Provident Financial also provides a seven day a week, 24 hour a day telephone customer service center able to respond to customers' questions or instructions.

OTHER OPERATIONS

         Provident Financial also provides trust, custodial, asset management and securities brokerage to its customers.

NEW FINANCIAL SERVICES

         In recent years, Provident Financial has expanded its business in both the financial products it offers and the geographical area it services. The following is a summary of these expansions:

         In September 1995, Provident Consumer Financial Services ("PCFS"), a division of The Provident Bank, began originating, on a national basis, nonconforming consumer closed end home equity loans. Since its inception through March 31,

1997, PCFS has originated $530 million of these type of loans. During 1996 and the first quarter of 1997, PCFS securitized and sold $450 million of these mortgages to the secondary market for a pre-tax gain of $35 million. Provident Financial expanded its PCFS's national network to originate conforming mortgage loans during 1997.

         During mid-1996, Provident Financial introduced its MeritValu program, which is an on-line, multiple-merchant frequent shopper rewards program which supports cash, credit card and all other methods of payment by the consumer. The program allows consumers to earn rebates and spend them like cash on goods and services at participating merchants, while the merchants benefit from increased sales and customer data information. As of year-end 1996, the MeritValu program had 68,000 active cardholders, supported by 65 retailers in the Cincinnati area. In February 1997, Provident Financial announced an agreement to launch a private label version of MeritValu through the Chambers of Commerce of Greater Ft. Lauderdale, Greater Miami and Greater Boca Raton. The three Chambers of Commerce represent more than 8,000 businesses in South Florida and a corresponding employee base of about 350,000.

         In December 1996, Provident Financial acquired Information Leasing Corporation and its affiliated lease servicing company. ILC is a full service, small ticket equipment leasing company which focuses on establishing strategic relationships with high volume, quality equipment vendors and customers. ILC, which operates throughout the United States, generates its business through contractual vendor programs, master lease agreements, and from small ticket vendor programs. ILC had over $110 million in assets at the time of acquisition.

         In February 1997, Provident Financial purchased South Hillsborough Community Bank, since renamed Provident Bank of Florida, a $40 million Florida state chartered bank. This bank has three offices located in Southeast Hillsborough County, approximately 20 miles south of Tampa. This acquisition will allow Provident Financial to expand its presence in the Florida market.

                         FLORIDA GULFCOAST BANCORP, INC.

INTRODUCTION

         Florida Gulfcoast Bancorp, Inc. is a Florida corporation operating as a bank holding company which was authorized by the Federal Reserve Bank to own and operate its principal subsidiary, Enterprise, in January, 1995.

         Florida Gulfcoast has no other subsidiaries and has no operations of significance other than its ownership of Enterprise. Florida Gulfcoast is regulated by the Federal Reserve Bank under the Bank Holding Company Act of 1956 and its enabling Regulation Y. Regulation Y is primarily concerned with permissible activities of holding companies and affiliates, and with transactions with and among affiliates. The primary objective of such regulation is to ensure that insured bank subsidiaries are operated in a safe and sound manner and that the activities of the holding company and affiliates do not jeopardize that safety and soundness.

         Because Florida Gulfcoast has no operations which are separate and distinct from those of Enterprise, and has only a nominal effect on the financial results produced by that subsidiary, the discussion which follows focuses on the condition, regulation and other attributes of Enterprise except where noted. All of Florida Gulfcoast's assets other than its equity in Enterprise consist, as of the dates shown, entirely of cash and intangible assets such as capitalized organization costs and prepaid expenses. All of the financial data is presented on a consolidated basis except where noted. When reference is made to Enterprise it is because Florida Gulfcoast has no assets or operations which affect the item under discussion.

         Enterprise received authorization to operate as a National Bank from the office of the Comptroller of the Currency on March 29, 1989. Enterprise's deposits are insured by the Bank Insurance Fund to the maximum extent permitted by the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 1997, Enterprise had approximately $163 million in assets, $142.4 million in deposits and shareholders' equity of approximately $11.8 million.

         Enterprise is engaged principally in the general banking business of attracting deposits from the general public and using such deposits and other funds to originate retail and commercial loans. Through its three offices located in Sarasota County, Florida, Enterprise engages in a wide range of commercial banking activities, including, without limitation, the acceptance of deposits for checking, savings and time deposit accounts, making of most types of loans and other services including wire transfer, collections and the rental of safe deposit boxes. Enterprise's lending services include the making of commercial, SBA, real estate, home equity and installment loans. Its operating revenues are derived primarily from interest and fees on its loans, interest earned on securities of the United States government and its agencies, and from mortgage backed securities.

         The banking industry in the Sarasota County market is highly competitive. Enterprise competes for loans and deposits with other financial institutions, many of which are larger than Enterprise. The larger commercial banks, including branches of statewide and regional holding company banks, have access to certain funding sources and investment vehicles which give them some competitive advantages. In addition to competing with banks and thrifts for deposits, Enterprise also competes with brokerage firms and trust companies which make direct investment opportunities, such as corporate securities and mutual funds, available to their deposit customers. There are also a number of non financial institution lenders seeking the loan business typically provided by banks and thrifts. These lenders include insurance companies, mortgage brokers and small loan companies.

         Enterprise employs 51 full-time employees. Enterprise is not a party to a collective bargaining agreement and management considers employee relations to be good.

         Enterprise's main office is located at 1549 Ringling Blvd., Sarasota, Florida, and its telephone number is (941) 954-5700.

REGULATION

         Enterprise is a banking institution which is chartered by the office of the Comptroller of the Currency ("OCC") under the National Bank Act. It is a member of the Federal Reserve System and its deposit accounts are insured by the FDIC. Although both the Federal Reserve Bank and FDIC promulgate regulations which affect the bank, generally those agencies delegate enforcement and supervision of the bank to the OCC. Various consumer laws and regulations also affect the operations of Enterprise, including state usury laws, consumer credit and equal credit laws and fair credit reporting. The OCC supervises and regulates all areas of Enterprise's operations including, without limitation, the making of loans, the gathering of deposits, the conduct of it's corporate affairs, capital adequacy requirements, the payment of dividends and the establishment or closing of branches.

         Enterprise is required to maintain reserves with the Federal Reserve against its transaction accounts. The amount of required reserves is subject to adjustment by the Federal Reserve Board. The Federal Reserve Board also imposes restrictions on the bank with respect to loans and extensions of credit to certain related parties, and purchases from and other transactions with Florida Gulfcoast and its principal shareholders, officers, directors and affiliates.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") enacted a number of significant bank supervisory and regulatory reforms, including: (1) a risk-based system for deposit insurance assessments;
(2) the requirement for prompt corrective action in certain situations; (3) bank interagency adoption of safety and soundness regulations and accompanying guidelines setting standards for bank operations and management, asset quality, earnings and stock valuation and employee compensation; (4) bank interagency adoption of real estate lending guidelines which require depository institutions to adopt and maintain written real estate lending policies that comply with these prescribed guidelines; and (5) the Truth in Saving Act which requires clear and uniform disclosure by depository institutions of the rates of interest payable on their deposit accounts and the fees that are assessable against those accounts.

DIVIDENDS

         Florida Gulfcoast has paid no dividends to its shareholders. It is limited in its ability to do so by regulations applicable to its insured subsidiary Enterprise, which is the sole source of revenue from which dividends would be paid. Generally, Enterprise cannot pay dividends which would exceed the net income of the current and two prior years.

         Additionally, the Federal Reserve Board may restrict Enterprise's ability to pay dividends to Florida Gulfcoast if such payment would constitute an unsafe or unsound banking practice.

NON-PERFORMING ASSETS

         Non-performing loans consist of loans which have been placed on non-accrual status, or loans which are 90 days past due for which Enterprise continues to accrue interest. The accrual of interest on loans is generally discontinued when a loan becomes 90 days past due as to principal or interest payments, or in certain circumstances when management believes the collection of such amounts is doubtful. In certain instances, management may elect to continue the accrual of interest beyond 90 days when the loan is in the process of collection and the estimated net realizable value of the collateral is sufficient to cover the principal balance, accrued interest and collection costs. Enterprise has no loans 90 days past due and still accruing or troubled debt restructurings.

         The following table summarizes the amount of non-performing loans and assets and related ratios:

                                                                                        December 31,
                                                                       March 31,   -----------------------
                                                                         1997       1996       1995
                                                                      ---------   --------    -------
                                                                          (Dollars in thousands)
Non-performing loans:

         Loans 90 or more days past due and still accruing interest      $  0       $  0       $  0

         Non-accrual loans                                                261        255        534
                                                                         ----       ----       ----
                                                                          261        255        534
Other real estate owned                                                     0          0        184
                                                                         ----       ----       ----
Total non-performing assets                                              $261       $255       $718
                                                                         ====       ====       ====
Ratio of non-performing assets to total loans and other real estate      0.234%     0.247%     0.818%

         Enterprise has an internal system for evaluating and grading loans. Classified assets are those loans which have been graded especially mentioned, substandard or doubtful by management or supervisory authorities due to a potential weaknesses in the borrower's ability to repay the loan, the borrower's financial condition, deficiencies in loan documentation, weaknesses in collateral, or other factors. At March 31, 1997, $4,100,000 in loans were included on Enterprise's Classified Loan List, of which $261,000 were non-performing loans.

         Classified loans at December 31, 1996 and 1995 were $4,236,000 and $3,970,000, respectively. During the second quarter of 1997, the OCC completed an examination of Enterprise. Enterprise's level and classification of identified potential problem loans were not materially revised as a result of this regulatory examination process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FLORIDA GULFCOAST

         The following discussion and analysis is designed to provide an understanding of the significant factors that influenced Florida Gulfcoast's results of operations and financial condition for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996 and 1995. This discussion and analysis should be read in conjunction with Florida Gulfcoast's financial statements and corresponding notes.

         The southwest coast of Florida continues to experience some of the strongest growth in the U.S., fueled by significant immigration and a strong local economy. The asset size growth of Florida Gulfcoast's subsidiary, Enterprise, in general reflects the continued growth of its primary business area. The bank has not opened any new branches since December of 1992, however, at March 31, 1997 it was actively involved in negotiations to acquire two sites for additional branches and a consultant had been retained to search for additional sites.

Loans

         At March 31, 1997, total gross loans outstanding amounted to $111,472,358 compared to $103,409,074 and $87,613,518 at December 31, 1996 and
1995 respectively. The following table presents the loans of Enterprise at the dates noted:


                                                                                                         December 31,
                                                                   March 31,             ----------------------------------------
                                                                    1997                      1996                      1995
                                                              ---------------            ------------------      -----------------
                                                               Amount      %             Amount        %         Amount        %
                                                               ------     ---            -----        ---        ------       ---
                                                                                  (Dollars in thousands)

Loans secured by real estate:

       Construction and land development                     $  2,936       3          $  3,133        3       $  4,044        5

       Secured by farmland                                        116       0               117        0          1,058        1

       Secured by 1-4 family residential properties            41,552      37            38,180       37         30,655       35

       Secured by multifamily residential properties            1,531       1             1,238        1          1,529        2

       Secured by nonfarm nonresidential properties            46,699      42            42,591       41         32,842       37
                                                             --------     ---          --------      ---       --------      ---
                                                               92,834      83            85,259       82         70,128       80
Loans to finance agricultural production and
       other loans to farmers                                      68       0                64        0             75        0

Commercial and industrial loans                                15,181      14            14,596       14         14,684       17

Loans to individuals                                            3,358       3             3,395        3          2,680        3

All other loans                                                    31       0                95        0             47        0
                                                             --------     ---          --------      ---       --------      ---
Total loans                                                   111,472     100           103,409      100         87,614      100
                                                                          ===                        ===                     ===
Allowance for loan losses                                       1,332                     1,275                   1,038
                                                             --------                  --------                --------
New loans                                                    $110,140                  $102,134                $ 86,576
                                                             ========                  ========                ========

       Enterprise's loan portfolio consists primarily of loans made for commercial and residential real estate as well as for other commercial purposes. At March 31, 1997, real estate-secured loans comprised approximately 83% of the entire loan portfolio.

       The $23,564,553 (27.2%) increase in net loans from December 31, 1995 to March 31, 1997, reflects Enterprise's 1996 growth plans and associated business development efforts, and was generally spread among all loan categories.

       The following table shows the scheduled principal payments, and/or repricing opportunities, on loans outstanding at March 31, 1997.

                                                             Within         After one but      After
                                                            one year       through 5 years    5 years     Total
                                                            --------       ---------------    -------     -----
                                                                          (Dollars in thousands)
Fixed interest rate loans(1)                                 $ 5,242            $ 9,727        $ 461     $ 15,430
Variable interest rate loans(1)                               53,894             41,888            0       95,782
                                                             -------            -------        -----     --------
       Total                                                 $59,136            $51,615        $ 461     $111,212
                                                             =======            =======        =====     ========

(1) These amounts do not include non-accrual loans.

Allowance for Loan Losses

         The allowance for loan losses is established through provisions charged to the statement of operations. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors.

         The following table summarizes the changes in the allowance for loan losses and related ratios:

                                                                                               Year Ended
                                                                    Three Months Ended         December 31,
                                                                    ------------------         ------------
                                                                      March 31, 1997       1996            1995
                                                                      --------------       ----            ----
                                                                                      (Dollars in thousands)
Balance at beginning of period                                           $ 1,275         $ 1,038         $   997
Loans charged off:
         Real estate                                                           0              (1)            (94)
         Installment                                                           0              (4)            (15)
         Credit cards and related plans                                        0              (2)             (2)
         Commercial and all other                                             (4)            (45)             (5)
                                                                         -------         -------         -------
Total Charge Offs                                                             (4)            (52)           (116)
Recoveries:
         Real estate                                                           0              16              12
         Installment                                                           1               3               0
         Credit cards and related plans                                        0               3               0
         Commercial and all other                                              0              42              13
                                                                         -------         -------         -------
Total Recoveries                                                               1              64              25
Net Charge Offs                                                               (3)             12             (91)
Provision for loan losses                                                     60             225             132
                                                                         -------         -------         -------
Balance at end of period                                                 $ 1,332         $ 1,275         $ 1,038
                                                                         =======         =======         =======
Ratio of allowance for loan losses to total loans at end of period          1.19%           1.23%           1.18%

         Enterprise's provision for loan losses increased in 1996 primarily to keep pace with volume growth in the loan portfolio.

         Enterprise's determination of the adequacy of the allowance for loan losses is based on an evaluation of the risk characteristics of its loan portfolio, past loan loss experience, the quality of specific loans, the level of non-accruing loans, the value of underlying collateral, current economic conditions, volume, growth of the loan portfolio and other relevant factors.

         Enterprise maintains the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance for loan losses is made up of two primary components: specific reserves allocated to specified loans based upon borrower capacity, collateral type, loan grade, and delinquency status; and general reserves designed to recognize the inherent risk in the unclassified portion of the loan portfolio and to supplement the amounts allocated to specific loans. For purposes of complying with disclosure requirements, the table below presents, in thousands, an allocation of the allowance for loan losses among various types of loans. The distribution shown in the table should not be construed as an indication that charge-offs in future periods will occur in these amounts or proportions, or that the allocation of the allowance indicates future charge-off trends.


                                                              December 31,
                                                              ------------
                                      March 31, 1997       1996          1995
                                      --------------     --------       -------
                                                (Dollars in thousands)

Commercial real estate                    $  527          $  542          $  510

Commercial                                   600             529             395

Residential                                  136             140              83

Loans to individuals                          69              64              50
                                          ------          ------          ------
         Total                            $1,332          $1,275          $1,038
                                          ======          ======          ======

Other Earning Assets

         The following table presents the other earning assets of Enterprise:

                                                                      December 31,
                                                                      ------------
                                               March 31, 1997     1996           1995
                                               --------------    -------       -------
                                                         (Dollars in thousands)

Securities held to maturity

         Municipals                               $ 2,744       $ 2,312       $     0

Securities available for sale

         U.S. Treasury                              4,806         5,343         5,425

         U.S. Government agencies                     377           390             0

         U.S. Government sponsored agencies         8,455         8,499        10,265

         Mortgage backed securities                25,799        27,305        18,859

         Other domestic debt securities               648           652           671

         Equity securities                          1,312         1,196         1,255

FHLB account balance                                  173           203            74

Federal funds sold                                    930             0             0
                                                  -------       -------       -------
                                                  $45,244       $45,900       $36,549
                                                  =======       =======       =======

         On January 1, 1994, the Financial Accounting Standards Board issued Statement 115 ("FAS 115"), "Accounting for Investments in Certain Debt and Equity Securities". FAS 115 requires classification of investments into three categories. Debt securities that Enterprise has the positive intent and ability to hold to maturity are classified as "Held to Maturity" and must be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "Trading" and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered "Available for Sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax effects. Enterprise implemented FAS 115 as of January 1, 1994.

         The following table sets forth the amount and average yields of investment securities by maturity range at March 31, 1997. Yields on tax exempt obligations have not been calculated on a tax equivalent basis.



                                                 Within              After One but          After 5 but           After
                                                One Year            Within 5 Years        Within 10 Years       Ten Years
                                         ----------------------  --------------------  ------------------- ------------------
                                         Amount         Yield     Amount     Yield     Amount     Yield     Amount     Yield
                                         -------        ------   -------     ------   -------      ----    -------     ------
                                                                             (Dollars in thousands)
Securities held to maturity

     Municipals                          $     0        0.00%    $   305      4.40%   $   586      4.81%   $ 1,853     5.42%

Securities available for sale

     U.S. Treasury                         1,243        5.66%      3,563      7.38%         0      0.00%         0     0.00%

     U.S. Government  agencies and
        government sponsored agencies          0        0.00%      4,690      6.54%     3,945      6.82%       197     6.25%

     Mortgage backed securities               19        8.77%      2,544      7.17%     1,384      7.25%    21,852     7.24%

     Other domestic debt securities          648        7.08%          0      0.00%         0      0.00%         0     0.00%
                                         $ 1,910        6.17%    $11,102      6.90%   $ 5,915      6.72%   $23,902     7.09%

        The maturity information shown does not include any assumptions regarding regular payments or prepayments on Enterprise's mortgage backed securities and collateralized mortgage obligations.

Deposits

        The following tables present the average deposits of Enterprise and the change therein:

                                AVERAGE DEPOSITS

                                                                     March 31,
                           ----------------------------------------------------------------------------------------
                                                 1997                                         1996
                           ---------------------------------------------    ---------------------------------------
                                  Amount    % of deposits  avg. rate pd.    Amount     % of deposits  avg. rate pd.
                           ----------------------------------------------------------------------------------------
                                             (Dollars in thousands)
Non interest bearing              $18,040       12.95%           --        $17,379        14.74%            --
Interest bearing
     NOW deposits                  27,713       19.89%        3.19%         27,636        23.44%         3.30%
     Money market                   8,334        5.98%        2.83%         10,086         8.55%         3.09%
     deposits
     Savings deposits              11,433        8.20%        3.99%          6,540         5.55%         4.65%
     Time deposits                 73,832       52.98%        5.44%         56,267        47.72%         5.79%
                                 --------      -------                    --------       -------
                                 $139,352      100.00%                    $117,908       100.00%
                                  =======      ======                     ========       =======


                                                            December 31,
                           -----------------------------------------------------------------------------------------------
                                                1996                                                1995
                           -------------------------------------------------  --------------------------------------------
                               Amount       % of deposits    avg. rate pd.       Amount     % of deposits    avg. rate pd.
                               ------       -------------    -------------       ------     -------------    -------------
                                                              (Dollars in thousands)

Non interest bearing          $ 17,899         14.53%              --           $ 15,887        14.57%            --

Interest bearing

     NOW deposits               28,440         23.08%           3.28%             28,400        26.04%         3.52%

     Money market               10,026          8.14%           3.03%             11,435        10.48%         3.10%
     deposits

     Savings deposits           10,132          8.22%           4.30%              2,018         1.85%         2.08%

     Time deposits              56,721         46.03%           5.57%             51,328        47.06%         6.17%
                               --------       ------                            --------       ------
                              $123,218        100.00%                           $109,068       100.00%
                              ========        ======                            ========       ======


                           CHANGE IN AVERAGE DEPOSITS

                                   March 31, 1997              December 31, 1996
                                     compared to                  compared to
                                   March 31, 1997              December 31, 1995
                                   --------------              -----------------
                             Amount             % Change    Amount           % Change
                            --------            --------   --------            -----
                                                     (Dollars in thousands)

Non interest bearing        $    661             3.80%     $  2,012            12.66%

Interest bearing

     NOW deposits                 77             0.28%           40             0.14%

     Money market             (1,752)          (17.37)%      (1,409)          (12.32)%
     deposits

     Savings deposits          4,893            74.82%        8,114           402.08%

     Time deposits            17,565            31.22%        5,393            10.51%
                            --------
                            $ 21,444            18.19%     $ 14,150            12.97%
                            ========         ========      ========         ========

        At March 31, 1997, Enterprise had total deposits of $142.4 million, an increase of $4.5 million (3.3%) since December 31, 1996. At December 31, 1996, Enterprise had total deposits of $137.9 million, an increase of $21.4 million (18.4%) since December 31, 1995. This increase, achieved through the offering of competitive interest rates on deposit accounts, was made necessary by continued strong loan demand during those periods.

        The following table sets forth, in thousands, the maturity of certificates of deposit of $100,000 or more at March 31, 1997:

     Less than three months                              $ 9,868
     Three months to less than six months                  4,699
     Six months to less than twelve months                 6,463
     Greater than twelve months                            2,546
                                                         -------
                                                         $23,576
                                                         =======

Other Borrowings

        Enterprise's short term borrowings consist of federal funds purchased, reverse repurchase agreements, and Treasury Tax and Loan Notes. The purchase of federal funds is typically done on an overnight basis from correspondent banks under pre-approved lines of credit. Reverse repurchase agreements are generally secured by U.S. Treasury or Agency obligations and are for terms of one to sixty days. Treasury Tax and Loan Notes ("TT&L") are funds which customers have deposited in payment of various types of federal taxes and which have temporarily been left on deposit by the U.S. Treasury. They are secured by a pledge of U.S. Agency securities. On March 31, 1997, short term borrowings of $6.0 million consisted of $4.8 million in reverse repurchase agreements and $1.2 million in TT&L deposits. At December 31, 1996 and 1995, short-term borrowings by the Bank totaled $4.9 million and $2.7 million, respectively.

        The remainder of Enterprise's other borrowings consist of Federal Home Loan Bank advances of various maturities. Such advances are secured by a blanket lien on Enterprise's residential loan portfolio in amounts of 133% of outstanding advances. FHLB advances are negotiated on both a fixed rate and variable rate basis. For March 31, 1997, outstanding advances were $2 million. At December 31, 1996 and 1995, advances totaled $3 million and $6 million, respectively.

        The following table presents the short term borrowings of Enterprise:

                                                                          December 31,
                                                        March 31, --------------------------
                                                         1997          1996            1995
                                                       -------        -------        -------
                                                                 (Dollars in thousands)

Period End Balance

Federal funds purchased                                $     0        $   248        $     0

Securities sold under agreement to repurchase            4,815          3,480          2,691

Federal Home Loan Bank advances                          2,000          3,000          6,000

Other borrowings                                         1,202          1,148              0
                                                       -------        -------        -------
Total                                                  $ 8,017        $ 7,876        $ 8,691
                                                       =======        =======        =======
Weighted Average Interest Rate at End of Period:

Federal funds purchased                                   0.00%          7.33%          0.00%

Securities sold under agreement to repurchase             5.61%          5.63%          4.49%

Federal Home Loan Bank advances                           6.87%          7.33%          6.68%

Other borrowings                                          4.64%          4.14%          0.00%
                                                       -------        -------        -------
Total                                                     5.78%          6.11%          6.00%
                                                       =======        =======        =======
Highest month end balance during periods

Federal funds purchased                                $     0        $   851        $   525

Securities sold under agreement to repurchase            8,379          8,360         11,239

Federal Home Loan Bank advances                          3,000          6,000          6,000

Other borrowings                                         1,202          1,268              0

Capital Resources

        At March 31, 1997, Florida Gulfcoast had total shareholders' equity of $11.8 million, an increase of $220,774 over December 31, 1996. This increase resulted from retention of earnings which was partially offset by a $233,200 (net of tax effect) reduction in the value of "Available for Sale" securities.

        At December 31, 1996, Florida Gulfcoast had total shareholders' equity of $11.6 million, an increase of $1,342,963 over December 31, 1995. This increase resulted from retention of earnings which was partially offset by a $194,779 (net of tax effect) reduction in the value of "Available for Sale" securities.

        The following table presents the capital resources and the related capital ratios of Florida Gulfcoast as of the dates shown:

                                                                                                  December 31,
                                                                               March 31,    -------------------------
                                                                                1997           1996          1995(1)
                                                                             ----------     ----------     ----------

                                                                                           (Dollars in thousands)

Total shareholders' equity                                                   $   11,788     $   11,568     $   10,155

        Less:  unrealized gains (losses) on available for sale securities             6            239            434

        Less:  deferred tax asset disallowed                                        177            149            155
                                                                             ----------     ----------     ----------
Total Tier I capital                                                             11,605         11,180          9,566

        Plus allowance for loan losses includable as Tier 2 capital               1,332          1,275          1,038
                                                                             ----------     ----------     ----------
Total risk based capital                                                     $   12,937     $   12,455     $   10,604
                                                                             ==========     ==========     ==========
Shareholders' equity to assets (period end)                                        7.23%          7.31%          7.49%

Tier I leverage ratio                                                              7.19%          7.25%          7.37%

Tier I risk-based capital ratio                                                   10.72%         10.62%         10.72%

Total risk based capital ratio                                                    11.96%         11.84%         11.88%

Return to average assets                                                           1.13%          1.04%          0.80%

Return to average equity                                                          15.49%         14.37%         11.15%

Dividend payout ratio                                                               --%            --%            --%

Average equity to average asset ratio                                              7.29%          7.27%          7.14%

(1) For December 31, 1995, Florida Gulfcoast was not required to report risk-based capital on a consolidated basis. These ratios represent bank only activity. The differences attributable to the holding company were immaterial.

Results of Operations

     The following is a condensed statement of income or loss from operations for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995.


                                        Three Months Ending March 31,     Year Ending December 31,
                            --------------------------------------------------------------------------------
                                       1997                  1996            1996            1995
                            ----------------------------- ----------- ------------------ -------------------
                                      Annualized           Annualized                            Annualized
                                         % of                % of                % of               % of
                                        Average             Average              Average           Average
                             Amount     Assets   Amount     Assets   Amount      Assets  Amount     Assets
                            ---------------------------------------------------------------------------------
                                                           (Dollars in thousands)
Interest income              $ 3,218       8.01% $ 2,654       7.67% $11,313       7.69% $ 9,711       7.54%

Interest expense:

      Deposits                 1,394       3.47%   1,195       3.45%   4,825       3.28%   4,549       3.53%

      Borrowings                 127       0.32%     129       0.37%     525       0.36%     608       0.47%
                             -------    -------  -------    -------  -------    -------  -------    -------
Net interest income            1,697       4.22%   1,330       3.85%   5,963       4.05%   4,554       3.54%

Provision for loan losses         60       0.15%      75       0.22%     225       0.15%     132       0.10%
                             -------    -------  -------    -------  -------    -------  -------    -------
Net interest income after
      loan loss provision      1,637       4.07%   1,255       3.63%   5,738       3.90%   4,422       3.44%

Non-interest income              155       0.39%     129       0.37%     472       0.32%     464       0.36%

Non-interest expense           1,090       2.71%     895       2.59%   3,777       2.57%   3,292       2.56%
                             -------    -------  -------    -------  -------    -------  -------    -------
Pre-tax income                   702       1.75%     489       1.41%   2,433       1.65%   1,594       1.24%

Income taxes                     248       0.62%     180       0.52%     895       0.61%     569       0.44%
                             -------    -------  -------    -------  -------    -------  -------    -------
Net income                   $   454       1.13% $   309       0.89% $ 1,538       1.04% $ 1,025       0.80%
                             =======    =======  =======    =======  =======    =======  =======    =======

Net Interest Income

        Net interest income is the difference between interest and fees on earning assets and interest paid on interest bearing deposits and other interest bearing liabilities. Net interest income is affected by changes in interest rates earned and paid, and by changes in the volume of earning assets and interest bearing liabilities.

        The following tables summarize the composition of interest-earning assets and interest-bearing liabilities for the periods shown.


                                                              Three Months Ended March 31,
                                   ---------------------------------------------------------------------------
                                                        1997                           1996
                                   ------------------------------------ --------------------------------------
                                      Average                  Yield/     Average                  Yield/
                                      Balance     Interest      Rate      Balance     Interest      Rate
                                   ---------------------------------------------------------------------------
                                                                (Dollars in thousands)
             ASSETS
Interest earning assets:
     Loans                            $106,449    $  2,404        9.03%   $ 90,788    $  2,019        8.90%

     Federal funds sold                  1,762          23        5.22%      3,284          42        5.12%

     Investment securities              45,682         791        6.93%     35,889         593        6.61%
                                      --------    --------    --------    --------    --------    --------

     Total interest earning assets     153,893       3,218        8.36%    129,961       2,654        8.17%

Non-interest earning assets              6,809                               8,511
                                      --------                            --------
Total assets                          $160,702                            $138,472
                                      ========                            ========



         LIABILITIES AND
      SHAREHOLDERS' EQUITY

Interest bearing liabilities:
     NOW                               $ 27,713            221            3.19%         $ 27,636              228            3.30%

     Money market                         8,334             59            2.83%           10,086               79            3.13%

     Savings                             11,433            114            3.99%            6,540               76            4.65%

     Time                                73,832          1,000            5.42%           56,267              813            5.78%

     Federal funds purchased
       and securities sold under
       agreement to repurchase            5,558             74            5.33%            3,755               42            4.47%

     FHLB advances & other
       borrowings                         3,242             53            6.54%            5,220               86            6.59%
                                       --------        -------            -----        ---------          -------            -----
     Total interest bearing
       liabilities                      130,112          1,521            4.68%          109,504            1,324            4.84%
                                                         -----            -----                             -----            -----
Non-interest bearing liabilities         18,867                                           18,650
                                       --------                                         --------
Total liabilities                       148,979                                          128,154

Shareholders' equity                     11,723                                           10,318
                                       --------                                         --------
Total liabilities and
  shareholders' equity                 $160,702                                         $138,472
                                       ========                                         ========
Net interest income                                    $ 1,697                                            $ 1,330
                                                       =======                                             ======
Net yield on interest
  earning assets                                                          4.41%                                              4.09%
                                                                         =====                                               ====


                                                                       Year Ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                        1996                                             1995
                                   ------------------------------------------------------------------------------------------------
                                     Average                         Yield/          Average                            Yield/
                                     Balance        Interest          Rate           Balance          Interest           Rate
                                   ------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

             ASSETS
Interest earning assets:
     Loans                             $ 94,888        $8,551         9.01%         $ 82,946           $7,207            8.69%
     Federal funds sold                   2,139           114         5.33%            2,287              132            5.77%
     Investment securities               38,909         2,648         6.81%           37,238            2,372            6.37%
                                       --------       -------         -----         --------          -------            -----
     Total interest earning assets      135,936        11,313         8.32%          122,471            9,711            7.93%
Non-interest earning assets              11,163                                        6,354
                                       --------                                     --------
Total assets                           $147,099                                     $128,825
                                        =======                                      =======



         LIABILITIES AND
      SHAREHOLDERS' EQUITY

Interest bearing liabilities:

     NOW                               $ 28,440              933            3.28%         $ 28,400            1,000            3.52%

     Money market                        10,026              304            3.03%           11,435              355            3.10%

     Savings                             10,132              437            4.31%            2,018               41            2.03%

     Time                                56,721            3,151            5.56%           51,328            3,153            6.14%

     Federal funds purchased
       and securities sold under
       agreement to repurchase            5,369              263            4.90%            5,563              290            5.21%

     FHLB advances & other
       borrowings                         3,764              262            6.96%            4,673              318            6.81%
                                        -------          -------            -----         --------          -------            -----
     Total interest bearing
       liabilities                      114,452            5,350            4.67%          103,417            5,157            4.99%
                                                         -------            -----                           -------            -----
Non-interest bearing liabilities         21,948                                             16,213
                                       --------                                           --------
Total liabilities                       136,400                                            119,630

Shareholders' equity                     10,699                                              9,195
                                       --------                                           --------
Total liabilities and
  shareholders' equity                 $147,099                                           $128,825
                                        =======                                            =======
Net interest income                                     $  5,963                                          $   4,554
                                                         =======                                           ========
Net yield on interest earning assets                                        4.39%                                              3.72%
                                                                          =======                                            =======


     The following table presents the effect on net interest income of changes from the prior period in volume and rate for the categories and periods indicated. The effect of a change in volume has been determined by applying the rate in the earlier period to the change in volume during the current period. The effect of a change in rate has been determined by applying the volume in the earlier period to the change in rate during the current period.

                          Three Months Ended March 31,         Year Ended December 31,
                            1997 Compared to 1996               1996 Compared to 1995
                         --------------------------------------------------------------------
                          Volume      Rate        Total      Volume       Rate        Total
                          --------------------------------------------------------------------
                                                (Dollars in thousands)
Interest income

Loans                    $   354     $    31     $   385     $ 1,068     $   276     $ 1,344

Investment securities        (20)          1         (19)         (7)        (11)        (18)

Federal funds sold           169          29         198         110         166         276
                         -------     -------     -------     -------     -------     -------
Total interest income        503          61         564       1,171         431       1,602

Interest expense

NOW                            1          (8)         (7)          0         (67)        (67)

Money Market                 (13)         (7)        (20)        (43)         (8)        (51)

Savings                       50         (12)         38         306          90         396


                                                            Three Months Ended March 31,             Year Ended December 31,
                                                                1997 Compared to 1996                 1996 Compared to 1995
                                                       ----------------------------------------------------------------------------
                                                              Volume        Rate         Total       Volume        Rate       Total
                                                       ----------------------------------------------------------------------------
                                                                                  (Dollars in thousands)

Time                                                             241         (54)          187          78         (80)          (2)
Federal funds purchased and securities sold under
agreement to repurchase                                           23           9            32         (12)        (15)         (27)
FHLB advances & other borrowings                                 (32)         (1)          (33)        (53)         (3)         (56)
Total interest expense                                           270         (73)          197         276         (83)         193
                                                               -----       ------        -----       -----       ------       -----
Net interest income                                            $ 233       $ 134         $ 367      $  895       $ 514       $1,409
                                                                ====        ====          ====       =====        ====        =====


Non-interest income

     The following table presents the non-interest income of Florida Gulfcoast for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995.

                                           Three Months Ended                                         Year Ended
                                                March 31,                                            December 31,

                          ---------------------------------------------------------------------------------------------------------
                                                                Change                                                Change
                                                       ----------------------                                ----------------------
                                  1997           1996       Amount         %           1996          1995        Amount      %
                                 ------         ------      ------       ------       -------       ------       ------    ------
                                                                     (Dollars in thousands)

Fees                             $  117          $  95       $  22       23.16%        $  426       $  363       $  63      17.36%
Other                                38             34           4       11.76%            46          101         (55)    (54.46)%
                                 ------         ------      ------       ------       -------       ------       -----     ------
                                 $  155           $129       $  26       20.16%        $  472        $ 464       $   8       1.72%
                                 ======           ====       =====       ======        ======        =====       ======    =======

Non-interest expense

         The following table presents the non-interest expense of Florida Gulfcoast for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995.




                                           Three Months Ended                                         Year Ended
                                                March 31,                                            December 31,
                          ---------------------------------------------------------------------------------------------------------
                                                                Change                                            Change
                                                       ----------------------                            ----------------------
                               1997               1996    Amount           %            1996          1995       Amount       %
                             ------             ------    ------        ------        -------       ------      ------       ------

Personnel                   $   497             $  395    $   102        25.82%        $ 1,727       $1,390     $  337       24.24%
Occupancy                       224                188         36        19.15%            816          747         69        9.24%
Other                           369                312         57        18.27%          1,234        1,155         79        6.84%
                             ------             ------    -------        ------        -------      -------    -------      -------
                             $1,090             $  895    $   195        21.79%        $ 3,777       $3,292     $  485       14.73%
                             ======             ======    =======        ======        =======       ======     ======       ======

Comparison of the Three Months ended March 31, 1997 and 1996

         The increase in total assets during the three month period ended March 31, 1997 reflects the effects of continued strong loan demand within the Sarasota market area. Total assets increased from $158.3 million at year-end 1996 to $163 million at March 31, 1997, or an increase of 3.0%. Deposits increased by 3.3% to $142.4 million during the three month period, while total loans grew to $111.5 million, an increase of 7.8%.

         The increase in net interest income to $1,696,508 for the three months ended March 31, 1997 from $1,329,828 for the three months ended March 31, 1996 reflects a decline in interest rates paid on deposits as well as an increase in yields on both the investment and loan portfolios. During the three months ended March 31, 1997 Florida Gulfcoast recorded loan loss provision expense of $60,000 versus $75,000 for the three months ended March 31, 1996. This was primarily due to reductions in the volume of non performing assets at year end 1996 as compared to a year earlier.

         Non-interest income increased to $155,345 for the three months ended March 31, 1997, from $129,239 for the three months ended March 31, 1996. This reflects an increase in deposit-related service charge income and an increase of $13,000 in net gains on the sale of available for sale securities.

         Non-interest expense increased to $1,090,099 for the three months ended March 31, 1997, from $895,169 for the three months ended March 31, 1996, primarily as a result of increased professional fees, salaries and benefits, and occupancy expense.

Comparison of 1996 to 1995

         Assets grew by 15.9% in 1996, from $136.6 million at December 31, 1995 to $158.3 million at December 31, 1996. Growth of the bank's loan portfolio over that same time was $15.8 million or 18.0%. Deposits at December 31, 1996 stood at $137.9 million as compared to $116.5 million at December 31, 1995, an increase of 18.4%. Net income increased from $1,025,383 in 1995 to $1,537,742 in 1996, primarily as a result of improvements in net interest income.

         Net interest income increased by 30.9%, from $4,554,093 in 1995 to $5,963,267 in 1996. This increase reflects the growth in both the loan and investment portfolios and overall deposit growth. The net yield on interest earning assets increased from 3.72% during 1995 to 4.39% during 1996.

         Enterprise's loan loss provision increased from $132,000 in 1995 to $225,000 in 1996. Chargeoffs and non-accrual loans have been comparable to peer group levels, however, continued rapid growth in the portfolio mandated additions to the reserve.

         Non-interest income increased from $463,704 in 1995 to $472,313 in 1996, primarily as a result of an increase in service charges on accounts related to the growth in Enterprise's deposits.

         Non-interest expense increased from $3,291,628 in 1995 to $3,777,251 in 1996 due to increases in staff size and the costs associated with several technology enhancements.

Analysis of Interest Rate Sensitivity

         Interest rate sensitivity management seeks to minimize the fluctuation in net interest income during periods of changing interest rates. The difference between interest rate sensitive assets and interest rate sensitive liabilities for a specific period, or on a cumulative basis, is commonly referred to as a rate sensitivity "gap". The gap is considered "positive" when rate sensitive assets exceed rate sensitive liabilities and "negative" when rate sensitive liabilities exceed rate sensitive assets. Institutions that have a "positive" gap are generally considered to be in a position to benefit from rising rates but to be adversely affected by falling rates, whereas those that have a "negative" gap are generally considered to be in a position to benefit from falling rates but to be adversely affected by rising rates.

         While gap analysis is a valuable tool in assessing the potential impact of interest rate changes on net interest income, other factors, such as changes in balance sheet composition and the interest rate spread relationship between interest earning assets and interest bearing liabilities, also have an important impact in determining net income.

         The following table sets forth the interest rate sensitivity of Florida Gulfcoast's assets and liabilities at March 31, 1997. Amounts are classified as to the earlier of the next possible repricing date or maturity.


                                            Immediately
                                             Adjustable       2 Days          3 Months
                                              or 1 Day        Through         Through           Over
                                              Maturity        3 Months         1 Year          1 Year         Total
                                              --------        --------        --------        --------       -------
                                                     (Dollars in thousands)

ASSETS:
Federal Funds sold                            $    930                                                       $    930
Investment securities                             --          $  1,392        $  4,326        $ 38,423         44,141
Total Loans                                     29,897           9,060          20,439          52,076        111,472
                                              --------        --------        --------        --------       --------
Total interest earning assets                   30,827          10,452          24,765          90,499        156,543

LIABILITIES:

NOW                                             26,043                                                         26,043
Money Market                                     7,941                                                          7,941
Savings                                                                                         12,736         12,736
Time                                                            35,047          29,138          11,432         75,617
Federal Funds purchased and securities
 sold under agreement to repurchase              4,815                                                          4,815
FHLB advances and other borrowings               1,202           2,000                                          3,202
                                              --------        --------        --------        --------       --------
Total interest bearing liabilities              40,001          37,047          29,138          24,168        130,354
                                              --------        --------        --------        --------       --------
Interest rate sensitivity gap                   (9,174)        (26,595)         (4,373)         66,331       $ 26,189
                                              --------        --------        --------        --------       ========
Cumulative interest rate sensitivity gap      $ (9,174)       $(35,769)       $(40,142)       $ 26,189
                                              ========        ========        ========        ========
Cumulative interest rate sensitivity gap
as a percentage of interest earning
assets                                           (5.86)%        (22.85)%        (25.64)%         16.73%

         As of March 31, 1997, Florida Gulfcoast continued to be in a liability sensitive position through the twelve month cumulative period.

Analysis of Liquidity

         Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Unfunded commitments for loans and lines of credit at March 31, 1997 amounted to $27,059,671.

         The primary sources of liquidity for Enterprise are short term investments and cash flows generated by normal amortization and payoffs in the investment and loan portfolios. These are supplemented by the bank's ability to either sell or borrow against longer term securities, its ability to borrow from the Federal Home Loan Bank and, when conditions warrant, its ability to sell whole loans or participations in loans. Unanticipated liquidity requirements are met primarily by borrowing from correspondent banks which provide unsecured federal funds lines of credit. At March 31, 1997, Enterprise had no such borrowings.

         The liquidity position of Enterprise may also be affected by plans for capital expenditures. Funding those needs will reduce funds available for other purposes. As of March 31, 1997 Enterprise was negotiating for the acquisition of two additional branch sites, the aggregate cost of which would be expected to be between $2 million and $2.5 million.

                          DESCRIPTION OF CAPITAL STOCKS

PROVIDENT FINANCIAL

         The terms of Provident Financial's Common Stock are governed by the laws of Ohio and Provident Financial's Articles of Incorporation and Code of Regulations. The following is a summary of certain material provisions of, and is qualified in its entirety by reference to Ohio law and Provident Financial Group, Inc.'s Articles of Incorporation and Code of Regulations.

Common Stock

         Provident Financial' s Articles of Incorporation authorize the issuance of 110 million shares of Common Stock, no par value. At March 31, 1997, Provident had 41,027,352 shares of Common Stock outstanding held by approximately ___ holders of record.

         Holders of Provident Financial Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have the right to cumulate their votes in the election of directors.

         Subject to preferences which may be granted to holders of preferred stock, holders of Provident Financial Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Provident Financial Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and preferred stock liquidation preferences.

         Holders of Provident Financial Common Stock have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Provident Financial and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Provident Financial Common Stock are fully paid, validly issued and non-assessable. The vote of the holders of two-thirds of all outstanding shares of Provident Financial Common Stock is required to amend the Articles of Incorporation and to approve certain mergers, reorganizations and similar transactions. The Registrar and Transfer Agent for Provident Financial's Common Stock is The Provident Bank.

Preferred Stock

         Provident Financial's Articles of Incorporation authorize five million shares of preferred stock, no par value. Preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given voting and conversion rights which would adversely affect the voting power and equity of holders of Provident Financial Common Stock and could have preference to Provident Financial Common Stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Provident Financial. Provident Financial has 70,272 shares of preferred stock, designated as its Series D Preferred Stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of Provident Financial Common Stock, and pays an annual dividend equal to the dividend payable on 14.0625 shares of Provident Financial Common Stock.

Provisions Affecting Business Combinations

         Ohio law governs the rights of shareholders of Provident Financial. Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation" (the definition of which would include the Provident Financial) from entering into a "Chapter 1704 Transaction" with the beneficial owner (or affiliates of such beneficial owner) of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10% ownership, unless the Board of Directors approves, prior to such person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% ownership. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) from the interested shareholder. Following the expiration of such three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either (i) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is set forth in the corporation's articles of incorporation), including a majority of the outstanding shares, excluding those owned by the interested shareholder, or (ii) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to cause an interested shareholder to negotiate with the Board of Directors of a corporation prior to becoming an interested share holder.

         In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

         While Provident Financial believes that these provisions are in its best interests, shareholders of Florida Gulfcoast should be aware that such provisions could be disadvantageous to them because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

FLORIDA GULFCOAST

Common Stock

         The terms of Florida Gulfcoast's Common Stock are governed by the laws of Florida and Florida Gulfcoast's Articles of Incorporation and Bylaws. The following description of Florida Gulfcoast's Common Stock and certain provisions of Florida Gulfcoast's Articles and Bylaws is a summary and is qualified in its entirety by reference to the provisions of the Florida Gulfcoast Articles and Bylaws.

         Florida Gulfcoast is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share. As of March 31, 1997, there were 1,600,000 shares of Common Stock outstanding which were held by 137 shareholders of record.

         The holders of Florida Gulfcoast Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Florida Gulfcoast Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Florida Gulfcoast, the holders of Florida Gulfcoast Common Stock are entitled to shares ratably in all assets remaining after payment liabilities. The Florida Gulfcoast Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Florida Gulfcoast Common Stock. All outstanding shares of Florida Gulfcoast Common Stock are fully paid and non-assessable, and the shares of Florida Gulfcoast Common Stock to be issued in anticipation of the completion of the transaction will be fully paid and non-assessable. Cumulative voting in the election of directors is not provided. The vote of the holders of two-thirds of all outstanding shares of Florida Gulfcoast Common Stock is required to amend the Articles of Incorporation and to approve certain mergers, reorganizations and similar transactions.

Preferred Stock

         The Articles of Incorporation of Florida Gulfcoast do not authorize the issuance of preferred stock.

Certain Provisions of Florida Gulfcoast's Articles and Bylaws

         Certain provisions of Florida Gulfcoast's Articles and Bylaws may make it more difficult for a third party to acquire Florida Gulfcoast or to change control of Florida Gulfcoast's Board of Directors, thereby reducing Florida Gulfcoast's vulnerability to an unsolicited takeover bid. Florida Gulfcoast's Articles authorize the issuance of 10,000,000 shares of common stock, thus providing Florida Gulfcoast with the flexibility to issue stock for various purposes, including deterrence of takeover bids, without further shareholder approval.

         Florida Gulfcoast's Articles also limit the circumstances under which directors of Florida Gulfcoast may be held monetarily liable for their acts and provide that any further elimination or limitation of such liability of directors hereafter adopted under Florida law will be applicable to Florida Gulfcoast's directors. Florida Gulfcoast's Articles further provide that any repeal or modification of this provision by Florida Gulfcoast's shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification. Under this provision, directors of Florida Gulfcoast may be held monetarily liable only for: (i) a violation of the criminal law; (ii) a transaction from which the director derived an improper personal benefit; (iii) a circumstance under which the liability provisions of the Florida General Corporation Act are applicable; (iv) in a proceeding by or in the right of Florida Gulfcoast to procure a judgment in its favor by or in the right of a shareholder, conscious disregard for the best interests of Florida Gulfcoast, or willful misconduct; (v) in a proceeding by or in the right of someone other than Florida Gulfcoast or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard for human rights, safety or property; or
(vi) behavior which is adjudged in an administrative proceeding or action instituted by an appropriate regulatory agency to be deserving of a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to Florida Gulfcoast.

         The Articles of Incorporation of Florida Gulfcoast contain additional provisions affecting business combinations with interested shareholders. Under Florida Gulfcoast's Articles, no merger, reorganization or consolidation of Florida Gulfcoast may be effected with any interested shareholder who beneficially owns 10% or more of the outstanding voting shares of the corporation unless certain conditions are met. Those conditions include requirements that (i) the ratio of (a) the aggregate amount of the consideration received in the business combination to (b) the market price of the Common Stock of Florida Gulfcoast immediately prior to the announcement of the business combination must meet or exceed a certain ratio set forth therein, (ii) the aggregate amount of the consideration received by the shareholders of Florida Gulfcoast in the business combination shall not be less than the highest price per share previously paid by the interested shareholder, and (iii) the consideration received by the shareholders of Florida Gulfcoast in the business combination shall be in the same form and kind as the consideration paid by the interested shareholder in acquiring the majority of the shares of Florida Gulfcoast Common Stock already owned by the interested shareholder. Provident Financial's Articles of Incorporation do not contain a similar provision.

         Section 607.0901 of the Florida Business Corporation Act (the "Florida Act") is a similar provision to Chapter 1704 of the Ohio law. It provides that an affiliated transaction must be approved by, subject to certain exceptions, the vote of the holders of two-thirds of the voting shares of the Florida corporation other than those beneficially owned by an interested shareholder. An affiliated transaction includes any merger with an interested shareholder or any corporation which is an affiliate of the interested shareholder, any significant sale or mortgage of assets of the corporation to the interested shareholder and other transactions of similar effect. The Florida Act defines an interested stockholder as a beneficial owner of 10% or more of the outstanding voting shares of the corporation.

         Certain of these provisions, particularly in light of the ownership of approximately 35% of Florida Gulfcoast's outstanding Common Stock by its officers and directors as of March 31, 1997, could have the effect of deterring certain corporate transactions, including tender or exchange offers for Florida Gulfcoast Common Stock. The provisions could also have the effect of maintaining incumbent management or of discouraging or defeating proposals that might be viewed as favorable by some holders of the Florida Gulfcoast Common Stock other than Florida Gulfcoast's officers and directors.

Transfer Agent and Registrar

         Florida Gulfcoast serves as its own Transfer Agent and Registrar.

MATERIAL DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Cumulative voting is provided in the election of Provident Financial's directors whereas it is not provided in the election of directors of Florida Gulfcoast. All of Provident Financial's directors are elected annually whereas directors of Florida Gulfcoast are divided into three classes, with each class elected annually for a three year term. While directors of Provident Financial may be removed by shareholders without cause by the vote of a majority entitled to vote, cause must be assigned in order for shareholders of Florida Gulfcoast to remove a director and then the vote required is two-thirds of all outstanding shares. Vacancies on the Board of Directors of Provident Financial are filled by a majority vote of directors in office whereas a two-thirds vote of the remaining directors is required to fill vacancies on the Board of Directors of Florida Gulfcoast. Florida Gulfcoast's Articles of Incorporation, unlike Provident Financial's, do not provide for the issuance of preferred stock.

         Provident Financial's Code of Regulations may be amended by vote of a majority of outstanding shares at a meeting or in a written consent signed by holders of two-thirds of all outstanding shares while Florida Gulfcoast's Bylaws may be amended by the Board of Directors or the vote of two-thirds of all outstanding shares.

         Provident Financial is governed by certain provisions of Ohio law which may be described as having an anti-takeover effect as described above. Similar provisions are provided by Florida law and Florida Gulfcoast's Articles of Incorporation as described above.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Provident Financial Common Stock offered hereby and certain other legal matters in connection with the offering will be passed upon for Provident Financial by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Members of that firm beneficially own ___________ shares of Provident Financial Common Stock. Certain legal matters in connection with the Florida Gulfcoast Common Stock and certain other legal matters in connection with the offering will be passed upon for Florida Gulfcoast by Fowler, White, Gillen, Boggs, Villareal & Banker, P.A.

                                     EXPERTS

         The consolidated financial statements of Provident Bancorp, Inc. (now known as Provident Financial Group, Inc.) appearing in Provident Bancorp's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Florida Gulfcoast as of December 31, 1995 and December 31, 1996, and for each of the two years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors of Florida Gulfcoast knows of no other matters to be presented at the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter does properly come before the Special Meeting, the appointees named in the proxy will vote the proxies in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

         Florida Gulfcoast will hold a 1998 annual meeting of shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1998 annual meeting must have been received by the Secretary of Florida Gulfcoast no later than February 28, 1998 in order to be considered for inclusion in the Florida Gulfcoast proxy materials.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Florida Gulfcoast Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Florida Gulfcoast Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

February 19, 1997
Tampa, Florida

                         FLORIDA GULFCOAST BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                   March 31,     December 31,     December 31,
                                                                    1997            1996             1995
                                                               -------------   -------------    -------------
                                                               (Unaudited)
ASSETS

Cash and cash equivalents                                     $   5,130,766   $   6,766,887    $  10,129,332
Investment securities held to maturity
         (market values of $2,749,453, $2,387,559 and $0)         2,743,540       2,311,762               --
Investment securities available for sale
         (book values of $41,391,314, $43,146,550 and
         $36,041,182)                                            41,397,114      43,385,550       36,474,961
Loans, net of allowance for loan losses of
         $1,331,991, $1,275,038 and $1,037,704                   10,140,367     102,134,036       86,575,814
Premises and equipment, net                                       2,133,370       2,102,023        1,859,557
Interest receivable                                               1,158,600       1,219,632          975,510
Other assets                                                        297,684         370,805          578,639
                                                               -------------   -------------    -------------

TOTAL ASSETS                                                  $ 163,001,441   $ 158,290,695    $ 136,593,813
                                                               =============   =============    =============


LIABILITIES & SHAREHOLDERS' EQUITY

Demand deposits                                               $  20,083,116   $  17,268,924    $  18,930,827
NOW deposits                                                     26,042,729      29,628,261       29,696,481
Money market deposits                                             7,940,838       8,457,781       11,103,765
Savings deposits                                                 12,736,311      10,227,541        2,214,143
Time deposits (under $100,000)                                   52,041,652      50,752,890       41,691,272
Time deposits ($100,000 and over)                                23,575,084      21,564,161       12,830,149
                                                               -------------   -------------    -------------

Total deposits                                                  142,419,730     137,899,558      116,466,637
                                                               -------------   -------------    -------------

Federal funds purchased and securities
      sold under agreements to repurchase                         4,815,000       3,728,000        2,691,094
FHLB advances and other borrowings                                3,202,171       4,147,922        6,000,000
Accounts payable and accrued expenses                               776,117         947,566        1,211,396
                                                               -------------   -------------    -------------

Total liabilities                                               151,213,018     146,723,046      126,369,127
                                                               -------------   -------------    -------------

Common stock; $1.00 par value, 10,000,000
      shares authorized; 1,600,000 shares
      issued and outstanding                                      1,600,000       1,600,000        1,600,000
Additional paid-in capital                                        6,600,000       6,600,000        6,600,000
Unrealized appreciation (depreciation) in investment
      securities, net of related income tax effect                    5,800         239,000          433,779
Undivided profits                                                 3,582,623       3,128,649        1,590,907
                                                               -------------   -------------    -------------

Total shareholders' equity                                       11,788,423      11,567,649       10,224,686
                                                               -------------   -------------    -------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                      $ 163,001,441   $ 158,290,695    $ 136,593,813
                                                               =============   =============    =============

                 The accompanying notes are an integral part of these consolidated financial statements.

                                       FLORIDA GULFCOAST BANCORP, INC.

                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Three Months Ended              Year Ended
                                                                 March 31,                 December 31,
                                                            1997          1996          1996          1995
                                                      ------------  ------------  ------------  ------------
                                                               (Unaudited)
Interest income:
      Loans                                            $ 2,404,074   $ 2,019,370   $ 8,550,850   $ 7,207,362
      Federal funds sold                                    22,405        42,020       113,846       132,024
      Investment securities                                791,310       592,531     2,648,683     2,371,950
                                                      ------------  ------------  ------------  ------------
         Total interest income                           3,217,789     2,653,921    11,313,379     9,711,336
                                                      ------------  ------------  ------------  ------------

Interest expense:
      NOW                                                  220,531       227,853       933,551       999,730
      Money market                                          59,377        78,623       303,829       355,155
      Savings                                              113,706        75,889       436,578        41,408
      Time                                               1,000,481       813,095     3,151,352     3,152,558
      Federal funds purchased and securities sold
         under agreement to repurchase                      73,686        42,243       263,018       290,383
      FHLB advances and other borrowings                    53,500        86,390       261,784       318,009
                                                      ------------  ------------  ------------  ------------
         Total interest expense                          1,521,281     1,324,093     5,350,112     5,157,243
                                                      ------------  ------------  ------------  ------------

         Net interest income                             1,696,508     1,329,828     5,963,267     4,554,093

Provision for loan losses                                   60,000        75,000       225,000       132,000
                                                      ------------  ------------  ------------  ------------

         Net interest income after provision for
            loan losses                                  1,636,508     1,254,828     5,738,267     4,422,093
                                                      ------------  ------------  ------------  ------------

Noninterest income:
    Service charges                                        116,864        95,381       426,361       362,483
    Other                                                   38,481        33,858        45,952       101,221
                                                      ------------  ------------  ------------  ------------
         Total noninterest income                          155,345       129,239       472,313       463,704
                                                      ------------  ------------  ------------  ------------

Noninterest expense:
    Personnel expense                                      497,045       394,772     1,727,334     1,389,926
    Occupancy expense                                      223,830       188,220       815,844       746,735
    Other operating expense                                369,224       312,177     1,234,073     1,154,967
                                                      ------------  ------------  ------------  ------------
         Total noninterest expense                       1,090,099       895,169     3,777,251     3,291,628
                                                      ------------  ------------  ------------  ------------
Income before provision for income taxes                   701,754       488,898     2,433,329     1,594,169
Provision for income taxes                                 247,780       179,747       895,587       568,786
                                                      ------------  ------------  ------------  ------------

NET INCOME                                             $   453,974   $   309,151   $ 1,537,742   $ 1,025,383
                                                      ============  ============  ============  ============

EARNINGS PER SHARE                                     $      0.28   $      0.19   $      0.94   $      0.63
                                                      ============  ============  ============  ============



           The accompanying notes are an integral part of these consolidated financial statements.


                                        FLORIDA GULFCOAST BANCORP, INC.

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                              Unrealized
                                                             appreciation
                                                            (depreciation)
                                               Additional    in investment                   Total
                                  Common         paid-in       securities     Undivided   shareholders'
                                   stock         capital       net of tax      profits       equity
                                -----------    -----------    -----------    -----------   -----------

Balance,
    January 1, 1995             $ 1,600,000    $ 6,600,000    $  (647,552)   $   565,524   $ 8,117,972

Net income                                                                     1,025,383     1,025,383

Unrealized appreciation in
investment securities, net of
related income tax effect                                       1,081,331                    1,081,331
                                -----------    -----------    -----------    -----------   -----------

Balance,
    December 31, 1995             1,600,000      6,600,000        433,779      1,590,907    10,224,686

Net income                                                                       309,151       309,151
    (unaudited)
Unrealized depreciation in
investment securities, net of
related income tax effect
    (unaudited)                                                  (203,779)                    (203,779)
                                -----------    -----------    -----------    -----------   -----------

Balance,
    March 31, 1996
    (unaudited)                 $ 1,600,000    $ 6,600,000    $   230,000    $ 1,900,058   $10,330,058
                                ===========    ===========    ===========    ===========   ===========



                                                              Unrealized
                                                             appreciation
                                                            (depreciation)
                                               Additional    in investment                   Total
                                  Common         paid-in       securities     Undivided   shareholders'
                                   stock         capital       net of tax      profits       equity
                                -----------    -----------    -----------    -----------   -----------

Balance,
    January 1, 1996             $ 1,600,000    $ 6,600,000    $   433,779   $ 1,590,907   $10,224,686

Net income                                                                    1,537,742     1,537,742

Unrealized depreciation in
investment securities, net of
related income tax effect                                        (194,779)                   (194,779)
                                -----------    -----------    -----------    -----------   -----------

Balance,
    December 31, 1996             1,600,000      6,600,000        239,000     3,128,649    11,567,649

Net income                                                                      453,974       453,974
    (unaudited)
Unrealized depreciation in
investment securities, net of
related income tax effect
    (unaudited)                                                  (233,200)                   (233,200)
                                -----------    -----------    -----------    -----------   -----------

Balance,
    March 31, 1997
    (unaudited)                 $ 1,600,000    $ 6,600,000    $     5,800   $ 3,582,623   $11,788,423
                                ===========    ===========    ===========   ===========   ===========


        The accompanying notes are an integral part of these consolidated financial statements.

                         FLORIDA GULFCOAST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Three Months Ended                     Year Ended
                                                               March 31,                         December 31,
                                                      ------------------------------   -------------------------------
                                                          1997             1996            1996              1995
                                                      -------------    -------------   -------------    -------------
                                                               (Unaudited)
Cash flows from operating activities:
      Interest and fee income received               $   3,259,341   $    2,673,310   $  11,174,596    $   9,499,304
      Noninterest income                                   155,345          129,239         472,313          463,704
      Interest paid                                     (1,510,879)      (1,366,897)     (5,343,728)      (4,918,893)
      Salaries and benefits paid                          (671,320)        (556,922)     (2,388,284)      (2,049,687)
      Occupancy expense                                   (133,222)        (119,577)       (516,319)        (468,030)
      Income taxes (paid) refunds received                   9,449         (281,343)     (1,189,292)        (330,346)
      Other operating expenditures                        (735,183)        (342,216)     (1,002,747)      (1,542,060)
                                                      -------------   --------------   -------------    -------------

           Net cash provided by operating activities       373,531          135,594       1,206,539          653,992
                                                      -------------   --------------   -------------    -------------


Cash flows from investing activities:
      Purchases of securities                           (4,693,292)      (2,825,184)    (23,409,531)     (32,095,524)
      Sales and maturities of securities                 6,016,750        3,192,760      13,992,402       17,861,440
      Net increase in loans                             (7,872,576)      (4,238,537)    (15,227,613)      (6,179,302)
      (Increase) decrease in premises and equipment       (121,955)         (48,875)       (541,991)        (111,943)
                                                      -------------   --------------   -------------    -------------

           Net cash used by investing activities        (6,671,073)      (3,919,836)    (25,186,733)     (20,525,329)
                                                      -------------   --------------   -------------    -------------

Cash flows from financing activities
      Increase (decrease) in demand deposits             2,814,192       (1,798,198)     (1,661,903)       2,802,386
      Increase (decrease) in NOW deposits               (3,585,532)      (1,750,580)        (68,220)        (563,668)
      Increase (decrease) in money market deposits        (516,943)        (496,033)     (2,645,984)        (734,645)
      Increase (decrease) in savings deposits            2,508,770       10,880,268       8,013,398          319,861
      Increase (decrease) in time deposits               3,299,685          615,378      17,795,630       20,146,918
      Increase (decrease) in other borrowings              141,249       (3,911,563)       (815,172)       1,987,137
                                                      -------------   --------------   -------------    -------------

           Net cash provided by financing activities     4,661,421        3,539,272      20,617,749       23,957,989
                                                      -------------   --------------   -------------    -------------

Net increase (decrease) in cash and cash equivalents    (1,636,121)        (244,970)     (3,362,445)       4,086,652

Cash and cash equivalents at beginning of period         6,766,887       10,129,332      10,129,332        6,042,680
                                                      -------------   --------------   -------------    -------------

Cash and cash equivalents at end of period           $   5,130,766   $    9,884,362   $   6,766,887    $  10,129,332
                                                      =============   ==============   =============    =============

            The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995



1.       Description of Business and Summary of Significant Accounting Policies:

         Background
         ----------

         Florida Gulfcoast Bancorp, Inc. (the "Company") is a bank holding company formed on January 27, 1995. Its only subsidiary is Enterprise National Bank of Sarasota (the "Bank"). The Bank is a federally chartered bank regulated by the Office of Comptroller of the Currency. The Bank is a member of the Federal Reserve System and commenced operations on March 29, 1989.

         Unaudited Interim Information
         -----------------------------

         In the opinion of management, the unaudited interim financial information reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results expected for the year ending December 31, 1997.

         Principles of Consolidation
         ---------------------------

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All intercompany balances and transactions have been eliminated.

         Prior to January 27, 1995, the Bank was owned directly by its shareholders and issued financial statements under the Bank's name. However, on January 27, 1995, shareholders of the Bank approved a plan of reorganization whereby the Bank became a wholly owned subsidiary of Florida Gulfcoast Bancorp, Inc., a newly organized one-bank holding company. The shareholders of the Bank exchanged their 1,600,000 shares of $2.50 par value stock of the Bank for 1,600,000 shares of $1.00 par value stock of the Company. The transaction has been accounted for in a manner similar to the pooling of interests method and, accordingly, there was no change to the recorded historical cost basis of the Bank's assets and liabilities. The pooling of interests method treats the historical balance sheet and income statement accounts of the combining companies as though the combination had occurred at the beginning of the earliest period shown.

         Investment Securities
         ---------------------

         The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 dictates that investments in such securities be classified as either "Held to Maturity," "Held for Trading" or "Available for Sale." The accounting treatment for unrealized gains and losses on those investments is then dictated by the classification chosen.

         The Company has elected to classify all investments held at March 31, 1997 and December 31, 1996 and 1995, as "Available for Sale" except for municipal securities which are classified as "Held to Maturity." At December 31, 1995, the Company owned no municipal securities, hence all securities were classified as "Available for Sale."

         "Available for Sale" securities are carried at cost adjusted for unrealized gains and losses and further adjusted for amortization of premiums and accretion of discounts using a method that approximates the interest method.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995



         "Held to Maturity" securities are adjusted for amortization of premiums and of discounts only, as the Company has both the intent and ability to hold these securities until their maturity.

         The effects of unrealized gains and losses on "Available for Sale" securities are reflected as a separate component of Shareholders' Equity and they are not reflected in income.

         As of March 31, 1997, unrealized gains of $5,800, which is net of a $3,220 tax effect, were included in Shareholders' Equity. For December 31, 1996, and 1995, unrealized gains of $239,000, net of a $130,729 tax effect, and $433,779, net of a $240,838 tax effect, respectively, were included in Shareholders' Equity.

         Realized gains and losses, and unrealized gains and losses on mutual funds, are reflected in the results of current operations.

         Allowance for Loan Losses
         -------------------------

         The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

         Impairment of Loans
         -------------------

         In October 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         In October 1994, SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," was issued as an amendment to SFAS 114. It allows creditors to use existing methods for recognizing interest income on an impaired loan by eliminating the provisions in SFAS 114 that describe how creditors should report income on impaired loans. SFAS 118 also amends the disclosure requirements in SFAS 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans.

         SFAS 114 and SFAS 118 are required for financial statements for fiscal years beginning after December 15, 1994 and have been adopted by the Company. The Company has classified two loans with an aggregate gross recorded investment of $233,000 as impaired as of March 31, 1997. As of December 31, 1996, and 1995, respectively, the Company had classified three loans with an aggregate gross recorded investment of $111,000 and three loans with an aggregate gross recorded investment of $221,000. Related loss allowances for these loans totaled $117,000, $100,000 and $61,000, respectively, for a net investment of $116,000 for March 31, 1997, $11,000 and $160,000 for December 31, 1996 and 1995. Generally,
         the Company records income on such loans on the cash basis, however, during these periods, income was recorded on the accrual basis since the results were not materially different and because adequate allowances were established. Income recognized on the accrual basis was insignificant. The Company's average net recorded investment in these loans for the period was $234,000, $98,000 and $173,000, respectively.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         Mortgage Servicing Rights
         -------------------------

         In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This standard supersedes and amends several prior FASB Statements and Technical Bulletins including SFAS No. 122 "Accounting for Mortgage Servicing Rights" which applied to mortgage banking activities in which a mortgage is originated or purchased and then sold, with the right to service the mortgage retained by the seller. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Management has concluded that the application of SFAS No. 125, which is applicable only to periods beginning after December 31, 1996, is immaterial.

         SFAS No. 122 became effective during 1996. Retroactive application was not permitted, however, management evaluated the impact of its application to the Company's Balance Sheets and Statements of Operations and has determined that no amounts need to be recorded. Application of the SFAS would not have had a material effect on either the Balance Sheets or Statements of Operations since the Company generally sells the right to service along with any loans which are sold.

         Income Recognition
         ------------------

         Interest income on all loans is accrued based upon the principal amount outstanding. Nonrefundable fees and costs associated with the origination of loans are deferred and recognized over the life of the loan using a method which approximates the interest method.

         Management has established a policy of discontinuing the accrual of interest (nonaccrual status) on a loan once it is 90 days delinquent as to payment of principal or interest. In addition, a loan will be placed on nonaccrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. When loans are placed on nonaccrual status, any accrued or unpaid interest is reversed as a charge to the Statement of Operations.

         A loan may be restored to accrual status when, in management's opinion, the borrower's financial condition indicates the ability to make future payments of interest and principal, and none of the past due interest and principal is due and unpaid.

         Premises and Equipment
         ----------------------

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized on the straight-line method over the shorter of their estimated useful life or the lease term.

         Additions to premises and equipment and major improvements are capitalized. Maintenance and repairs are expensed as incurred.

         Other Real Estate
         -----------------

         Other real estate owned is included in other assets and represents real property acquired by foreclosure or in settlement of debt. Other real estate owned is valued at the lower of the fair value minus estimated costs to sell, or cost. The cost of such assets is defined as their fair value at the time of foreclosure. Subsequent downward adjustments

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         to fair value, if any, are recognized through charges to earnings and corresponding increases in a valuation allowance. If the fair value less estimated costs to sell subsequently increases, the valuation allowance is reduced, and earnings credited; however, the valuation allowance cannot be reduced below zero. Legal fees and other costs in acquiring and holding foreclosed assets are charged to expense as incurred.

         Income Taxes
         ------------

         The Company accounts for certain income and expense items (such as pre-opening expenses, depreciation expense and provision for loan losses) in different time periods for financial reporting purposes than for income tax purposes. Provisions for deferred tax assets and liabilities are made in recognition of such temporary differences.

         The Company uses the liability method in accounting for the effects of income taxes for financial reporting purposes. Changes in tax rates and laws will be reflected in income from continuing operations in the period such changes are enacted.

         Earnings Per Share
         ------------------

         Earnings per share are determined by dividing earnings by the weighted-average number of common shares, including common share equivalents, outstanding during each year. The average number of common and common equivalent shares outstanding for the three-month periods ending March 31, 1997 and 1996 were 1,633,390 and 1,630,698, respectively, and for the years ending December 31, 1996 and 1995 were 1,630,698 and 1,625,598, respectively.

         Cash Flows
         ----------

         For purposes of reporting cash flows, "Cash and cash equivalents" include cash on hand, amounts due from banks, and federal funds sold, which are invested overnight.

2.       Fair Values - SFAS No. 107:

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


                                             December 31,         December 31,
                                                 1996                 1995
                                            (in thousands)       (in thousands
                                         -------------------   -------------------
                                          Carrying     Fair    Carrying     Fair
                                           Amount     Value     Amount     Value
                                         --------   --------   --------   --------
         Assets:
         Cash and cash equivalents       $  6,767   $  6,767   $ 10,129   $ 10,129
         Securities held to maturity        2,312      2,361         --         --
         Securities available for sale     42,689     42,689     35,721     35,721
         Loans receivable                 103,409    104,595     87,614     88,395
         FRB and other stock                  696        696        754        754

         Liabilities:
         Demand Deposits                 $ 65,583   $ 65,583   $ 61,946   $ 61,946
         Time Deposits                     72,317     72,603     54,521     54,894
         Federal Funds purchased and
           Repurchase Agreements            3,728      3,728      2,691      2,691
         Other Borrowings                   4,148      4,183      6,000      6,090



         Estimated values for March 31, 1997 were not available.

         Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

         Securities - Estimated fair value for securities held to maturity and available for sale is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans Receivable - The fair value of fixed-rate loans is estimated by discounting the future cash flows using the current rates at which similar loans of comparable risk and duration would be made. The fair value of adjustable-rate loans is calculated using price assumptions at which similar adjustable rate loans of comparable risk and duration would be made.

         FRB and other stock - The fair value of Federal Reserve Bank stock and other stock is equal to the carrying value since there is no readily available market for the stock.

         Demand Deposits and Time Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the cash flows relating to those deposits using current local market averages for deposits of comparable remaining maturity.

         Federal Funds Purchased and Repurchase Agreements - The carrying value is equal to the fair value since all are for terms of six months or less and rates on outstanding repurchase agreements approximate current rates.

         Other Borrowings - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


3.       Investment Securities:


                                                                       Gross                Gross
                                                                     unrealized            unrealized
                                                      Amortized      gains net of          losses net of       Fair
                                                     cost basis       tax effect            tax effect         Value
         Held to Maturity
         ----------------
         March 31, 1997 (unaudited)
                  Municipal securities               $ 2,743,540       $ 15,162             $ (11,361)     $  2,747,341
                                                     ===========       ========             =========      ============

         December 31, 1996
                  Municipal securities               $ 2,311,762       $ 50,023             $  (1,028)     $ 2,360,757
                                                     ===========       ========             =========      ===========
         December 31, 1995
                  Municipal securities               $        --       $     --             $      --      $        --
                                                     ===========       ========             =========      ===========


         Available for Sale
         ------------------
         March 31, 1997 (unaudited)
                  U. S. Treasury securities          $ 4,752,916       $ 54,262             $  (1,185)     $ 4,805,993
                  Federal agency securities           35,326,295        113,386              (160,663)      35,279,018
                  Mutual funds                           500,503             --                    --          500,503
                  Federal Reserve Bank stock
                     and other stock                     811,600             --                    --          811,600
                                                     -----------       --------             ---------      -----------
                                                     $41,391,314       $167,648             $(161,848)     $41,397,114
                                                     ===========       ========             =========      ===========

         December 31, 1996
                  U. S. Treasury securities          $ 5,252,997       $ 90,758             $     (75)     $ 5,343,680
                  Federal agency securities           36,697,450        244,170               (95,853)      36,845,767
                  Mutual funds                           500,503             --                    --          500,503
                  Federal Reserve Bank stock
                     and other stock                     695,600             --                    --          695,600
                                                     -----------       --------             ---------      -----------
                                                     $43,146,550       $334,928             $ (95,928)     $43,385,550
                                                     ===========       ========             =========      ===========

         December 31, 1995
                  U. S. Treasury securities          $ 5,272,188       $154,570             $  (1,559)     $ 5,425,199
                  Federal agency securities           29,515,294        337,305               (57,507)      29,795,092
                  Mutual funds                           500,970             --                    --          500,970
                  Federal Reserve Bank stock
                     and other stock                     753,700             --                    --          753,700
                                                     -----------       --------             ---------      -----------
                                                     $36,042,152       $491,875             $ (59,066)     $36,474,961
                                                     ===========       ========             =========      ===========

         The amortized cost and fair value of debt securities at March 31, 1997 and December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995

                                                                   March 31, 1997              December 31, 1996
                                                           ----------------------------    --------------------------
                                                            Amortized         Fair          Amortized         Fair
                                                            cost basis        Value         cost basis        Value
                                                                   (unaudited)
         Due in one year or less                           $ 1,907,038      $ 1,910,066     $   751,053     $   750,979
         Due after one year through five years              11,017,677       11,099,385      13,682,960      13,820,083
         Due after five years through ten years              5,976,104        5,913,477       6,180,156       6,185,501
         Due after ten years                                23,921,932       23,909,424      23,648,040      23,813,641
                                                           -----------      -----------     -----------     -----------
             Total debt securities                          42,822,751       42,832,352      44,262,209      44,550,204

             Equity securities including mutual funds        1,312,103        1,312,103       1,196,103       1,196,103
                                                           -----------      -----------      ----------     -----------


             Total securities                              $44,134,854      $44,144,455     $45,458,312     $45,746,307
                                                           ===========      ===========     ===========     ===========



         Investment securities with a fair value at March 31, 1997 of $11,208,716 were pledged as collateral for certain public funds deposits and borrowings. For December 31, 1996, $11,312,714 of investment securities were pledged.

4.       Loans and Allowance for Loan Losses:


                                                March 31,                 December 31,
                                                 1997                1996               1995
                                              (unaudited)
         Commercial                            $ 63,931,123       $ 59,226,885       $50,808,929
         Mortgage                                42,209,671         38,771,357        30,828,711
         Construction                             3,003,216          3,132,638         4,243,421
         Consumer                                 2,328,348          2,278,194         1,732,457
                                               ------------       ------------       -----------

                                                111,472,358        103,409,074        87,613,518

         Less allowance for loan losses          (1,331,991)        (1,275,038)       (1,037,704)
                                               ------------       ------------       -----------

                                               $110,140,367       $102,134,036       $86,575,814
                                               ============       ============       ===========


         Commercial loans include those loans to businesses and individuals generally for the purposes of providing working capital and/or financing the acquisition of assets and are payable on demand or within a specified period of time. Mortgage loans include primarily intermediate term loans secured by real estate and payable in periodic installments. Construction loans include loans to finance the construction of property and become payable upon completion of construction. Consumer loans are made to both businesses and individuals and include installment loans and revolving personal lines of credit.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         Activity in the allowance for loan losses account was as follows:


                                            March 31,                  December 31,
                                              1997               1996               1995
                                           (unaudited)
         Beginning balance                  $1,275,038         $1,037,704         $  997,395
         Provision for loan losses              60,000            225,000            132,000
         Charge-offs                            (3,623)           (51,771)          (117,179)
         Recoveries                                576             64,105             25,488
                                            ----------         ----------         ----------

                                            $1,331,991         $1,275,038         $1,037,704
                                            ==========         ==========         ==========

         As of March 31, 1997 loans totaling $261,015 were on nonaccrual status, the income effect of which was $9,675. As of December 31, 1996 and 1995, respectively, loans totaling $254,903 and $533,554 were on nonaccrual status, the income effect of which was $8,241 and $17,427, respectively.

5.       Concentration of Credit Risk:

         A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

         Most of the Company's business activity is with customers located within the Sarasota, Florida area. The loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flows and proceeds from the sale of selected assets of the borrowers. The amount of collateral obtained upon extension of credit is based on the Company's credit evaluation of each customer. Collateral primarily includes income producing commercial properties and residential homes as well as accounts receivable, inventory, and equipment.

6.       Financial Instruments With Off-Balance Sheet Risk:

         In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments are comprised of commitments to extend credit and letters of credit and involve, in varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contract amount of those instruments. The Company uses the same credit policies in making commitments as they do for on-balance sheet instruments.

         Unfunded commitments, which generally have fixed expiration dates or termination clauses, are legally binding agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         not necessarily represent future liquidity requirements. Fixed rate commitments to extend credit are subject to market risk should interest rates rise above contracted rates during the commitment period. Total unfunded commitments for loans and lines of credit were $27,059,671 at March 31, 1997, with $21,665,510 at December 31, 1996.

         Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction borrowing arrangements or to guarantee a customer's payment for foreign goods. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Outstanding letters of credit as of March 31, 1997 were $853,635, with $494,243 at December 31, 1996.

7.       Premises and Equipment:

                                                  Estimated          March 31,                 December 31,
                                                 useful life           1997              1996              1995
                                                                    (unaudited)
         Land                                                       $   252,000       $   212,000        $  212,000
         Buildings and leasehold improvements     3-30 years          1,509,839         1,509,839         1,394,714
         Furniture and fixtures                   7 years               475,063           467,527           404,892
         Equipment                                5 years             1,171,200         1,096,781           744,424
                                                                    -----------       -----------        ----------

                                                                      3,408,102         3,286,147         2,756,030
         Less accumulated depreciation and
            amortization                                             (1,274,732)       (1,184,124)         (896,473)
                                                                    -----------       -----------        ----------

                                                                    $ 2,133,370       $ 2,102,023        $1,859,557
                                                                    ===========       ===========        ==========


         The Bank operates principally in leased premises. The lease terms are for periods of nine to 30 years and contain renewal options. Minimum future rentals over the remaining noncancellable lease terms total $4,410,808 to be paid as follows: remainder of 1997 - $275,009 1998 -
         $368,303; 1999 - $401,622; 2000 - $414,123; 2001 - $416,247 and
         $2,535,504 thereafter. Total rent expense under these operating leases was $87,371 and $82,805 for the three months ended March 31, 1997 and 1996, respectively, and $345,993 and $325,322 for the years ended December 31, 1996 and 1995, respectively.

8.       Income Taxes:

         The Company accounts for income taxes in accordance with SFAS 109 "Accounting for Income Taxes." Total deferred tax liabilities at March 31, 1997, December 31, 1996 and 1995 related primarily to depreciation timing differences, differences in the timing of recognition of loan fees and the fact that the Company previously used the cash method of income measurement for tax purposes as opposed to the accrual method which was used for book purposes. The amount of those deferred liabilities was $189,591 at March 31, 1997, $200,516 and $167,832 at
         December 31, 1996 and 1995, respectively. Deferred tax assets, which totaled $470,464 at March 31, 1997 and $446,766 and $361,238 at
         December 31, 1996 and 1995, respectively, related primarily to temporary differences in accounting for organizational costs, franchise fees and the allowance for loan losses.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         The significant components of income tax expense attributable to income from continuing operations consisted primarily of:

                                                    Three Months Ended,               Year Ended,
                                                         March 31,                     December 31,
                                                     1997        1996              1996           1995
                                                       (unaudited)
         Current tax expense                       $282,403     $216,330          $948,431       $632,635
         Deferred tax expense (benefit) net         (34,623)     (36,583)          (52,844)       (63,849)
                                                   --------     --------          --------       --------

                                                   $247,780     $179,747          $895,587       $568,786
                                                   ========     ========          ========       ========


9.       FHLB advances and other borrowings:

         At March 31, 1997, the Bank had borrowings outstanding from the FHLB of $2,000,000 as follows:

                $2,000,000 Fixed rate of 6.87% repayable 6/30/97

         At December 31, 1996, the Bank had borrowings outstanding from the FHLB of $3,000,000 as follows:

                $2,000,000 Fixed rate of 6.87% repayable 6/30/97
                $1,000,000 Fixed rate of 8.24% repayable 1/24/98

         The advances are collateralized by a blanket floating lien on first lien, 1-4 family mortgages in an amount equal to 133% of the advances outstanding and by the Bank's March 31, 1997 $565,600 investment in FHLB stock. FHLB Stock at December 31, 1996 was valued at $449,600.

         Other borrowings at March 31, 1997 and December 31, 1996 consist of a short-term borrowing from the U.S. Treasury at a rate of 5%.

10.      Employee Benefits:

         In 1990 the Company implemented a Section 401(k) Employee Savings Plan for all employees who meet various requirements related to age and years of service. The Company's contributions under the Plan, which aggregated $48,000 and $34,800 during 1996 and 1995, respectively, are funded currently and are based on specified percentages of employee contributions. As of March 31, 1997 and 1996, the Company had contributed $17,250 and $12,000, respectively, with respect to its obligation.

11.      Related parties:

         Several of the Bank's directors, officers and their affiliated companies obtained loans and lines of credit from the Bank. These loans and lines of credit were granted in accordance with the normal lending policies of the Bank. At March 31, 1997, the total amount of these borrowings outstanding was $3,462,332. This represented
         $223,920 in new loans and $109,498 in repayments occurring since December 31, 1996. At December 31, 1996 and 1995, the total amount of these borrowings outstanding was $3,347,910 and $3,536,000, respectively. Activity for 1996 consisted of $1,148,664 in new loans and $1,338,754 in repayments and amounts no longer included because the borrowers are no longer related parties.

         In addition, deposits from these related parties totaling approximately $2,257,278 for March 31, 1997, $2,889,314 and $4,636,084
         for December 31, 1996 and 1995, respectively, were on hand.

         One of the Company's directors is a partner in a firm that represents the Company as legal counsel. Professional fees incurred for these services through March 31, 1997 were $9,548. During 1996 and 1995 fees totaled $56,276 and $33,054, respectively.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995

12.      Regulatory Matters:

         The Company is currently dependent upon the Bank for dividends to fund current operations, as the Company currently has no revenue generating operations of its own. This directly limits the ability of the Company to pay a dividend to its shareholders, since federal banking regulations limit the amount of dividends that may be paid to the Company. The Bank cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years, without prior approval of the Comptroller of the Currency. The amount available for dividends as of March 31, 1997 is $2,953,556, and for December 31, 1996, $3,107,388.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and March 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

         As of March 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


         The Company's capital amounts and ratios are presented in the table below.


                                                                                                           To Be Well
                                                                                                           Capitalized
                                                                                                           Under Prompt
                                                                                   For Capital              Corrective
                                                                                     Adequacy                 Action
                                                          Actual                     Purposes                Provisions
                                                  -----------------------     ---------------------    ----------------------
                                                   Amount         Ratio        Amount        Ratio      Amount         Ratio
                                                  -----------------------     ---------------------    ----------------------
         As of March 31, 1997 (unaudited):
               Total Capital
                    (to Risk Weighted Assets)       $12,937        11.9%        $8,658        8.0%       $10,822       10.0%
               Tier I Capital
                    (to Risk Weighted Assets)        11,605        10.7%         4,329        4.0%         6,493        6.0%
               Tier I Capital
                    (to Average Assets)              11,605         7.2%         4,329        4.0%         5,411        5.0%
         As of December 31,1996:
               Total Capital
                    (to Risk Weighted Assets)       $12,455        11.8%        $8,418        8.0%       $10,523       10.0%
               Tier I Capital
                    (to Risk Weighted Assets)        11,180        10.6%         4,209        4.0%         6,314        6.0%
               Tier I Capital
                    (to Average Assets)              11,180         7.2%         4,209        4.0%         5,262        5.0%
         As of December 31,1995:
               Total Capital
                    (to Risk Weighted Assets)       $10,604        11.9%        $7,140        8.0%       $ 8,924       10.0%
               Tier I Capital
                    (to Risk Weighted Assets)         9,566        10.7%         3,569        4.0%         5,355        6.0%
               Tier I Capital
                    (to Average Assets)               9,566         7.4%         3,569        4.0%         4,462        5.0%

         For December 1995 the Company was not required to report consolidated information. The 1995 information represents Bank only activity.


13.      Reconciliation of Net Income to Net Cash Provided by Operating
         Activities:

                                                                Three Months Ended                   Year Ended
                                                                    March 31,                        December 31,
                                                               1997            1996             1996              1995
                                                                   (unaudited)

         Net income                                         $ 453,974        $ 309,151        $1,537,742        $1,025,383

         Adjustments to reconcile net income to net cash provided by operating activities:

         Provision for loan losses                              60,000          75,000           225,000           132,000
         Depreciation and amortization                          90,608          68,643           299,525           278,705
         Increase in deferred loan costs/fees                 (193,755)       (149,602)         (555,610)         (539,123)
         Decrease (increase) in interest receivable             61,032           6,841          (244,122)         (332,671)
         Decrease (increase) in other assets                    73,121         288,094           207,834          (474,986)
         (Decrease) increase in accounts payable
               and accrued expenses                           (171,449)       (462,533)         (263,830)          564,684
                                                             ----------      ---------        ----------        ----------

         Net cash provided by operating activities           $ 373,531       $ 135,594        $1,206,539        $  653,992
                                                             =========       =========        ==========        ==========



FLORIDA GULFCOAST BANCORP, INC.

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 1997 and 1996 (Unaudited) and the Years Ended December 31, 1996 and 1995


14.      Stock Option Plan

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock- Based Compensation." As provided in SFAS No. 123, the Company has elected not to apply a fair value measurement to its stock-based compensation.

         The Company's Stock Option Plan (the Plan) was approved April 26, 1995 and provides for the granting of options to purchase common stock of the Company by key employees.

         Options were granted on May 1, 1995 at an option price ($5.64) which was equal to the market value at the date of the grant. The participants, the Chairman and the President of the Company, were granted 39,000 and 24,000 options, respectively. The options vested immediately and expire on April 20, 2005. Options may not be exercised if the issuance of shares of stock of the Company upon such exercise would constitute a violation of any Federal or State securities, banking or other law or valid regulation. The participants, as a condition to the exercise of these options, shall represent to the Company that the optioned shares that are being acquired for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

         Under the "fair value" measurement process as outlined in SFAS No. 123, a minimum value for the stock option is calculated based on the present value of the option at the grant date. With an exercise price of $5.64, an expected life of approximately ten years and a risk-free rate of 7.06%, ignoring the effects of stock price volatility and dividends, the minimum value of the options granted on May 1, 1995 was $2.75 per share.

         The pro forma net income and earnings per share amounts for 1995 which would have been reported had compensation expense been recorded under the fair value method, net of related tax effect, are $913,811 and $0.56 per share, respectively.

         No options were granted or exercised during 1996 or 1997.

15.      Contingencies and Litigation:

         The Bank is made a party to various lawsuits in the ordinary course of conducting its' commercial banking business. Management knows of no pending or threatened litigation or other contingencies which, in management's' opinion, present a significant risk or loss.

16.      Subsequent Events:

         On May 21, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger") whereby Florida Gulfcoast Bancorp, Inc. will be merged with and into Provident Acquisition Corp., a wholly-owned subsidiary of Provident Financial Group, Inc. ("PFGI"), an Ohio-based company. In addition, Enterprise National Bank will be merged with and into Provident Bank of Florida. In the Merger, each outstanding share of common stock of Florida Gulfcoast Bancorp, Inc. will be converted to PFGI common stock, based on an exchange ratio of $21 divided by the "Market Value" of PFGI stock. Market value is defined as the arithmetic mean of the average daily closing representative bid and asked prices for PFGI stock for the twenty trading days immediately preceding the fifth day before the Closing. Should the Market Value exceed $46.7543 or fall below $33.9958, the Merger could be terminated by the Company or by PFGI, respectively, however the other party (PFGI or the Company, respectively) would then have the option of deeming the Market Value to be $45.7543 or $33.9958 respectively for the purposes of closing the transaction. The Merger is subject to approval by the stockholders of both companies and certain other conditions, including the receipt of the opinion that the Merger may be accounted for as a pooling of interest and will qualify as a tax-free reorganization.

17.      Recently issued accounting pronouncements:

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which establishes new standards for computing and presenting earnings per share. SFAS No. 128 requires presentation of basic and diluted earnings per share on the face of the statement of income. SFAS No. 128 is effective for financial statements issued for periods ending after December 31, 1997 and requires restatement of all prior periods presented. Earlier adoption is not permitted. The adoption of SFAS No. 128 is not expected to have a significant effect on the Company's earnings per share.

                                    ANNEX A
                                    -------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among

                        FLORIDA GULFCOAST BANCORP, INC.,

                            ENTERPRISE NATIONAL BANK,

                             FGBI ACQUISITION CORP.

                                       and

                             PROVIDENT BANCORP, INC.


                                   DATED AS OF

                                  MAY 21, 1997

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1
           DEFINITIONS............................................................................................1

ARTICLE 2
           BASIC TRANSACTION......................................................................................4
           2.1      The Merger....................................................................................4
           2.2      The Closing...................................................................................4
           2.3      Actions at the Closing and on the Closing Date................................................5
           2.4      Effect of Merger..............................................................................5
           2.6      Closing of Transfer Records...................................................................7

ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF ENTERPRISE PARENT AND
           ENTERPRISE.............................................................................................8
           3.1      Capital Structure of Enterprise Parent........................................................8
           3.2      No Subsidiaries Other Than Enterprise; Capital Structure of Enterprise........................8
           3.3      Organization, Standing and Authority of Enterprise Parent and Enterprise......................8
           3.4      Authorized and Effective Reorganization Agreement.............................................9
           3.5      Financial Statements; Minute Books...........................................................10
           3.6      Material Adverse Change......................................................................10
           3.7      Absence of Undisclosed Liabilities...........................................................10
           3.8      Properties...................................................................................11
           3.9      Loans........................................................................................11
           3.10     Tax Matters..................................................................................11
           3.11     Employee Benefit Plans.......................................................................12
           3.12     Certain Contracts............................................................................13
           3.13     Legal Proceedings............................................................................14
           3.14     Compliance with Laws.........................................................................14
           3.15     Brokers and Finders..........................................................................15
           3.16     Insurance....................................................................................15
           3.17     Deposit Insurance............................................................................15
           3.18     Environmental Liability......................................................................15
           3.19     Certain Information..........................................................................16
           3.20     Pooling of Interests.........................................................................16

ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................16
           4.1      Capital Structure of the Buyer...............................................................16
           4.2      Organization, Standing and Authority of the Buyer............................................17
           4.3      Organization, Standing and Authority of Acquisition; Ownership
                    of Acquisition...............................................................................17
           4.4      Authorized and Effective Reorganization Agreement............................................17
           4.5      SEC Documents; Regulatory Filings............................................................18

                                      -ii-

           4.6      Financial Statements.........................................................................18
           4.7      Material Adverse Change......................................................................19
           4.8      Absence of Undisclosed Liabilities...........................................................19
           4.9      Certain Information..........................................................................19
           4.10     Brokers and Finders..........................................................................19
           4.11     Compliance with Laws.........................................................................20
           4.12     Accounting, Tax and Regulatory Matters.......................................................20
           4.13     Legal Proceedings............................................................................20

ARTICLE 5
           COVENANTS.............................................................................................20
           5.1      Shareholders' Meeting........................................................................20
           5.2      Proxy Statement; Registration Statement......................................................21
           5.3      Plan of Merger...............................................................................22
           5.4      Applications.................................................................................22
           5.5      Best Efforts.................................................................................22
           5.6      Investigation and Confidentiality............................................................23
           5.7      Press Releases...............................................................................24
           5.8      Covenants of Enterprise Parent and Enterprise................................................24
           5.9      Enterprise Employees.........................................................................26
           5.10     Affiliates...................................................................................28
           5.11     NASDAQ Application...........................................................................28
           5.12     Director and Officer Insurance Coverage and Indemnification..................................28

ARTICLE 6
           CONDITIONS PRECEDENT..................................................................................28
           6.1      Conditions Precedent - the Buyer and Enterprise Parent.......................................28
           6.2      Conditions Precedent - Enterprise Parent.....................................................30
           6.3      Conditions Precedent - the Buyer.............................................................30

ARTICLE 7
           TERMINATION, WAIVER AND AMENDMENT.....................................................................32
           7.1      Termination..................................................................................32
           7.2      Effect of Termination........................................................................33
           7.3      Survival of Representations, Warranties and Covenants........................................34
           7.4      Waiver.......................................................................................34
           7.5      Amendment or Supplement......................................................................34

ARTICLE 8
           MISCELLANEOUS.........................................................................................35
           8.1      Expenses.....................................................................................35
           8.2      Entire Agreement.............................................................................36

                                      -iii-

           8.3      No Assignment................................................................................36
           8.4      Notices......................................................................................36
           8.5      Captions.....................................................................................37
           8.6      Counterparts.................................................................................37
           8.7      Governing Law................................................................................37
           8.8      Specific Performance.........................................................................37

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") is made as of May 21, 1997 among FLORIDA GULFCOAST BANCORP, INC., a Florida corporation ("Enterprise Parent"), ENTERPRISE NATIONAL BANK, a national banking association and wholly owned subsidiary of Enterprise Parent ("Enterprise"), FGBI ACQUISITION CORP., a Florida corporation ("Acquisition"), and PROVIDENT BANCORP, INC., an Ohio corporation and parent corporation of Acquisition (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Buyer desires to acquire Enterprise in a multi-step transaction in which Enterprise Parent shall merge with and into Acquisition (the "Merger") pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger").

         WHEREAS, in the Merger, shareholders of Enterprise Parent shall receive shares of common stock, no par value per share, of the Buyer ("Buyer Common Stock"); and,

         WHEREAS, the parties hereto desire that, following consummation of the Merger, Enterprise shall be merged (the "Bank Merger") with and into South Hillsborough Community Bank, a Florida banking institution and wholly owned subsidiary of Buyer ("SHCB"), pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the "Bank Merger Agreement"); and,

         WHEREAS, Enterprise Parent desires that Enterprise be acquired by the Buyer pursuant to this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement; and,

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Reorganization Agreement, the following terms have the meanings specified or referred to in this Article 1.

         1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.2 "Bank Merger" shall mean the merger of Enterprise with and into SHCB.

         1.3 "Buyer Financial Statements" shall mean the consolidated balance sheets of the Buyer as of March 31, 1997 and as of December 31, 1995 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three (3) months ended March 31, 1997 and each of the two (2) years ended December 31, 1995 and 1996 as filed by the Buyer in SEC Documents.

         1.4 "Closing Date" shall mean the date specified pursuant to Section
2.2 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.7 "Competing Transaction" shall mean any of the following involving Enterprise Parent or Enterprise (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Enterprise Parent or Enterprise in a single transaction or series of related transactions.

         1.8 "Department of Banking" shall mean the Florida Department of Banking and Finance.

         1.9 "Dissenting Share" shall mean any Share held of record by a shareholder who or that has exercised his, her or its appraisal rights under the Florida 1989 Business Corporation Act.

         1.10 "Effective Time" shall mean the date specified pursuant to Section 2.4(a) hereof as the effective time of the Merger.

         1.11 "Enterprise Parent Financial Statements" shall mean the consolidated balance sheets of Enterprise Parent as of March 31, 1997 and as of December 31, 1995 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three (3) months ended March 31, 1997 and each of the two (2) years ended December 31, 1995 and 1996.

         1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.14 "Executive Officer" of Enterprise Parent and Enterprise shall mean Stephen E. Kunk, Tramm Hudson, Thomas P. Abelmann or Thomas L. Radcliffe and of Buyer shall mean Allen L. Davis, Philip R. Myers or Robert L. Hoverson.

         1.15 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.16 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.17 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.18 "Investment Company Act" means the Investment Company Act of 1940, as amended.

         1.19 "Previously Disclosed" shall mean disclosed prior to the execution hereof in a disclosure letter from Enterprise Parent and delivered to the Buyer, which disclosure letter shall be in form and substance reasonably acceptable to the Buyer.

         1.20 "Proxy Statement" shall mean the proxy statement and any other soliciting materials of Enterprise Parent (or similar documents), together with any supplements thereto, sent to the shareholders of Enterprise Parent to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

         1.21 "Registration Statement" shall mean the registration statement with respect to the Buyer Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.22 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue, exchange or dispose of any of its capital stock or other equity interests, and stock appreciation rights, performance units and other similar stock-based rights, whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.23 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.24 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.25 "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.26 "Share" shall mean a share of Enterprise Parent common stock, $1.00 par value per share.

         1.27 "Tax" or "Taxes" shall mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

         1.28 "Tax Returns" shall mean all federal, state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

         1.29 "Transactions" shall mean the Merger and the Bank Merger, taken together.

         Other terms used herein are defined in the preamble, the recitals to and the other provisions of this Reorganization Agreement.


                                    ARTICLE 2
                                BASIC TRANSACTION

2.1      The Merger

         On and subject to the terms and conditions of this Reorganization Agreement and the Plan of Merger, Enterprise Parent shall merge with and into Acquisition. Acquisition shall be the corporation surviving the Merger (in this capacity, the "Surviving Corporation"). Subsequent thereto, and on and subject to the terms of the Bank Merger Agreement, Enterprise shall merge with and into SHCB.

2.2      The Closing

         The closing of the Merger (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, commencing at 9:00 a.m. local time no later than fifteen (15) business days following the satisfaction or waiver of all conditions set forth in Article 6 hereof (other than conditions with respect to actions the respective parties hereto will take at the Closing itself) or such other date as the parties hereto may mutually determine in writing (the "Closing Date").

2.3      Actions at the Closing and on the Closing Date

         At the Closing, (i) Enterprise Parent will deliver to the Buyer the certificates, instruments and documents referred to in Section 6.3 below, (ii) the Buyer will deliver to Enterprise Parent the certificates, instruments and documents referred to in Section 6.2 below. On the Closing Date, (i) Acquisition will file with the Secretary of State of the State of Florida the Plan of Merger and other documentation required to give effect to the Merger; and (ii) the Buyer will deliver the Payment Fund to the Paying Agent in the manner provided below in Section 2.5.

2.4      Effect of Merger

         (a) The Merger shall become effective at the time (or at such later time as the parties hereto shall agree and specify in the Plan of Merger) (the "Effective Time") Acquisition files the Plan of Merger with the Secretary of State of the State of Florida. The Merger shall have the effects set forth in the Florida 1989 Business Corporation Act. Subject to the terms and conditions of this Agreement, the Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Enterprise Parent or Acquisition in order to carry out and effectuate the transactions contemplated by this Reorganization Agreement.

         (b) The Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of Acquisition immediately prior to the Effective Time.

         (c) The Bylaws of the Surviving Corporation shall be identical to the Bylaws of Acquisition immediately prior to the Effective Time.

         (d) The directors of Acquisition shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). The officers of Acquisition shall become the officers of the Surviving Corporation at and as of the Effective Time.

         (e) At and as of the Effective Time, (A) each Share then issued and outstanding (other than any Dissenting Share) shall be converted into the right to receive that number of shares of Buyer Common Stock equal to: (x) Twenty One Dollars ($21.00); DIVIDED BY (y) the Market Value (as defined hereinafter) of a share of Buyer Common Stock (the "Merger Consideration") and (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto to the extent provided by, and in accordance with, the provisions of the Florida 1989 Business Corporation Act; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Shares outstanding. After the Effective Time, no Share shall be deemed to be outstanding or to have any rights other than those rights set forth above in this Section 2.4. The "Market Value" of a share of Buyer Common Stock shall be calculated based on the arithmetic mean of the average of the daily closing representative bid and asked prices for Buyer Common Stock on the NASDAQ National Market System for the twenty (20) trading days immediately preceding the fifth day before the Closing.

         No fractional shares of Buyer Common Stock shall be issued in the Merger. All fractional shares of Buyer Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share of Buyer Common Stock results from such aggregation, such holder shall be entitled to receive an amount in cash determined by multiplying the average of the closing representative bid and asked prices for Buyer Common Stock on the NASDAQ National Market System on the first trading day after the Effective Time by the fraction of a share of Buyer Common Stock to which such holder would otherwise have been entitled. The amount of cash so received by such holder shall for all purposes of this Reorganization Agreement be deemed to constitute a portion of the Merger Consideration. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share of Buyer Common Stock.

         (f) At and as of the Effective Time, each share of common stock, no par value per share, of Acquisition shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

2.5      Procedure for Payment

         (a) Immediately after the Effective Time, (A) the Buyer will deposit with The Provident Bank, an Ohio banking corporation (the "Paying Agent"), a corpus (the "Payment Fund") consisting of that number of shares of Buyer Common Stock, and of cash in lieu of fractional shares of Buyer Common Stock, sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of record immediately prior to the Effective Time of all of the outstanding Shares (other than any Dissenting Shares) and (B) the Buyer will cause the Paying Agent to mail, within five (5) business days after the Effective Time, a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which represented his, her or its shares shall pass only upon actual delivery thereof to the Paying Agent and which shall contain instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration) together with a duly executed letter of transmittal and such other documents as may be reasonably requested by the Paying Agent to each record holder of Shares for the holder to use in surrendering the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Surviving Corporation, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.5, each Certificate
shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender that number of shares of Buyer Common Stock, into which the Shares theretofore represented by such Certificate shall have been converted at the Effective Time. No dividends will be paid on shares of Buyer Common Stock into which the Shares theretofore represented by a Certificate shall have been converted in the Merger until such Certificate shall have been duly surrendered pursuant to this Section 2.5.

                    In the event a Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, upon the posting by such person of a bond in such amount as Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate and upon such person's compliance with the other requirements set forth in this
Section 2.5, the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration to be received by virtue of the Merger with respect to the Shares represented thereby.

                    Certificates surrendered for exchange by any person who is an "affiliate" of Enterprise Parent for purposes of Rule 145(c) under the Securities Act, shall not be exchanged for certificates representing shares of Buyer Common Stock until the Buyer has received the written agreement of such person contemplated by Section 5.10 of this Reorganization Agreement. If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered, or provide funds for their purchase or establish to the reasonable satisfaction of the Buyer or its agent that such taxes are not payable.

         (b) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one hundred eighty (180) days after the Effective Time, and thereafter all former holders of Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon surrender of their Certificates.

         (c) The Buyer shall pay all charges and expenses of the Paying Agent.

2.6      Closing of Transfer Records

         After the close of business on the Closing Date, transfers of Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                                    ARTICLE 3
       REPRESENTATIONS AND WARRANTIES OF ENTERPRISE PARENT AND ENTERPRISE

         Each of Enterprise Parent and Enterprise hereby represents and warrants, jointly and severally, to the Buyer as follows, which representations and warranties are qualified by the matters Previously Disclosed:

3.1      Capital Structure of Enterprise Parent

         The authorized capital stock of Enterprise Parent consists of Ten Million (10,000,000) Shares, of which One Million Six Hundred Thousand (1,600,000) Shares are issued and outstanding as of the date hereof. All outstanding Shares have been duly issued and are validly outstanding, fully paid and nonassessable. As of March 31, 1997, One Hundred Thousand (100,000) Shares were reserved for issuance, pursuant to stock option and similar plans and options to acquire Sixty Three Thousand (63,000) Shares were issued and outstanding pursuant to such plans. Except for the foregoing, there are no Rights authorized, issued or outstanding with respect to the capital stock of Enterprise Parent. None of the shares of Enterprise Parent's capital stock has been issued in violation of the preemptive rights of any person. There are no shareholder agreements, voting trusts or other agreements or understandings to which Enterprise Parent is a party or bound or relating to the voting or transfer of shares of the capital stock of Enterprise Parent. There are no outstanding contractual or other obligations of Enterprise Parent to purchase, redeem or otherwise acquire any shares of the capital stock of Enterprise Parent.

3.2      No Subsidiaries Other Than Enterprise; Capital Structure of Enterprise

         Except as Previously Disclosed, other than Enterprise, Enterprise Parent does not own, directly or indirectly, or have Rights to acquire, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities or other equity interests of any corporation, bank, savings association, partnership, joint venture, limited liability company or other organization.

         The authorized capital stock of Enterprise consists of two million four hundred thousand (2,400,000) shares of common stock, $2.50 par value per share, of which one million six hundred thousand (1,600,000) are issued and outstanding as of the date hereof and all of which are owned, beneficially and of record, by Enterprise Parent. There are no rights authorized, issued or outstanding with respect to the capital stock of Enterprise. There are no shareholders agreements, voting trusts or other agreements or understandings to which Enterprise Parent or Enterprise is a party or bound or relating to the voting or transfer of shares of the capital stock of Enterprise.

3.3      Organization, Standing and Authority of Enterprise Parent and
         Enterprise

         Enterprise Parent is a duly organized Florida corporation, validly existing and in good standing under the laws of the State of Florida. Enterprise is a duly organized national banking association, validly existing and in good standing under applicable laws. Each of Enterprise Parent and Enterprise has full corporate power and authority to carry on its respective business as now conducted. Neither Enterprise Parent nor Enterprise is required to be qualified to do business in any other jurisdiction of the United States or any foreign jurisdiction. Each of Enterprise Parent and Enterprise has all material federal, state and local governmental authorizations necessary for it to own or lease its respective properties and assets and to carry on its respective business as it is now being conducted.

3.4      Authorized and Effective Reorganization Agreement

         (a) Each of Enterprise Parent and Enterprise has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement subject to receipt of all required regulatory approvals. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Enterprise Parent and Enterprise, subject to approval thereof by the shareholders of Enterprise Parent to the extent required by applicable law and the Articles of Incorporation and By-Laws of Enterprise Parent.

         (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Enterprise Parent will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Enterprise Parent, except that the affirmative vote of the holders of 662/3% of the outstanding shares of Enterprise Parent Common Stock is required to approve the Plan of Merger pursuant to applicable Florida law and the Articles of Incorporation of Enterprise Parent.

         (c) The Board of Directors of Enterprise Parent has directed that this Reorganization Agreement and, following its execution, the Plan of Merger be submitted to Enterprise Parent's shareholders for approval at a special meeting to be held as soon as practicable.

         (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of each of Enterprise Parent and Enterprise and the Plan of Merger, upon the execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Enterprise Parent, in each case enforceable against them in accordance with their respective terms, and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (e) Neither the execution and delivery of this Reorganization Agreement or of the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Enterprise Parent or Enterprise with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws or other charter documents of Enterprise Parent or Enterprise, (ii) except as Previously Disclosed, constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Enterprise Parent or Enterprise pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, any of which would be material to the combined business operations or financial condition of Enterprise Parent and Enterprise, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Enterprise Parent or Enterprise.

3.5      Financial Statements; Minute Books

         The Enterprise Parent Financial Statements, except as noted therein, accurately and correctly present in all material respects the consolidated financial position of Enterprise Parent as of the dates indicated and the consolidated results of operations of Enterprise Parent for the periods then ended and have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except that any interim financial statements included in Enterprise Parent Financial Statements are subject to normal year-end adjustments, none of which will be material, and except for the absence of certain footnote information in the interim financial statements. The books and records of Enterprise Parent and of Enterprise accurately and correctly reflect in all material respects the transactions to which Enterprise Parent or Enterprise, as the case may be, is a party or by which its properties are subject or bound to the extent required by GAAP. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of each of Enterprise Parent and Enterprise contain accurate records of all material corporate actions of its shareholders and Board of Directors (including any Executive Committee or other committee of its Board of Directors).

3.6      Material Adverse Change

         Neither Enterprise Parent nor Enterprise has suffered any material adverse change in its consolidated financial condition, results of operations or business since December 31, 1996 and, to the knowledge of the Executive Officers of Enterprise Parent and Enterprise, no fact or condition exists that could reasonably be expected to cause such a material adverse change.

3.7      Absence of Undisclosed Liabilities

         Neither Enterprise Parent nor Enterprise has any liability (contingent or otherwise) that is material to Enterprise Parent and Enterprise, taken as a whole, or that, when combined with all similar liabilities, would be material to Enterprise Parent and Enterprise, taken as a whole, except as disclosed in Enterprise Parent Financial Statements or as Previously Disclosed or as incurred in the ordinary course of Enterprise Parent's or Enterprise's business consistent (both as to quality and quantity) with past practice.

3.8      Properties

         Each of Enterprise Parent and Enterprise has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of its respective properties and assets, real and personal, reflected on Enterprise Parent Financial Statements as being owned by such entity as of December 31, 1996 or acquired after such date, except (i) as reflected on the Enterprise Financial Statements, (ii) liens for taxes not yet due and payable, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and that do not materially interfere with the use of such properties or assets by Enterprise Parent or Enterprise and (v) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which either Enterprise Parent or Enterprise, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms.

3.9      Loans

         To the knowledge of the Executive Officers of Enterprise Parent and Enterprise, each loan reflected as an asset in Enterprise Parent Financial Statements as of December 31, 1996, and each loan entered into by Enterprise Parent or Enterprise subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, neither Enterprise Parent or Enterprise is a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Enterprise Parent or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.10     Tax Matters

         (a) Enterprise Parent or Enterprise has timely filed federal income tax returns for each year through December 31, 1996 and has timely filed, or caused to be filed, all other federal, state, local Tax Returns required to be filed with respect to Enterprise Parent or Enterprise.

         (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due in respect of any subsequent tax periods (including any periods ending on or prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof except where such taxes (i) are not yet delinquent or are being contested in good faith, with adequate reserves established, or (ii) have not been finally determined. Neither Enterprise Parent nor Enterprise will have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation with respect to such returns is pending.

         (c) All federal, state and local Tax Returns filed by Enterprise Parent are complete and accurate in all material respects. Neither Enterprise Parent nor Enterprise is delinquent in the payment of any Tax, assessment or governmental charge, and neither Enterprise Parent nor Enterprise has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been asserted or assessed (tentatively or otherwise) or, to the knowledge of Enterprise Parent, proposed against Enterprise Parent or Enterprise which have not been settled and paid. There are currently no agreements in effect with respect to Enterprise Parent or Enterprise to extend the period of limitations for the assessment or collection of any Tax.

         (d) Termination of the employment of any employee of Enterprise Parent or Enterprise following consummation of the transactions contemplated hereby will not cause Enterprise Parent or Enterprise to make or to be required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

3.11     Employee Benefit Plans

         (a) Enterprise Parent has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Enterprise Parent or Enterprise, and will make available to the Buyer (i) the most recent actuarial and financial reports prepared with respect to any plans qualified under Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

         (b) Neither Enterprise Parent nor Enterprise (nor any pension plan maintained by either of them) has incurred or reasonably expects to incur any material liability to the Internal Revenue Service with respect to any plan qualified under Section 401(a) of the Code. Neither Enterprise Parent nor Enterprise has ever sponsored, participated in or maintained any defined benefit pension plan. Neither Enterprise Parent nor Enterprise has ever participated in a "multiemployer plan" (as defined in ERISA).

         (c) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Enterprise

Parent or Enterprise which is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under
Section 501 of the Code. No such letter has been revoked or threatened to be revoked and neither Enterprise Parent or Enterprise knows of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

         (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Enterprise Parent or Enterprise which would result in the imposition, directly or indirectly, of a material excise tax under
Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of Enterprise Parent and Enterprise, taken as a whole.

         (e) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by Enterprise Parent or Enterprise did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

3.12     Certain Contracts

         (a) Except as Previously Disclosed, neither Enterprise Parent nor Enterprise is a party to, or is bound by, (i) any material agreement, arrangement or commitment, whether or not made in the ordinary course of business, other than loans or loan commitments made in the ordinary course of the banking business of Enterprise Parent or Enterprise, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Enterprise Parent or Enterprise or the guarantee by Enterprise Parent or Enterprise of any such obligation, other than instruments relating to transactions entered into in the customary course of the banking business of Enterprise Parent or Enterprise and reflected in Enterprise Parent Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in the case of each of clauses (i) through (iv), inclusive, whether written or oral.

         (b) Neither Enterprise Parent nor Enterprise is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

         (c) Since December 31, 1996, neither Enterprise Parent or Enterprise has incurred or paid any obligation or liability that would be material to Enterprise Parent and Enterprise, taken as a whole, except obligations incurred or paid in connection with transactions in the ordinary course of business of Enterprise Parent or Enterprise consistent with its past practices or except as Previously Disclosed or reflected in Enterprise Parent Financial Statements.

         (d) Except as Previously Disclosed, neither Enterprise Parent nor Enterprise is a party to any transaction (other than agreements Previously Disclosed in connection with Section 3.9 hereof) with (i) any person who has been an executive officer or a director of Enterprise Parent or Enterprise since December 31, 1996, (ii) any spouse of any such officer or director, (iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same principal residence as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or (v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Enterprise Parent in the ordinary course of its banking business.

3.13     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Enterprise Parent or Enterprise, threatened against Enterprise Parent or Enterprise or against any asset, interest or right of Enterprise Parent or Enterprise that would, if determined adversely to Enterprise Parent or Enterprise, have a material adverse effect on Enterprise Parent and Enterprise, taken as a whole. To the knowledge of Enterprise Parent or Enterprise, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon the Buyer, Enterprise Parent or Enterprise or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. There are no actions, suits proceedings instituted, pending or, to the knowledge of Enterprise Parent, threatened against any present or former director or executive officer of Enterprise Parent or Enterprise that might give rise to a claim for indemnification that would, if determined adversely to Enterprise Parent or Enterprise, have a material adverse effect on Enterprise Parent and Enterprise, taken as a whole, and, to the knowledge of the Executive Officers of Enterprise Parent or Enterprise, there is no reasonable basis for any such action, suit or proceeding.

3.14     Compliance with Laws

         Each of Enterprise Parent and Enterprise is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business as to which the failure to comply would have a material adverse effect upon Enterprise Parent and Enterprise taken as a whole, and neither Enterprise Parent nor Enterprise nor, to the knowledge of Enterprise Parent or Enterprise, any director or officer thereof has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Neither Enterprise Parent nor Enterprise is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

3.15     Brokers and Finders

         Except for the fees of Sandler O'Neill & Partners, L.P., neither Enterprise Parent nor Enterprise nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any brokers or finders fees or commissions in connection with the transactions contemplated herein or the Plan of Merger.

3.16     Insurance

         Enterprise Parent has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by Enterprise Parent or Enterprise. Except as Previously Disclosed, neither the Executive Officers of Enterprise Parent nor Enterprise has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, neither Enterprise Parent nor Enterprise has been refused any insurance coverage sought or applied for, and neither Enterprise Parent nor Enterprise has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Enterprise Parent or Enterprise.

3.17     Deposit Insurance

         Enterprise is an insured bank as defined in the FDIA, and Enterprise has paid all assessments and filed all reports required by the FDIA.

3.18     Environmental Liability

         There is no legal, administrative, arbitral or other proceedings, or, to the knowledge of Enterprise Parent or Enterprise, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Enterprise Parent or Enterprise of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Enterprise Parent, which liability might have a material adverse effect on the financial condition, results of operations or business of

Enterprise Parent and Enterprise, taken as a whole; except as Previously Disclosed, to the knowledge of Enterprise Parent or Enterprise, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Enterprise Parent nor Enterprise are subject to any agreement, order judgment decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

3.19     Certain Information

         The information provided by Enterprise Parent to the Buyer for use in the Registration Statement, other than information subject to Section 4.9 hereof, at the time the Proxy Statement is mailed to shareholders of Enterprise Parent up to and including the time of Enterprise Parent shareholders' meeting to vote upon the Merger, (i) will comply in all material respects with the applicable provisions of the regulations of the Securities Laws and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.20     Pooling of Interests.

         The Executive Officers of Enterprise Parent and Enterprise have no knowledge that the Transactions will not qualify as a pooling of interests for financial accounting purposes.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Each of the Buyer and Acquisition hereby jointly and severally represents and warrants to Enterprise Parent as follows:

4.1      Capital Structure of the Buyer

         The authorized capital stock of the Buyer consists at March 31, 1997 of Sixty Million (60,000,000) shares of Buyer Common Stock, of which Forty One Million Twenty Seven Thousand Three Hundred Fifty Two (41,027,352) shares were issued and outstanding and none of which shares were held in treasury, and Five Million (5,000,000) shares of preferred stock, of which Seventy Thousand Two Hundred Seventy-Two (70,272) shares of Series D preferred stock were issued and outstanding. All outstanding shares of the Buyer's capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of the Buyer's capital stock has been issued in violation of the preemptive rights of any person. The shares of the Buyer Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of March 31, 1997, Nine Million Two Hundred Eighty Two Thousand Six Hundred Seventy Eight (9,282,678) shares of the Buyer Common Stock were reserved for issuance in connection with option plans and other Rights. Except as previously disclosed to Enterprise Parent or as set forth in the Buyer's SEC Documents, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Buyer.

4.2      Organization, Standing and Authority of the Buyer

         The Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Ohio, with full power and authority to carry on its business as now conducted. The Buyer is registered as a bank holding company under Bank Holding Company Act and has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets, to carry on its business and to complete the transactions contemplated hereby subject to applicable regulatory approvals.

4.3      Organization, Standing and Authority of Acquisition; Ownership of
         Acquisition.

         Acquisition is a duly organized Florida corporation, validly existing and in good standing under applicable laws, and the outstanding shares of capital stock of Acquisition are validly issued, fully paid, nonassessable and owned directly by the Buyer free and clear of all liens, claims and encumbrances. Acquisition has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets, to carry on its business and to complete the transactions contemplated hereby.

4.4      Authorized and Effective Reorganization Agreement

         (a) The Buyer has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement subject to receipt of all required regulatory approvals. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer.

         (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, the Buyer will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer.

         (c) Acquisition has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Acquisition will have all requisite corporate power and authority to enter into and to perform all of its obligations under the Plan of

Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at such time of execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquisition.

         (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of the Buyer and Acquisition and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereof, will constitute a legal, valid and binding obligation of the Buyer and Acquisition, respectively, in each case enforceable against it in accordance with their respective terms, subject to, as to enforceability, bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (e) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger by the Buyer and Acquisition, nor consummation of the transactions contemplated hereby or thereby, nor compliance by the Buyer or Acquisition with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, By-laws or Regulations (as the case may be) of the Buyer or Acquisition, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Buyer or Acquisition pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, any of which would be material to the Buyer's business operations or financial condition or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Acquisition.

4.5      SEC Documents; Regulatory Filings

         The Buyer has filed as of the date of this Agreement and will continue to file between the date of this Agreement and the Closing or termination of this Agreement all SEC Documents required by the Securities Laws and such SEC Documents filed as of the date hereof complied, and those filed subsequent to the date hereof will comply, as of their respective dates, in all material respects with the Securities Laws. The Buyer and each subsidiary of the Buyer that is a depository institution has filed as of the date hereof and will continue to file between the date of this Agreement and the Closing or termination of this Agreement all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports that have been filed were prepared, and those to be filed will be in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

4.6      Financial Statements

         The Buyer Financial Statements fairly present in all material respects the consolidated financial position of the Buyer as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of the Buyer for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except that any interim statements included in the Buyer Financial Statements are subject to normal year-end adjustments, none of which will be material.

4.7      Material Adverse Change

         The Buyer has not suffered any material adverse change in its financial condition, results of operations or business since December 31, 1996 and, to the knowledge of the Executive Officers of Buyer, no fact or condition exists that could reasonably be expected to cause such a material adverse change other than the transactions contemplated by this Reorganization Agreement and the reasonable expenses incurred by the Buyer in connection therewith.

4.8      Absence of Undisclosed Liabilities

         The Buyer has no liability (contingent or otherwise) that is material to the Buyer, or that, when combined with all similar liabilities, would be material to the Buyer, except as disclosed in the Buyer Financial Statements.

4.9      Certain Information

         (a) The information provided by the Buyer to Enterprise Parent for use in the Proxy Statement, at the time the Proxy Statement is mailed to shareholders of Enterprise Parent and at all subsequent times up to and including the time of Enterprise Parent shareholders' meeting to vote upon the Merger, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Buyer shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by the Buyer relating to the Buyer, (i) will comply in all material respects with the applicable provisions of the Securities Laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.10     Brokers and Finders

         Neither the Buyer nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger.

4.11     Compliance with Laws

         The Buyer is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business as to which the failure to comply would have a material adverse effect upon Buyer, and neither the Buyer nor, to the knowledge of the Buyer, any director or officer thereof has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. The Buyer is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

4.12     Accounting, Tax and Regulatory Matters

         The Buyer has not agreed to take any action and has not agreed to any circumstances that would prevent the Transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

4.13     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Buyer or Acquisition, threatened against Buyer or Acquisition or against any asset, interest or right of Buyer or Acquisition, that would have a material adverse effect on Buyer and its subsidiaries, taken as a whole. To the knowledge of Buyer and Acquisition, there are no actual or threatened actions, suits or proceedings which present a claim or restrain or prohibit the transactions contemplated herein or to impose upon the Buyer, Acquisition, Enterprise Parent or Enterprise or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Buyer, threatened against any present or former director or executive officer of Buyer or Acquisition that might give rise to a claim for indemnification that would, if determined adversely to Buyer or Acquisition, have a material adverse effect on Buyer and its subsidiaries, taken as a whole.


                                    ARTICLE 5
                                    COVENANTS

5.1      Shareholders' Meeting

         Subject to the provisions of Section 7.1(i) hereof, (i) Enterprise Parent shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be duly called, commenced and held as soon as practicable, and (ii) the Board of

Directors of Enterprise Parent shall, in accordance with applicable law, include in the Proxy Statement its recommendation that Enterprise Parent's shareholders vote in favor of the transactions contemplated hereby and by the Plan of Merger.

5.2      Proxy Statement; Registration Statement

         In connection with any solicitations of approval by the shareholders of Enterprise Parent of this Reorganization Agreement and the transactions contemplated hereby, the Buyer (assisted by Enterprise Parent) shall file with the SEC and with the appropriate state governmental offices under the securities or "blue sky" laws of such states, shall use all reasonable efforts to respond to the comments of the staff of the Commission (the "Staff") or such state governmental offices and have cleared by the Commission under the Exchange Act and Enterprise Parent shall promptly thereafter mail to Enterprise Parent's shareholders, proxy solicitation materials, including a letter to shareholders, notice of meeting, proxy statement and appropriate related forms of proxies with respect to Enterprise Parent's shareholders' meeting. Such Proxy Statement shall also constitute a prospectus of the Buyer with respect to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement and prospectus, together with all amendments and supplements thereto, are referred to herein as the "Proxy Statement/Prospectus"), and shall be a part of a registration statement (the "Registration Statement") to be filed by the Buyer with the Commission for the purpose of registering the public offering of such shares of Buyer Common Stock under the Securities Act. The Buyer shall file promptly such Registration Statement and shall use its best efforts to respond to the comments of the Staff with respect thereto and to have it declared effective by the Commission. The Buyer shall notify Enterprise Parent promptly of the receipt of any comments of the Staff and of any request by the Staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information, and shall supply Enterprise Parent with copies of all correspondence between the Buyer or its representatives, on the one hand, and the Commission or members of the Staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated hereby.

         Each of Enterprise Parent and the Buyer shall correct promptly any information specifically provided by it for inclusion in the Proxy Statement/Prospectus which shall have become false or misleading in any material respect. Each of Enterprise Parent and the Buyer shall take all steps necessary to file or to cause to be filed with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Registration or the Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of Enterprise Parent as and to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and other applicable law.

5.3      Plan of Merger

         The terms of the Plan of Merger and Bank Merger Agreement are incorporated herein by reference. Enterprise Parent shall execute and deliver the Plan of Merger, and Enterprise shall execute and deliver the Bank Merger Agreement, as soon as practicable following the Buyer's request therefor.

5.4      Applications

         As promptly as practicable after the date hereof but in any event no later than July 31, 1997, the Buyer shall submit any requisite applications for prior approval of the Transactions (i) to the Federal Reserve Board pursuant to the Bank Holding Company Act, and (ii) to the OCC pursuant to the National Banking Act, the Department of Banking pursuant to Florida Statutes section
658.01 et. seq., and to the FDIC under the Bank Merger Act, and each of the parties hereto shall submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Transactions. The Buyer, and Enterprise Parent and Enterprise each represents and warrants to the others that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

         If required, each of the parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period and will make any further filings pursuant thereto that may be necessary, proper or advisable. All costs associated with such filings shall be paid by the Buyer.

5.5      Best Efforts

         (a) Each of the Buyer, Enterprise Parent and Enterprise shall use its respective best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 5.2 and 5.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Transactions at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Enterprise Parent and Enterprise shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the Buyer, except where such payment or modification would not have a material adverse effect on Enterprise Parent or Enterprise, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the provisions of Section 5.8(b)(12) and 7.1(i) hereof, no party hereto shall take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Transactions pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or that would impair the Buyer's ability to account for the acquisition effected hereby as a "pooling of interests."

         (b) Enterprise Parent shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to Enterprise Parent, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Buyer, Enterprise Parent or Enterprise, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

         (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

5.6      Investigation and Confidentiality

         Enterprise Parent and the Buyer will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. Enterprise Parent and the Buyer may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Enterprise Parent and the Buyer agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

5.7      Press Releases

         Enterprise Parent and the Buyer shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary under the provisions of applicable law.

5.8      Covenants of Enterprise Parent and Enterprise

         (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or consented to or approved by the Buyer, Enterprise Parent and Enterprise shall each use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

         (b) Except with the prior written consent of the Buyer, between the date hereof and the Effective Date, neither Enterprise Parent nor Enterprise shall:

                    (1) carry on its business other than in the usual, regular and ordinary course consistent with past practice;

                    (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

                    (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of Enterprise Parent or Enterprise, as the case may be, consistent with past practice provided that Enterprise Parent may issue shares in connection with the exercise of any Rights outstanding as of the date of this Agreement;

                    (4) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                    (5) amend its Articles of Incorporation or By-laws or other charter documents;

                    (6) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization; or create any subsidiary;

                    (7) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business where such failure would have a material adverse effect upon Enterprise Parent and Enterprise taken as a whole; enter into any material swap, hedge or other similar off-balance sheet transaction; waive or release any material right or cancel or compromise any material debt or claim where such action would have a material adverse effect upon Enterprise Parent and Enterprise taken as a whole; restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of Section 3.9 hereof or that would have been required to have been so disclosed if it had been outstanding at March 31, 1997 (an "Affiliate Loan"), waive or release any right or cancel or compromise any debt or claim in connection with any such Affiliate Loan, or make any new Affiliate Loan that would have been required to have been so disclosed if it had been outstanding at March 31, 1997;

                    (8) except for the sale of securities in the ordinary course of business, liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditures in excess of $50,000 in the aggregate; or establish new branches or other similar facilities; or enter into or modify any leases or other contracts that involve annual payments by Enterprise Parent that exceed $25,000 in any instance or $50,000 in the aggregate; provided, however, that Enterprise may expend up to $1,100,000 to acquire land for two (2) branches in Sarasota or Manatee County, Florida without the approval of Buyer;

                    (9) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with Enterprise Parent's or Enterprise's standard compensation and benefits practices; enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                    (10) change its lending, investment, asset, liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

                    (11) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law or applicable regulations;

                    (12) solicit, initiate inquiries or proposals or enter into negotiations with respect to any Competing Transaction, or furnish any written information relating to or in connection with any such Competing Transaction, other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify the Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with Enterprise Parent; provided that nothing contained herein shall prohibit the Board of Directors of Enterprise Parent from furnishing information to or entering into discussions or negotiations with, any person or entity, if, and only to the extent that (A) the Board of Directors of Enterprise Parent, based upon the advice of outside counsel, determines in good faith that such action is required by the Board of Directors to comply with its fiduciary duties to shareholders imposed by law,
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, Enterprise Parent provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity relating to a Competing Transaction, and (C) Enterprise Parent keeps Buyer reasonably informed as to the status and all material information with respect to any such discussions or negotiations;

                    (13) permit total shareholders' equity (excluding the effects of FASB 115) to be less than 7% of total assets at any time for Enterprise Parent on a consolidated basis;

                    (14) permit the total risk-based capital ratio of Enterprise Parent on a consolidated basis to be less than ten percent (10%);

                    (15) permit Enterprise Parent's consolidated loan loss reserve as of the Closing to be less than 1.15% of total loans outstanding; or

                    (16) agree to do any of the foregoing.

         (c) As soon as practicable, Enterprise Parent shall cause (i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to the Buyer, (ii) to the extent not already performed, its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statement in registration statements filed by the Buyer under the Securities Act.

5.9      Enterprise Employees

         All employees of Enterprise as of the Effective Time shall become employees of the Buyer or a subsidiary of the Buyer. At the Closing, the Buyer shall enter into employment agreements with Mr. Tramm Hudson and Mr. Stephen E. Kunk in the forms attached hereto as Exhibit 5.9 (the "Employment Agreements"). Nothing in the Reorganization Agreement shall give any employee of Enterprise a right to continuing employment with the Buyer after the Effective Time. As soon as practicable after the Effective Time, the Buyer shall provide or cause to be provided to all employees of Enterprise who remain employed by the Buyer benefits which in the aggregate are no less favorable than those generally afforded to other employees of the Buyer holding similar positions as follows:

         (a) Each employee of Enterprise will be entitled to credit for prior service with Enterprise for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Buyer to the extent Enterprise sponsored a similar type of plan in which the Enterprise employee participated immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Enterprise employee. for purposes of determining each Enterprise employee's benefit for the year in which the Merger occurs under the Buyer vacation program, any vacation taken by an Enterprise employee immediately preceding the Effective Time for the year in which the Merger Occurs will be deducted from the total Buyer vacation benefit available to such Enterprise employee for such year. Buyer agrees that for purposes of determining the number of vacation days available with respect to each Enterprise employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under Enterprise vacation policy in effect as of January 1, 1997. Unused sick leave and vacation leave accrued by employees of Enterprise as of the Effective Time will be recognized by Buyer to the extent it is used in the fiscal year of Buyer in which the Effective Time occurs. Buyer further agrees to credit each Enterprise employee for the year during which such coverage under the Buyer welfare benefit plan begins, with any deductibles already incurred during such year under Enterprise's group health plan.

         (b) On or before, but effective as of, the Effective Time, Enterprise may take such actions as may be necessary to cause each individual employed by Enterprise immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by Enterprise as of the Effective Time.

         (c) If the transaction contemplated hereby closes while a calendar year of Enterprise is in progress, all employees who are eligible to participate in any Enterprise bonus plan in effect for such year shall be entitled to receive their pro rata portion of any bonus payable thereunder for such year determined on the basis of the number of days of the year which elapsed prior to the closing divided by 364. for purposes of determining such bonus, the profit plan objectives shall be deemed to have been met for the year.

         It is provided, however, that this Section 5.9 shall not be construed
(i) to limit the ability of the Buyer and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require the Buyer or its affiliates to provide employees or former employees with post-retirement medical benefits.

5.10     Affiliates

         The Buyer and Enterprise Parent shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Enterprise Parent within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Enterprise Parent shall use its best efforts to cause each affiliate of Enterprise Parent so identified to deliver to the Buyer after their receipt of the Proxy Statement, but no later than 30 days prior to the Effective Time, a written agreement providing that such person will not dispose of the Buyer Common Stock received in the Merger except (i) in compliance with the Securities Act and the rules and regulations promulgated thereunder, and
(ii) in a manner which will not cause the Transactions to fail to qualify as a pooling of interests for financial accounting purposes.

5.11     NASDAQ Application

         The Buyer shall apply to have the shares of the Buyer Common Stock to be issued in the Merger authorized for trading on the NASDAQ National Market System.

5.12     Director and Officer Insurance Coverage and Indemnification

         Buyer agrees to permit Enterprise Parent and Enterprise to obtain an extended reporting period (otherwise known as "Tail Coverage") for three (3) years under Enterprise Parent's existing directors and officers liability policy unless Buyer agrees to guaranty the rights to indemnification that the officers and directors of Enterprise Parent and Enterprise have pursuant to the Articles or Certificate of Incorporation or Association and Bylaws of Enterprise Parent and Enterprise or under applicable law.

         Buyer and Acquisition agree that all rights to indemnification that the directors and officers of Enterprise Parent and Enterprise have pursuant to the Articles or Certificate of Incorporation or Association, or Bylaws of Enterprise Parent and Enterprise or under applicable law shall survive the Merger and shall continue in full force and effect.


                                    ARTICLE 6
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - the Buyer and Enterprise Parent

         The respective obligations of Enterprise Parent or Enterprise to effect the Transactions, or of the Buyer to cause Acquisition or SHCB to effect the Transactions, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

         (a) The shareholders of Enterprise Parent shall have duly and validly approved the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby in accordance with applicable law;

         (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the Transactions all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which materially and adversely affects the economic business benefits to the Buyer of the Transactions, taken as a whole;

         (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of the Buyer threatened by the Commission to suspend the effectiveness of such Registration Statement, and the Buyer shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

         (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transactions;

         (e) The shares of the Buyer Common Stock that may be issued in the Merger shall have been authorized for trading on the NASDAQ National Market System and will be freely tradeable upon receipt, provided that those shares received by affiliates of Enterprise Parent who are not also or who do not become affiliates of Buyer will be tradeable in accordance with the provisions of Rule 145 as promulgated by the SEC and the agreements pursuant to Section 5.10; and

         (f) The Buyer and Enterprise Parent shall have received an opinion of Keating, Muething & Klekamp, P.L.L. substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Enterprise Parent who exchanges all of shareholder's Enterprise Parent Common Stock solely for the Buyer Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in the Buyer Common Stock). The Buyer and Enterprise Parent shall each deliver a letter of representations to Keating, Muething & Klekamp, P.L.L. at Closing in the form attached as
Exhibit 6.1(f).

6.2      Conditions Precedent - Enterprise Parent and Enterprise

         The obligations of Enterprise Parent and Enterprise to effect the Transactions shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Enterprise Parent pursuant to Section 7.4 hereof:

         (a) The representations and warranties of the Buyer set forth in
Article 4 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Enterprise Parent and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on the Buyer;

         (b) The Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger except to the extent that such failure to perform or comply with such covenants has not had a material adverse effect upon Buyer or on its ability to close the transactions contemplated hereby;

         (c) The Buyer shall have delivered to Enterprise Parent a certificate, dated the Closing Date and signed by its President and Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in this section have been satisfied except to the extent waived by the other party;

         (d) Enterprise Parent shall have received an opinion of Keating, Muething & Klekamp, P.L.L. dated the Closing Date in the form attached as
Exhibit 6.2(d);

         (e) Enterprise Parent shall have received the favorable written fairness opinion of Sandler O'Neill & Partners with respect to the Merger and this Reorganization Agreement prior to the mailing of the Proxy Statement, which opinion shall be orally confirmed at the Closing if requested by Enterprise Parent; and

         (f) The Buyer shall have executed and delivered the Employment Agreements with each of Messrs. Hudson and Kunk.

6.3      Conditions Precedent - the Buyer

         The obligations of the Buyer and Acquisition to effect the Transactions shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by the Buyer pursuant to Section 7.4 hereof:

         (a) The representations and warranties of Enterprise Parent and Enterprise set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by the Buyer and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Enterprise Parent or Enterprise;

         (b) Enterprise Parent and Enterprise shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger except to the extent that such failure to perform or comply with such covenants has not had a material adverse effect upon Enterprise Parent or Enterprise on a combined basis or on their ability to close the transactions contemplated hereby;

         (c) Enterprise Parent shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its Chairman and Chief Executive Officer or its President to the effect that the conditions set forth in this section have been satisfied except to the extent waived by the other party;

         (d) The Buyer shall have received an opinion or opinions of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., dated the Closing Date in the form attached as Exhibit 6.3(d);

         (e) All Rights relating to the capital stock of Enterprise Parent or Enterprise shall have been either fully exercised prior to the Closing or canceled without any consideration therefor (other than the issuance of Enterprise Parent Stock pursuant to exercise of such rights in accordance with their terms) payable by Enterprise Parent or Enterprise or the Buyer;

         (f) The Buyer shall have executed and delivered Employment Agreements with each of Messrs. Hudson and Kunk;

         (g) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Enterprise Parent of Enterprise is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a material adverse effect on Enterprise Parent and Enterprise, taken as a whole;

         (h) No event shall have occurred that shall preclude the Transactions from qualifying as a pooling of interests for financial accounting purposes and Enterprise Parent's public accounting firm shall have delivered a letter in the form of Exhibit 6.3(h) to Ernst & Young, LLP upon request;

         (i) Each affiliate of Buyer shall have executed and delivered the agreement required pursuant to Section 5.10 hereof; and

         (j) As of the month ending immediately prior to Closing, Enterprise Parent shall have a minimum shareholders' equity, determined in accordance with GAAP except without adjustment under FASB 115 and without taking into account gain or loss on the sale of securities after the date hereof, of not less than $12,300,000 as of any of June 30, 1997, July 31, 1997 and August 31, 1997;
$12,700,000 as of any of September 30, 1997, October 31, 1997 and November 30, 1997 and $13,200,000 as of any of December 31, 1997, January 31, 1998 and February 28, 1998. In determining such net worth: (i) no expenses which are related to the transactions contemplated hereby shall be taken into account,
(ii) no expenses related to opening of new branches shall be taken into account,
(iii) capital used to acquire branching sites will be increased to reflect the impact of lost earnings thereon utilizing an 8% per annum interest rate assumption; (iv) no expenses caused by write-offs of capital assets rendered valueless because of the transactions contemplated hereby shall be taken into account, and (v) any expenses incurred at the request of Buyer shall not be taken into account.

                                    ARTICLE 7
                        TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Enterprise Parent:

         (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by the Buyer in writing, if Enterprise Parent or Enterprise has, or by Enterprise Parent in writing, if the Buyer has, in any material respect, breached (i) Section 5.8 hereof, or (ii) any other covenant or agreement contained herein or in the Plan of Merger, the breach of which has caused the transactions contemplated hereby not to receive a required approval or made it impossible for the transactions contemplated hereby to close or has a material adverse effect upon the breaching party on a consolidated basis, or (iii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon the Buyer or Enterprise Parent, and in either case if such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

         (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 5.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

         (d) At any time, by any party hereto in writing, if the shareholders of Enterprise Parent do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

         (e) At any time, by any party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Transactions is or would be impossible to satisfy and such impossibility is not due to such party's own actions or failure to act or does not result from a breach of such party's representations, warranties or covenants, provided that the terminating party has given the other party written notice with respect thereto at least ten (10) days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

         (f) By either party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 1998, provided that such failure to close does not result from the Terminating Party's breach of any agreement, representation, warranty or covenant contained herein;

         (g) By Enterprise Parent, if (i) the Market Value is greater than $46.7543, (ii) Enterprise Parent provides written notice to the Buyer prior to 9:00 A.M. on the Closing Date of its intent to terminate this Reorganization Agreement and (iii) Buyer does not elect to deem the Market Value to be equal to $46.7543 for purposes of the Closing;

         (h) By the Buyer, if (i) the Market Value is less than $33.9958, (ii) the Buyer provides written notice to Enterprise Parent prior to 9:00 A.M. on the Closing Date of its intent to terminate this Reorganization Agreement and (iii) Enterprise Parent does not elect to deem the Market Value to be equal to $33.9958 for purposes of the Closing; or

         (i) By Enterprise Parent if, after being advised by its counsel that under principles of fiduciary law its Board must consider a Competing Transaction, its Board decides to accept such Competing Transaction, but in such event this Agreement shall terminate only if Enterprise Parent agrees to pay the break up fee set forth in Section 8.1(b) upon execution and delivery of an agreement or agreement in principle to enter into a Competing Transaction.


7.2      Effect of Termination

         In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 7.1 hereof, this Reorganization Agreement and Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.6 and 8.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) (other than a termination by the Buyer due to Enterprise Parent's or Enterprise's breach of any of Sections 5.8(b)(13), 5.8(b)(14) or 5.8(b)(15)) shall not relieve the breaching party from liability for an uncured breach of a covenant or agreement giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Buyer or Enterprise Parent (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Buyer or Enterprise Parent, the aforesaid representations, warranties and covenants being material inducements to the consummation by the Buyer, Acquisition, Enterprise Parent and Enterprise of the transactions contemplated herein.

7.4      Waiver

         Except with respect to any required shareholder or regulatory approval, the Buyer, Enterprise Parent and Enterprise, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of the Buyer and Enterprise Parent) extend the time for the performance of any of the obligations or other acts of Enterprise Parent, on the one hand, or the Buyer, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Enterprise Parent shall change the number of shares of the Buyer Common Stock into which each Share shall be converted pursuant to the Merger.

7.5      Amendment or Supplement

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and Enterprise Parent or officers authorized thereby; provided, however, that no such amendment executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Enterprise Parent shall change the number of shares of the Buyer Common Stock into which each Share shall be converted pursuant to the Merger.


                                    ARTICLE 8
                                  MISCELLANEOUS

8.1      Expenses

         (a) Each party shall bear and pay all costs and expenses incurred in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of financial consultants, accountants and counsel, except that the Buyer and Enterprise Parent shall each bear and pay fifty percent (50%) of all costs and expenses incurred in connection with printing the Registration Statement and joint Proxy Statement and prospectus of the Buyer and Enterprise Parent.

         (b) Enterprise Parent and the Buyer each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce each other to enter into this Reorganization Agreement, (i) if the Buyer terminates this Reorganization Agreement pursuant to Section 7.1(b) or 7.1(c) by reason of Enterprise Parent's failure to meet any condition contained in Section 6.3(a) or 6.3(b) due to Enterprise Parent's material misrepresentation or material breach of warranty or material breach of any covenant or agreement, and within twelve (12) months from the date of termination a Competing Transaction is consummated or Enterprise Parent shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (ii) if Enterprise Parent terminates this Agreement pursuant to Section 7.1(i), then Enterprise Parent shall pay to the Buyer a fee in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Enterprise Parent shall have no further liability to the Buyer at law or equity. The fee shall be payable to the Buyer notwithstanding that any action taken by the Board of Directors of Enterprise Parent which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. If Enterprise terminates this Reorganization Agreement pursuant to Sections 7.1(b) or 7.1(c) by reason of Buyer's or Acquisition's failure to meet any condition contained in Section 6.2(a) or Section 6.2(b) due to Buyer's material misrepresentation or material breach of warranty or material breach of any covenant or agreement, then Buyer shall pay all of Enterprise Parent's and Enterprise's expenses incurred in connection with the negotiation of this Reorganization Agreement and the transactions contemplated hereby. Any payment required pursuant to this Section 8.1(b) shall be made as promptly as practicable, but in no event later than two business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by the person to receive payment. In the event that a person is entitled to a fee hereunder, the payor shall also pay the person to receive payment interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of payor to pay the fee or such interest.

8.2      Entire Agreement

         This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.3      No Assignment

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

8.4      Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                    If to Enterprise Parent or Enterprise:

                    Enterprise National Bank
                    1549 Ringling Boulevard
                    P.O. Box 49557
                    Sarasota, Florida  34230
                    Attention:  Stephen E. Kunk
                                    Chairman and Chief Executive Officer

                    With a required copy to:

                    David C. Shobe, Esq.
                    Fowler White Gillen Boggs Villareal & Banker, P.A. 501 E. Kentucky Blvd.
                    Tampa, Florida  33601
                    Attention:  David C. Shobe, Esq.



                    If to the Buyer or Acquisition:

                    Provident Bancorp, Inc.
                    One East Fourth Street
                    Cincinnati, Ohio 45202
                    Attention:  Charles Sulerzyski,  Sr. Vice President

                    With a required copy to:

                    Provident Bancorp, Inc.         and  Keating, Muething & Klekamp, P.L.L.
                    Fourth Floor                         1800 Provident Tower
                    One East Fourth Street               One East Fourth Street
                    Cincinnati, Ohio  45202              Cincinnati, Ohio  45202
                    Attention:  Mark E. Magee, Esq.      Attention:  Edward E. Steiner, Esq.

8.5      Captions

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

8.6      Counterparts

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      Governing Law

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.8      Specific Performance

         Each party shall be entitled to seek and to obtain specific performance of the transactions contemplated by this Reorganization Agreement.

                     (remainder of page intentionally blank)

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the date and year first above written.

Attest                                 FLORIDA GULFCOAST BANCORP, INC.


/s/                                    BY: /s/ Stephen E. Kunk
------------------------------------      -------------------------------------
(SEAL)


Attest                                 ENTERPRISE NATIONAL BANK


/s/                                    BY: /s/ Stephen E. Kunk
------------------------------------      -------------------------------------
(SEAL)


Attest                                 FBGI ACQUISITION CORP.


/s/ Mark E. Magee                      BY: /s/ Allen L. Davis
------------------------------------      -------------------------------------
(SEAL)


Attest                                 PROVIDENT BANCORP, INC.


/s/ Mark E. Magee                      BY: /s/ Allen L. Davis
------------------------------------      -------------------------------------
(SEAL)

462929.8

                                    ANNEX B
                                    -------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This Agreement and Plan of Merger ("Merger Agreement") is made this ____ day of __________, 1997 among Provident Bancorp, Inc., an Ohio corporation ("Parent"), Florida Gulfcoast Bancorp, Inc., a Florida corporation ("Enterprise Parent"), and FGBI Acquisition Corp., a Florida corporation ("Acquisition").


                                R E C I T A L S:
                                ----------------

         WHEREAS, the board of directors of each of Enterprise Parent and Acquisition believe that it is in their best interests of their respective shareholders that Enterprise Parent be merged with and into Acquisition, with Acquisition continuing as the surviving corporation (the "Merger");

         WHEREAS, Acquisition is a wholly-owned subsidiary of Parent; and

         WHEREAS, Enterprise Parent, Acquisition, Parent and Enterprise National Bank have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") dated as of May 21, 1997 pursuant to which the parties have set forth the additional terms and conditions of the Merger.

         NOW, THEREFORE, the undersigned corporations, in accordance with
Section 607.1101 of the Florida 1989 Business Corporation Act, and in consideration of the premises and the mutual agreements and covenants herein contained hereby adopt these Articles of Merger and agree as follows:

                                    ARTICLE 1

                  MERGER OF ENTERPRISE PARENT INTO ACQUISITION
                  --------------------------------------------

         1.1 At the Effective Time, Enterprise Parent shall be merged with and into Acquisition, which shall be the Surviving Corporation (the "Surviving Corporation") and which shall continue in its corporate existence under the laws of the State of Florida.

         1.2 The Articles of Merger shall be filed as promptly as possible with the Secretary of State of Florida, and the date and time of such filing shall be the effective time of the Merger (the "Effective Time").

                                    ARTICLE 2

                              CONVERSION OF SHARES
                              --------------------

         2.1 The manner and basis of converting the shares of Enterprise Parent into the shares of the Parent is as follows: at and as of the Effective Time (as hereinafter defined), (a) each share of Enterprise Parent then issued and outstanding (other than any dissenting share) shall be converted into the right to receive that number of shares of the Parent's Common Stock equal to: (x) Twenty One Dollars ($21.00); DIVIDED BY (y) the Market Value (as defined hereinafter) of a share of the Parent's Common Stock (the "Merger Consideration") and (b) each dissenting share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto to the extent provided by, and in accordance with, the provisions of the Florida 1989 Business Corporation Act; PROVIDED, HOWEVER, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Enterprise Parent outstanding. After the Effective Time, no share of Enterprise Parent shall be deemed to be outstanding or to have any rights other than those rights set forth above. The "Market Value" of a share of Parent Common Stock shall be calculated based on the arithmetic mean of the average of the daily closing representative bid and asked prices for Parent Common Stock on the NASD National Market System for the twenty (20) trading days immediately preceding the fifth day before the closing.

         No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Enterprise Parent would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share of Parent Common Stock results from such aggregation, such holder shall be entitled to receive an amount in cash determined by multiplying the average of the closing representative bid and asked prices for Parent Common Stock on the NASD National Market System on the first trading day after the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. The amount of cash so received by such holder shall for all purposes be deemed to constitute a portion of the Merger Consideration. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share of Parent Common Stock.

         2.2 The capital stock of Acquisition shall be unaffected by the Merger and all presently issued and outstanding shares of capital stock of Acquisition shall remain the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time of the Merger.

                                    ARTICLE 3

                    LEGAL AND FINANCIAL ASPECTS OF THE MERGER
                    -----------------------------------------

         3.1 The Articles of Incorporation and By-Laws of Acquisition in effect as of the Effective Time of Merger shall continue to be the Articles of Incorporation and By-Laws of the Surviving Corporation.

         3.2 The directors and officers of Acquisition shall continue to be the directors and officers of the Surviving Corporation and shall continue in office until the next annual meetings of shareholders and directors or until their successors are duly qualified and elected.

                                    ARTICLE 4

                          TERMINATION OF THE AGREEMENT
                          ----------------------------

         At any time prior to the Effective Time, the parties to this Agreement may terminate this Agreement as set forth in the Reorganization Agreement. In the event of such termination, this Agreement shall become void and neither Parent, Enterprise Parent nor Acquisition shall be held liable with respect to such termination except as set forth in the Reorganization Agreement.

                                    ARTICLE 5

                                  MISCELLANEOUS
                                  -------------

         5.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

         5.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same Agreement.




                  (remainder of page intentionally left blank)

         IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed as of the date first stated above by their duly authorized officers.

                                       FLORIDA GULFCOAST BANCORP, INC.


                                       By:_____________________________________

                                       Its:____________________________________


                                       FGBI ACQUISITION CORP.


                                       By:_____________________________________

                                       Its:____________________________________


                                       PROVIDENT BANCORP, INC.


                                       By:_____________________________________

                                       Its:____________________________________

                                                                         ANNEX C

                                FLORIDA STATUTES

                        FLORIDA BUSINESS CORPORATION ACT

607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302  RIGHT OF SHAREHOLDERS TO DISSENT. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)      Consummation of a plan of merger to which the corporation is a party:

         1.       If the shareholder is entitled to vote on the merger, or

         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

         1. Altering or abolishing any preemptive rights attached to any of his shares;

         2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

         4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

         5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

         6. Reducing the stated dividend preference of any of his preferred shares; or

         7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. --

(1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

         2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a)      Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after the final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefore or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification may be authorized by a majority vote of a quorum of disinterested directors or upon the written opinion of independent counsel or by the shareholders or by court order. The Registrant's Code of Regulations extends such indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

            Exhibit Number              Description of Document
            --------------              -----------------------

                    2.1       Agreement and Plan of Reorganization among Florida
                              Gulfcoast Bancorp, Inc., Provident Bancorp, Inc.
                              (now known as Provident Financial Group, Inc.) and
                              others (incorporated by reference to Annex A to
                              the accompanying Proxy Statement/Prospectus)
                    2.2       Agreement and Plan of Merger (incorporated by
                              reference to Annex A to the accompanying Proxy
                              Statement/Prospectus)
                    5         Opinion of Keating, Muething & Klekamp, PLL
                    23.1      Consent of Ernst & Young L.L.P., Independent
                              Accountants
                    23.2      Consent of Deloitte &Touche LLP, Independent
                              Accountants
                    23.3      Consent of Keating, Muething & Klekamp, PLL
                              (Contained in Exhibit 5)
                   *23.4      Consent of Sandler O'Neill & Partners, L.P.*
                    24        Powers of Attorney (contained on the signature
                              page)
                    99        Form of Proxy

                  *To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement for the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold in the termination of the offering.

         4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         5. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Provident Financial Group, Inc. pursuant to the provisions described under Item 20 above, or otherwise (other than insurance), Provident Financial Group, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Provident Financial Group, Inc. of expenses incurred or paid by a director, officer or controlling person of Provident Financial Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, Provident Financial Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, other than indemnification pursuant to court order and not including any coverage under, or agreement to pay premiums for, any policy of insurance, is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Provident Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 30th day of July, 1997.

                                                PROVIDENT FINANCIAL GROUP, INC.

                                                By:   /s/Allen L. Davis
                                                   ----------------------------
                                                      Allen L. Davis
                                                      President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names are marked an asterisk (*) below hereby designate John F. Farrenkopf or Mark E. Magee to sign all amendments, including post effective amendments to this Registration Statement as well as any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

               Signature                               Capacity                                 Date
               ---------                               --------                                 ----

*/s/Allen L. Davis                      President, Chief Executive Officer                 July 30, 1997
----------------------------            and Director (principal executive
Allen L. Davis                          officer)

*/s/John R. Farrenkopf                  Vice President and Chief Financial                 July 30, 1997
----------------------------            Officer (principal financial officer
John R. Farrenkopf                      and principal accounting officer)

*/s/Jack M. Cook                        Director                                           July 30, 1997
----------------------------
Jack M. Cook

*/s/Thomas D. Grote                     Director                                           July 30, 1997
----------------------------
Thomas D. Grote

*/s/Philip R. Myers                     Director                                           July 30, 1997
----------------------------
Philip R. Myers

*/s/Joseph A. Pedoto                    Director                                           July 30, 1997
----------------------------
Joseph A. Pedoto

*/s/Sidney A. Peerless                  Director                                           July 30, 1997
----------------------------
Sidney A. Peerless

*/s/Joseph A. Steger                    Director                                           July 30, 1997
----------------------------
Joseph A. Steger

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